Exhibit 10.1

LOAN AGREEMENT
Dated as of August 1, 2008
Between
HRHH DEVELOPMENT TRANSFEREE, LLC,
as Borrower
and
COLUMN FINANCIAL, INC.,
as Lender

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EXHIBITS AND SCHEDULES

Schedule I	—	Legal Description of Property
Schedule II	—	Organizational Structure
Schedule III	—	Litigation
Schedule IV	—	Operating Permits
Schedule V	—	Net Worth Requirements
Schedule VI	—	Intentionally Omitted
Schedule VII	—	Intentionally Omitted
Schedule VIII	—	Permitted Temporary Improvements
Schedule IX	—	Form of Assignment of Management Agreement and Subordination of Management Fees
Schedule X	—	Legal Description of Five Acre Parcel
Schedule XI	—	Legal Description of Six Acre Parcel
Schedule XII	—	Gansevoort Group Organizational Chart

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LOAN AGREEMENT
          THIS LOAN AGREEMENT, dated as of August 1, 2008 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), between COLUMN FINANCIAL, INC., a Delaware corporation, having an address at 11 Madison Avenue, New York, New York 10010 (together with its successors and assigns, “Lender”), and HRHH DEVELOPMENT TRANSFEREE, LLC, a Delaware limited liability company, having its principal place of business c/o Morgans Hotel Group Co., 475 Tenth Avenue, New York, New York 10018, Attention: Marc Gordon, Chief Investment Officer (“Borrower”).
W I T N E S S E T H:
          WHEREAS, Borrower desires to obtain the Loan (as hereinafter defined) from Lender; and
          WHEREAS, Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms and conditions of this Agreement and the other Loan Documents (as hereinafter defined);
          NOW, THEREFORE, in consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, and for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto hereby covenant, agree, represent and warrant as follows:
ARTICLE I.
DEFINITIONS; PRINCIPLES OF CONSTRUCTION
          Section 1.1 Definitions For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:
          “Acceptable Counterparty” shall mean any (i) counterparty to the Interest Rate Cap Agreement that has and shall maintain, until the expiration of the applicable Interest Rate Cap Agreement, a long-term unsecured debt rating of at least “AA-” by S&P and “Aa3” from Moody’s, which rating shall not include a “t” or otherwise reflect a termination risk, or (ii) Credit Suisse or any Affiliate of Credit Suisse that is in the business of issuing interest rate caps.
          “Additional Insolvency Opinion” shall have the meaning set forth in Section 4.1.30(d) hereof.
          “Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, is in Control of, is Controlled by or is under common Control with such Person or is a director or officer of such Person or of an Affiliate of such Person.
          “Affiliated Manager” shall mean any Manager in which Borrower or any Guarantor has, directly or indirectly, any legal, beneficial or economic interest.

          “Annual Budget” shall mean the operating budget, including all planned Capital Expenditures, for the Property, prepared by Borrower or Manager (if applicable) for the applicable Fiscal Year or other period.
          “Applicable A Interest Rate” shall have the meaning set forth in the definition of “Spread” set forth below..
          “Applicable Interest Rate” shall mean the rate or rates at which the Outstanding Principal Balance bears interest from time to time in accordance with the provisions of Section 2.2.3 hereof, subject to the terms of Section 5.2.11(b)(ii) hereof.
          “Approved Annual Budget” shall have the meaning set forth in Section 5.1.11(d) hereof.
          “Asbestos Survey” shall have the meaning set forth in Section 5.1.21 hereof.
          “Assignment of Leases” shall mean that certain first priority Assignment of Leases and Rents, dated as of the date hereof, from Borrower, as assignor, to Lender, as assignee, assigning to Lender all of Borrower’s right, title and interest in and to the Leases and Rents of the Property as security for the Loan, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assignment of Management Agreement” shall mean, if at any time the Property is being managed by a Manager, an assignment of management agreement and subordination of management fees among Lender, Borrower and such Manager of the Property, substantially in the form of Schedule IX attached hereto and made a part hereof, with such changes thereto as shall be reasonably acceptable to Lender, Borrower and such Manager, or in such other form as shall be reasonably acceptable to Lender, Borrower and such Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Assumption” shall have the meaning set forth in Section 5.2.11 hereof.
          “Assumption Fee” shall have the meaning set forth in Section 5.2.11 hereof.
          “Assumption Prepayment Fee” shall mean an amount equal to (a) the Outstanding Principal Balance being assumed by Gansevoort Borrower pursuant to the Assumption, multiplied by (b) LIBOR on the date of the Assumption, then (c) divided by 360, then (d) multiplied by the number of days between the date of the Assumption and the original Initial Maturity Date.
          “Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation of all or any part of the Property.
          “Bankruptcy Action” shall mean with respect to any Person (a) such Person filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (b) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (c) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (d) such Person consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Property; or (e) such Person making an assignment for the benefit of creditors, or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due.
          “Bankruptcy Code” shall mean 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
          “Basic Carrying Costs” shall mean, for any period, the sum of the following costs associated with the Property: (a) Taxes, (b) Other Charges, and (c) Insurance Premiums.
          “Borrower” shall have the meaning set forth in the introductory paragraph hereto, together with its successors and assigns.
          “Breakage Costs” shall have the meaning set forth in Section 2.2.3(h) hereof.
          “Business Day” shall mean any day other than a Saturday, Sunday or any other day on which national banks in New York, New York are not open for business.
          “Capital Expenditures” shall mean, for any period, the amount expended for items capitalized under GAAP (including expenditures for building improvements or major repairs, leasing commissions and tenant improvements, but excluding capitalized interest).
          “Cash Management Account” shall have the meaning set forth in Section 2.6.2(a) hereof.
          “Cash Management Agreement” shall mean that certain Cash Management Agreement, dated as of the date hereof, between Lender and Borrower, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Casualty” shall have the meaning set forth in Section 6.2 hereof.
          “Closing Date” shall mean August 1, 2008.
          “Code” shall mean the Internal Revenue Code of 1986, as amended, as it may be further amended from time to time, and any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
          “Collateral Assignment of Hard Rock Pool License” shall mean that certain Collateral Assignment of Hard Rock Pool License, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Collateral Assignment of Intellectual Property License Agreement” shall mean that certain Collateral Assignment of Intellectual Property License Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Collateral Assignment of Interest Rate Cap” shall mean that certain Collateral Assignment of Interest Rate Cap Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result or in lieu or in anticipation of the exercise of the right of condemnation or eminent domain, of all or any part of the Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting the Property or any part thereof.
          “Confidential Information” shall have the meaning set forth in Section 10.17(b) hereof.
          “Constituent Member” shall mean any direct member or partner in Borrower or any Guarantor and any Person that, directly or indirectly through one or more other partnerships, limited liability companies, corporations or other entities is a stockholder, member or partner in Borrower or any Guarantor.
          “Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management, policies or activities of a Person, whether through ownership of voting securities, by contract or otherwise. “Controlled” and “Controlling” shall have correlative meanings.
          “Counterparty” shall mean, with respect to the Interest Rate Cap Agreement, SMBC Derivative Products Limited, and with respect to any Replacement Interest Rate Cap Agreement, any substitute Acceptable Counterparty.
          “Credit Suisse” shall mean Credit Suisse Securities (USA) LLC and its successors in interest.
          “Debt” shall mean the aggregate outstanding principal amount set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums (including, if applicable, any Breakage Costs and/or Prepayment Premium) due to Lender in respect of the Loan under the Note, this Agreement, the Mortgage and the other Loan Documents.
          “Debt Service” shall mean, with respect to any particular period of time, scheduled interest payments due under this Agreement and the Note.
          “Default” shall mean the occurrence of any event hereunder or under any other Loan Document which, but for the giving of notice or passage of time, or both, would be an Event of Default.
          “Default Rate” shall mean a rate per annum equal to the lesser of (a) the Maximum Legal Rate and (b) four percent (4%) above the Applicable Interest Rate.

          “Determination Date” shall mean, with respect to any Interest Period, the date that is two (2) London Business Days prior to the fifteenth (15th) day of the calendar month in which such Interest Period commences; provided, that with respect to the initial Interest Period, the Determination Date was two (2) London Business Days prior to the Closing Date.
          “Development Agreement” shall mean that certain Hard Rock Hotel Project Development Agreement by and between the County of Clark, State of Nevada, HRHH Development, and Hotel/Casino Property Owner, recorded January 30, 2008 in the Official Records of Clark County, Nevada in Book 20080130, Inst. 04074 of Official Records.
          “Disclosure Document” shall mean a prospectus, prospectus supplement, private placement memorandum, offering memorandum, offering circular or other offering documents, in each case in preliminary or final form, used to offer Securities in connection with a Securitization.
          “DLJ Entities” shall have the meaning set forth in Section 10.16(c) hereof.
          “DLJ Guarantor” shall mean DLJ MB IV HRH, LLC, a Delaware limited liability company, together with its successors and permitted assigns.
          “DLJMB Parties” shall have the meaning set forth in Section 9.4 hereof.
          “Eligible Account” shall mean a separate and identifiable “deposit account”, as such term is defined in any applicable Uniform Commercial Code, from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which, in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
          “Eligible Institution” shall mean a depository institution or trust company, the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” by S&P, “P-1” by Moody’s and “F-1+” by Fitch in the case of accounts in which funds are held for thirty (30) days or less (or, in the case of accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least “AA” by Fitch and S&P and “Aa2” by Moody’s).
          “Embargoed Person” shall have the meaning set forth in Section 4.1.35 hereof.
          “Environmental Indemnity” shall mean that certain Borrower Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower in connection with the Loan for the benefit of Lender, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.

          “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
          “Event of Default” shall have the meaning set forth in Section 8.1(a) hereof.
          “Excess Cash Flow” shall have the meaning set forth in Section 2.6.2(b) hereof.
          “Exchange Act” shall have the meaning set forth in Section 9.3 hereof.
          “Exchange Act Filing” shall have the meaning set forth in Section 5.1.11(f) hereof.
          “Excluded Taxes” shall mean, with respect to any Lender or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) income or franchise taxes imposed on (or measured by reference to) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, or any other jurisdiction in which it is subject to tax solely as a result of any present or former connection between such Lender or other recipient, as applicable, and the jurisdiction imposing such tax other than a present or former connection solely as a result of the activities and transactions specifically contemplated by this Agreement, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) of this definition, and (c) in the case of a Non-U.S. Lender, any withholding tax that is imposed on amounts payable to such Non-U.S. Lender at the time such Non-U.S. Lender designates a new lending office, unless the designation of such new lending office was at the request of Borrower, or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.2.3(e)(iii) hereof, except to the extent that such Non-U.S. Lender was entitled, at the time of designation of a new lending office, to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.2.3(e) hereof.
          “Excusable Delay” shall mean a delay due to acts of god, governmental restrictions, stays, judgments, orders, decrees, enemy actions, civil commotion, fire, casualty, strikes, work stoppages, shortages of labor or materials or other causes beyond the reasonable control of Borrower and not arising out of (a) the negligence, willful misconduct or illegal act of Borrower or any Affiliate of Borrower, or (b) any cause or circumstance resulting from the insolvency, bankruptcy or lack of funds of Borrower, any Guarantor or any Affiliate of Borrower or any Guarantor.
          “Extended Maturity Date” shall have the meaning set forth in Section 2.7 hereof.
          “Extension Option” shall have the meaning set forth in Section 2.7 hereof.
          “Extension Term” have the meaning set forth in Section 2.7 hereof.
          “Extra Non-Accrued Interest” shall have the meaning set forth in Section 2.4.5 hereof.
          “Extraordinary Expense” shall have the meaning set forth in Section 5.1.11(e) hereof.

          “FF&E” shall mean all furniture, furnishings, fixtures, equipment, apparatus and personal property required for the operation of the Property.
          “First Extended Maturity Date” shall mean February 9, 2010, as the same may be extended pursuant to Section 5.2.11(b)(iii) hereof.
          “First Extension Option” shall have the meaning set forth in Section 2.7.1 hereof.
          “First Extension Term” shall have the meaning set forth in Section 2.7.1 hereof.
          “Fiscal Year” shall mean each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the term of the Loan.
          “Fitch” shall mean Fitch, Inc.
          “Five Acre Parcel” shall mean that certain approximately five (5) acre portion of the Property more specifically identified on Schedule X attached hereto and made a part hereof.
          “Five Acre Prepayment Premium” shall mean, with respect to the payment of the Five Acre Release Price prior to the Initial Maturity Date, an amount equal to the product of (a) the Five Acre Release Price, (b) the Applicable A Interest Rate on the date of the payment of the Five Acre Release Price, and (c) a fraction, the numerator of which shall equal the actual number of days from the date of the payment of the Five Acre Release Price through the Initial Maturity Date and the denominator of which is 360.
          “Five Acre Release Price” shall mean, in connection with the Assumption and the Transfer of the Six Acre Parcel, $20,000,000.00 for the release of the Five Acre Parcel.
          “Five Acre Release” shall have the meaning set forth in Section 2.5.1(a) hereof.
          “GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
          “Gansevoort Borrower” shall mean a newly-formed Special Purpose Entity owned and controlled by one or more entities comprising the Gansevoort Group.
          “Gansevoort Group” shall mean those entities identified on the organizational chart attached hereto and made a part hereof as Schedule XII.
          “Gansevoort Guarantor” shall mean William Achenbaum.
          “Governmental Authority” shall mean any court, board, agency, commission, office or other authority of any nature whatsoever for any governmental unit (federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence.
          “Gross Income from Operations” shall mean, for any period, all Rents and all other income and proceeds (whether in cash or on credit, and computed in accordance with GAAP), received by Borrower or by Manager (if applicable) (on behalf of Borrower) for the use, occupancy or enjoyment of the Property, or any part thereof, or received by Borrower or Manager (if applicable) for the sale of any goods, services or other items sold on or provided from the Property in the ordinary course of the Property’s operation, including, without limitation: (a) all income and proceeds received under Leases; (b) all income and proceeds from business interruption, rental interruption and use and occupancy insurance with respect to the operation of the Property (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); (c) all Awards for temporary use (after deducting therefrom all costs incurred in the adjustment or collection thereof); (d) all income and proceeds from judgments, settlements and other resolutions of disputes with respect to matters which would be includable in this definition of “Gross Income from Operations” if received in the ordinary course of the Property’s operation (after deducting therefrom all necessary costs and expenses incurred in the adjustment or collection thereof); and (e) interest on credit accounts, rent concessions or credits, and other required pass-throughs and interest on Reserve Funds; but “Gross Income from Operations” shall exclude (1) gross receipts received by lessees, licensees or concessionaires of the Property (but not any percentage rents or similar payments derived therefrom); (2) income and proceeds from the sale or other disposition of goods, FF&E, capital assets and other items not in the ordinary course of the operation of the Property; (3) federal, state and municipal excise, sales and use taxes collected directly from customers, patrons or guests of the Property as a part of or based on the sales price of any goods, services or other items, such as gross receipts or equivalent taxes; (4) Awards (except to the extent provided in clause (c) above); (5) refunds, rebates, discounts and other similar credits of amounts not included in Operating Expenses at any time and uncollectible accounts; (6) the proceeds of any financing, refinancing or sale of the Property (or all of the membership interests in Borrower) or the FF&E; (7) other non-recurring income or proceeds resulting other than from the use or occupancy of the Property, or any part thereof, or other than from the sale of goods, services or other items sold on or provided from the Property in the ordinary course of business; (8) security deposits received under any Leases, unless and until the same shall be applied in accordance with the terms of the applicable Lease(s); (9) all proceeds from insurance to the extent not included in income pursuant to clause (b) above; and (10) any disbursements to Borrower from any of the Reserve Funds and any interest earned thereon.
          “Guarantor” shall mean each of the Morgans Guarantor and the DLJ Guarantor.
          “Guarantor Transfer” shall have the meaning set forth in Section 5.2.10(c)(D) hereof.
          “Hard Rock Resort Hotel Project” shall have the meaning set forth in the Development Agreement.
          “Harmon/Lamar Pedestrian Bridge” shall have the meaning set forth in the Development Agreement.
          “Hotel/Casino Property” shall mean the property adjacent to the Property’s eastern boundary line on which is located the Hard Rock Hotel and Casino.
          “Hotel/Casino Property Owner” shall mean HRHH Hotel/Casino, LLC, a Delaware limited liability company, the owner of the Hotel/Casino Property.

          “HRHH Development” shall mean HRHH Development, LLC, a Delaware limited liability company.
          “HR Holdings” shall mean Hard Rock Hotel Holdings, LLC, a Delaware limited liability company.
          “Improvements” shall have the meaning set forth in the granting clause of the Mortgage.
          “Indebtedness” of a Person, at a particular date, means the sum (without duplication) at such date of (a) all indebtedness or liability of such Person (including, without limitation, amounts for borrowed money and indebtedness in the form of mezzanine debt and preferred equity); (b) obligations evidenced by bonds, debentures, notes, or other similar instruments; (c) obligations for the deferred purchase price of property or services (including trade obligations for which such Person or its assets are liable); (d) obligations under letters of credit (for which such Person is liable if such amounts were advanced thereunder or for which such Person is liable to reimburse); (e) obligations under acceptance facilities; (f) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds, to invest in any Person or entity, or otherwise to assure a creditor against loss for which funds are required to be paid; and (g) obligations secured by any Liens, for which such Person or its assets are liable.
          “Indemnified Liabilities” shall have the meaning set forth in Section 10.13(b) hereof.
          “Indemnified Persons” shall have the meaning set forth in Section 9.3 hereof.
          “Indemnified Taxes” shall mean taxes other than Excluded Taxes.
          “Independent Director” or “Independent Manager” shall mean a Person who is not at the time of initial appointment, or at any time while serving as a director or manager, as applicable, and has not been at any time during the preceding five (5) years: (a) a stockholder, director (with the exception of serving as the Independent Director or Independent Manager of Borrower), officer, employee, partner, member (other than a “special member” or “springing member”), manager, attorney or counsel of Borrower or any Affiliate thereof; (b) a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate thereof; (c) a Person Controlling or under common Control with any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person; or (d) a member of the immediate family of any such stockholder, director, officer, employee, partner, member, manager, customer, supplier or other Person. A natural Person who satisfies the foregoing definition other than subparagraph (b) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such natural Person is an independent director or independent manager provided by a nationally recognized company that provides professional independent directors or independent managers and that also provides other corporate services in the ordinary course of its business. A natural Person who otherwise satisfies the foregoing definition except for being the independent director or independent manager of a “special purpose entity” affiliated with Borrower that does not own a direct or indirect equity interest in Borrower shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is at the time of initial appointment, or at any time while serving as a Independent Director of Borrower, an Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower (other than any Person that owns a direct or indirect equity interest in Borrower) if such natural Person is an independent director or independent manager provided by a nationally-recognized company that provides professional independent directors or independent managers.
          “Initial Maturity Date” shall mean August 9, 2009, as the same may be extended pursuant to Section 5.2.11(b)(i) hereof.
          “Insolvency Opinion” shall mean that certain non-consolidation opinion letter dated as of the date hereof delivered by Richards, Layton & Finger, LLP in connection with the Loan.
          “Insurance Agreement” shall mean that certain letter agreement regarding allocation of insurance costs and proceeds, dated as of the date hereof, from Borrower and accepted and agreed to by HR Holdings, HRHH Development and Hotel/Casino Property Owner.
          “Insurance Premiums” shall have the meaning set forth in Section 6.1(b) hereof.
          “Insurance Proceeds” shall mean all insurance proceeds to which Lender is entitled from time to time under any of the Policies required to be maintained by Borrower pursuant to Section 6.1(a) hereof.
          “Interest Period” shall mean, with respect to any Payment Date, the period commencing on the ninth (9th) day of the preceding calendar month and terminating on and including the eighth (8th) day of the calendar month in which such Payment Date occurs; provided, however, that no Interest Period shall end later than the Maturity Date (other than for purposes of calculating interest at the Default Rate), and the initial Interest Period began on and included the Closing Date and shall end on and include August 8, 2008.
          “Interest Rate Cap Agreement” shall mean, as applicable, an interest rate cap agreement (together with the confirmation and schedules relating thereto) in form and substance reasonably satisfactory to Lender by and between Borrower and an Acceptable Counterparty or a Replacement Interest Rate Cap Agreement.
          “Interest Reserve Account” shall have the meaning set forth in Section 7.2.1 hereof.
          “Interest Reserve Fund” shall have the meaning set forth in Section 7.2.1 hereof.
          “Internal Approvals” shall have the meaning set forth in Section 12.2(b) hereof.
          “IP Sublicense Agreement” shall mean that certain Intellectual Property License Agreement, dated as of the date hereof, by and between HRHH IP, LLC, a Delaware limited liability company, as licensor, and Borrower, as owner.
          “Lease” shall mean any lease, sublease or subsublease, easement, letting, license, concession or other agreement (whether written or oral and whether now or hereafter in effect) pursuant to which any Person is granted a possessory interest in, or right to use or occupy all or any portion of any space in the Property, and (a) every modification, amendment or other agreement relating to such lease, sublease, subsublease, easement or other agreement entered into in connection with such lease, sublease, subsublease, easement or other agreement, and (b) every guarantee of the performance and observance of the covenants, conditions and agreements to be performed and observed by the other party thereto.
          “Legal Requirements” shall mean, with respect to the Property, all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, as amended, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting the Property or any part thereof, including, without limitation, any which may (a) require repairs, modifications or alterations in or to the Property or any part thereof, or (b) in any way limit the use and enjoyment thereof.
          “Lender” shall have the meaning set forth in the introductory paragraph hereto.
          “Lender’s Rejection Notice” shall have the meaning set forth in Section 12.2(c) hereof.
          “Liabilities” shall have the meaning set forth in Section 9.3 hereof.
          “LIBOR” shall mean, with respect to each Interest Period, the rate (expressed as a percentage per annum and rounded upward, if necessary, to the next nearest 1/100,000th of 1% (0.00001%)) for deposits in U.S. dollars, for a one-month period, that appears on Telerate Page 3750 (or the successor thereto) as of 11:00 a.m., London time, on the related Determination Date. If such rate does not appear on Telerate Page 3750 as of 11:00 a.m., London time, on such Determination Date, LIBOR shall be the arithmetic mean of the offered rates (expressed as a percentage per annum) for deposits in U.S. dollars for a one-month period that appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, if at least two such offered rates so appear. If fewer than two such offered rates appear on the Reuters Screen Libor Page as of 11:00 a.m., London time, on such Determination Date, Lender shall request the principal London office of any four major reference banks in the London interbank market selected by Lender in its reasonable discretion to provide such bank’s offered quotation (expressed as a percentage per annum) to prime banks in the London interbank market for deposits in U.S. dollars for a one-month period as of 11:00 a.m., London time, on such Determination Date for amounts of not less than U.S. $1,000,000. If at least two such offered quotations are so provided, LIBOR shall be the arithmetic mean of such quotations. If fewer than two such quotations are so provided, Lender shall request any three major banks in New York City selected by Lender in its reasonable discretion to provide such bank’s rate (expressed as a percentage per annum) for loans in U.S. dollars to leading European banks for a one-month period as of approximately 11:00 a.m., New York City time on the applicable Determination Date for amounts of not less than U.S. $1,000,000. If at least two such rates are so provided, LIBOR shall be the arithmetic mean of such rates. LIBOR shall be determined conclusively by Lender or its agent, absent manifest error.

          “LIBOR Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon LIBOR.
          “Lien” shall mean any mortgage, deed of trust, lien, pledge, hypothecation, assignment, security interest, or any other easement, restriction, covenant, encumbrance, charge or transfer of, on or affecting Borrower, the Property, any portion thereof or any interest therein, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
          “Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement in the principal amount of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00), which shall be evidenced by the Note.
          “Loan Documents” shall mean, collectively, this Agreement, the Note, the Mortgage, the Assignment of Leases, the Environmental Indemnity, the O&M Agreement, the Assignment of Management Agreement, if applicable, the Non-Recourse Guaranty, the Cash Management Agreement, the Collateral Assignment of Interest Rate Cap, the Insurance Agreement, the Collateral Assignment of Hard Rock Pool License, the Collateral Assignment of Intellectual Property License Agreement, the Option Agreement and all other documents executed and/or delivered in connection with the Loan, as any of the foregoing hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Lockbox Account” shall have the meaning set forth in Section 2.6.1(a) hereof.
          “Lockbox Bank” shall mean Wells Fargo Bank, National Association, or any successor or permitted assigns thereof.
          “Lockbox Implementation Date” shall have the meaning set forth in Section 2.6.1(d).
          “London Business Day” shall mean any day other than a Saturday, Sunday or any other day on which commercial banks in London, England are not open for business.
          “Management Agreement” shall mean, as applicable, (i) a management agreement with a Qualified Manager which shall be reasonably acceptable to Lender in form and substance, or (ii) a management agreement with a Qualified Manager substantially in the same form and substance as a Management Agreement being replaced, provided, with respect to the foregoing subclause (i), after the occurrence of a Securitization, Lender, at its option, may require that Borrower obtain confirmation from the applicable Rating Agencies that such management agreement will not cause a downgrade, withdrawal or qualification of the then current rating of the Securities or any class thereof.
          “Manager” shall mean a Qualified Manager who is managing the Property.
          “Material Economic Terms” shall have the meaning set forth in Section 12.1 hereof.
          “Maturity Date” shall mean the Initial Maturity Date or, if applicable, the Extended Maturity Date, or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.
          “Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the laws of such state or states whose laws are held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.
          “Moody’s” shall mean Moody’s Investors Service, Inc.
          “Monthly Interest Payment” shall have the meaning set forth in Section 2.3.1 hereof.
          “Morgans Guarantor” shall mean Morgans Group LLC, a Delaware limited liability company, together with its successors and permitted assigns.
          “Mortgage” shall mean that certain first priority Deed of Trust, Assignment of Leases and Rents, Security Agreement and Financing Statement (Fixture Filing), dated as of the date hereof, executed and delivered by Borrower as security for the Loan and encumbering the Property, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Named Knowledge Parties” shall have the meaning set forth in Section 4.3 hereof.
          “Net Operating Income” shall mean, for any period, the amount obtained by subtracting Operating Expenses for the Property for such period from Gross Income from Operations for such period.
          “Net Proceeds” shall mean the proceeds of any Award after deduction of Lender’s reasonable costs and expenses (including, but not limited to, reasonable counsel fees), if any, in collecting same.
          “Net Worth Requirements” shall mean those requirements set forth on Schedule V attached hereto and made a part hereof.
          “New Mezzanine Loan” shall have the meaning set forth in Section 9.7 hereof.
          “Non-Recourse Guaranty” shall mean that certain Guaranty Agreement, dated as of the date hereof, from Guarantors to Lender, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Non-U.S. Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than laws of the United States of America, any State thereof or the District of Columbia.
          “Note” shall mean that certain Promissory Note of even date herewith in the principal amount of FIFTY MILLION AND NO/100 DOLLARS ($50,000,000.00), made by Borrower in favor of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Notice” shall have the meaning set forth in Section 10.6 hereof.
          “NRS” shall mean the Nevada Revised Statutes.
          “O&M Agreement” shall mean that certain Operations and Maintenance Agreement, dated as of the date hereof, between Borrower and Lender given in connection with the Loan, as the same hereafter may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Obligations” shall mean, collectively, Borrower’s obligations for the payment of the Debt and the performance of the Other Obligations.
          “Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower or a Guarantor, as applicable, which is signed by an authorized officer or manager of Borrower or such Guarantor or a Constituent Member thereof, as applicable, which shall in all events be subject to Section 9.4 hereof.
          “Operating Expenses” shall mean, for any period, the total of all expenditures, computed in accordance with GAAP, of whatever kind during such period relating to the operation, maintenance and/or management of the Property that are incurred on a regular monthly or other periodic basis, including without limitation, utilities, ordinary repairs, maintenance, environmental and engineering (but excluding utilities), insurance, license fees, property taxes and assessments, advertising expenses, management fees payable to a third party Manager, if any, payroll and related taxes, computer processing charges, tenant improvements and leasing commissions, operational equipment or other lease payments as approved by Lender, and other similar costs, but excluding depreciation and amortization with respect to the Property, Debt Service, Capital Expenditures, Extraordinary Expenses, the cost of any items incurred at a Manager’s expense pursuant to its Management Agreement (if applicable), non-recurring expenses and contributions to any reserves required under the Loan Documents.
          “Operating Permits” shall have the meaning set forth in Section 4.1.22 hereof.
          “Option Agreement” shall mean that certain Option Agreement, dated as of the date hereof, given by HRHH Development in favor of Lender for the purchase by Lender of the Option Parcel, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.
          “Option Parcel” shall mean a certain approximately four (4) acre parcel more specifically identified in the Option Agreement and owned by HRHH Development.
          “Other Charges” shall mean all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Property, now or hereafter levied or assessed or imposed against the Property or any part thereof.

          “Other Obligations” shall mean (a) the performance of all obligations of Borrower contained herein; (b) the performance of each obligation of Borrower contained in any other Loan Document; and (c) the performance of each obligation of Borrower contained in any renewal, extension, amendment, modification, consolidation, change of, or substitution or replacement for, all or any part of this Agreement, the Note or any other Loan Documents.
          “Other Taxes” means any and all stamp or documentary taxes or any other excise or property taxes, or similar governmental charges or levies imposed, enacted or to become effective after the date hereof, arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement. Other Taxes shall not include Excluded Taxes.
          “Outstanding Principal Balance” shall mean, as of any date, the outstanding principal balance of the Loan.
          “Payment Date” shall mean the ninth (9th) day of each calendar month during the term of the Loan or, if such day is not a Business Day, the immediately preceding Business Day. The first Payment Date shall be September 9, 2008.
          “Pedestrian Grade Separation System” shall have the meaning set forth in the Development Agreement.
          “Permitted Encumbrances” shall mean, with respect to the Property, collectively (a) the Liens and security interests created by the Loan Documents, (b) all Liens, encumbrances and other matters disclosed in the Title Insurance Policy relating to the Property, (c) Liens, if any, for Taxes imposed by any Governmental Authority not yet delinquent, (d) such other title and survey exceptions, documents, agreements or instruments as Lender has approved or may approve in writing in Lender’s reasonable discretion, (e) easements, restrictions, covenants and/or reservations which are necessary for the operation of the Property that do not and would not have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower, any Guarantor or the Property or (ii) the value of, or cash flow from, the Property, (f) zoning restrictions and/or laws affecting the Property that do not and would not have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower, any Guarantor or the Property or (ii) the value of, or cash flow from, the Property, and (g) any other Liens which are being duly contested in accordance with the provisions of Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage, but only for so long as such contest shall be permitted pursuant to said Section 5.1.1 or 5.1.2 hereof or Section 3.6(b) of the Mortgage, as applicable.
          “Permitted Investments” shall have the meaning set forth in the Cash Management Agreement.
          “Permitted Temporary Improvements” shall mean those temporary improvements described on Schedule VIII attached hereto and made a part hereof, together with any other temporary improvements approved by Lender in its reasonable opinion from time to time, which are permitted to be erected or constructed on the Property for staging purposes in connection with the construction being performed at the Hard Rock Hotel and Casino on the Hotel/Casino Property.
          “Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.
          “Policy” and “Policies” shall have the meaning specified in Section 6.1(b) hereof.
          “Premium Generating Prepayment” shall have the meaning set forth in Section 2.4.6 hereof.
          “Prepayment Premium” shall mean, with respect to any prepayment of the Loan prior to the Initial Maturity Date (other than from the proceeds of the Five Acre Release Price), an amount equal to the product of (a) the principal amount of such prepayment, (b) the Applicable Interest Rate on the date of prepayment, and (c) a fraction, the numerator of which shall equal the actual number of days from the date of such prepayment through the Initial Maturity Date and the denominator of which is 360.
          “Prescribed Laws” shall mean, collectively, (a) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (The USA PATRIOT Act), (b) Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism, (c) the International Emergency Economic Power Act, 50 U.S.C. §1701 et. seq., and (d) all other Legal Requirements relating to money laundering or terrorism.
          “Prime Rate” shall mean the annual rate of interest publicly announced by Citibank, N.A. in New York, New York, as its base rate, as such rate shall change from time to time. If Citibank, N.A. ceases to announce a base rate, Prime Rate shall mean the rate of interest published in The Wall Street Journal from time to time as the “Prime Rate”. If more than one “Prime Rate” is published in The Wall Street Journal for a day, the average of such “Prime Rates” shall be used, and such average shall be rounded up to the nearest one-hundredth (100th) of one percent (1%). If The Wall Street Journal ceases to publish the “Prime Rate”, Lender shall select an equivalent publication that publishes such “Prime Rate”, and if such “Prime Rates” are no longer generally published or are limited, regulated or administered by a governmental or quasigovernmental body, then Lender shall select a comparable interest rate index.
          “Prime Rate Loan” shall mean the Loan at such time as interest thereon accrues at a rate of interest based upon the Prime Rate.
          “Prime Rate Spread” shall mean the difference (expressed as the number of basis points) between (a) LIBOR plus the Spread on the date LIBOR was last applicable to the Loan and (b) the Prime Rate on the date that LIBOR was last applicable to the Loan; provided, however, in no event shall such difference be a negative number.

          “Property” shall mean that or those certain parcel(s) of real property more particularly described on Schedule I attached hereto and made a part hereof, the Improvements thereon (including any Permitted Temporary Improvements) and all personal property owned by Borrower and encumbered by the Mortgage, together with all rights pertaining to such property and Improvements (including any Permitted Temporary Improvements), as more particularly described in the granting clause of the Mortgage and referred to therein as the “Property”.
          “Provided Information” shall mean any and all financial and other information prepared and provided by Borrower, any Manager (if applicable) or any Guarantor or under the supervision or control of Borrower, any Manager (if applicable) or any Guarantor (but excluding third party independent reports) with respect to the Property, Borrower, any Manager (if applicable) and/or any Guarantor.
          “Publicly Traded Company” shall mean any Person with a class of securities traded on a national or international securities exchange and/or registered under Section 12(b) or 12(g) of the Securities Exchange Act or 1934.
          “Qualified Guarantor Transferee” shall mean any one or more of the following:
          (i) an investment trust, bank, saving and loan association, insurance company, trust company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government entity or plan;
          (ii) an investment company, money management firm or “qualified institutional buyer” within the meaning of Rule 144A under the Securities Act, as amended, or an entity that is an “accredited investor” within the meaning of Regulation D under the Securities Act, as amended;
          (iii) an institution substantially similar to any of the entities described in the foregoing clause (i) or (ii);
          (iv) any entity Controlling or Controlled by or under common Control with any of the entities described in the foregoing clause (i) or (ii);
          (v) any Person (a) with a long-term unsecured debt rating from the Rating Agencies of at least “BBB” by S&P and “Baa” from Moody’s or (b) who, together with its Affiliates, (x) owns in its entirety, or (y) owns a general partnership interest, managing membership interest or other equivalent ownership and management interest in, an entity that owns, or (z) operates, at least ten (10) commercial properties or other parcels of land acquired for commercial development; or
          (vi) any other Person (including opportunity funds) that has been approved as a Qualified Guarantor Transferee by the Rating Agencies.
          “Qualified Manager” shall mean, in the reasonable judgment of Lender, a reputable and experienced property management organization (which may be an Affiliate of Borrower or any Guarantor) possessing experience in managing properties similar in size, scope, use and value as the Property, provided, that (i) after a Securitization has occurred, Borrower shall have obtained prior written confirmation from the applicable Rating Agencies that management of the Property by such Person will not cause a downgrade, withdrawal or qualification of the then current ratings of the Securities or any class thereof, and (ii) if such Person is an Affiliate of Borrower, (A) if such Affiliate was covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrower shall have obtained and delivered to Lender an update of such Insolvency Opinion or Additional Insolvency Opinion, as applicable, which addresses the new relationship between such Affiliate and Borrower, or (B) if such Affiliate was not covered in the Insolvency Opinion or in any subsequent Additional Insolvency Opinion, Borrower shall have obtained and delivered to Lender an Additional Insolvency Opinion with respect to such Affiliate and Borrower.
          “Qualified Real Estate Guarantor” shall mean (i) Morgans Group LLC or (ii) a Qualified Guarantor Transferee that (i) is regularly engaged in the business of making or owning commercial real estate loans (including mezzanine loans with respect to commercial real estate), (ii) operating hospitality or other commercial properties, or (iii) employing executive level employees with at least ten (10) years of experience with regard to the same as part of a business segment or business sector of a Qualified Guarantor Transferee.
          “Rating Agencies” shall mean, prior to the final Securitization of the Loan, each of S&P, Moody’s and Fitch, or any other nationally recognized statistical rating agency which has been designated by Lender and, after the final Securitization of the Loan, shall mean any of the foregoing that have rated any of the Securities.
          “Re-Dating” shall have the meaning set forth in Section 9.2 hereof.
          “Refinancing Loan” shall mean a loan or loans (i) the proceeds of which is/are used in whole or in part to refinance the Loan, and/or (ii) is/are secured by a lien on the Property and/or the direct or indirect ownership interests in Borrower.
          “Register” shall have the meaning set forth in Section 10.24 hereof.
          “Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
          “Related Loan” shall mean a loan to an Affiliate of Borrower or secured by a Related Property, that is included in a Securitization with the Loan.
          “Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” within the meaning of the definition of Significant Obligor, to the Property.
          “Release Request” shall have the meaning set forth in Section 2.5.1(a) hereof.
          “Rents” shall mean all rents (including, without limitation, percentage rents), rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Action) or in lieu of rent or rent equivalents, royalties (including, without limitation, all oil and gas or other mineral royalties and bonuses), income, receivables, receipts, revenues, deposits (including, without limitation, security deposits and utility deposits), accounts, cash, issues, profits, charges for services rendered, all other amounts payable as rent under any Lease or other agreement relating to the Property, and all other payments and consideration of whatever form or nature received by or paid to or for the account of or benefit of Borrower, any Manager (if applicable) or any of their respective agents or employees from any and all sources arising from or attributable to the Property, and proceeds, if any, from business interruption or other loss of income insurance.
          “Replacement Interest Rate Cap Agreement” shall mean an interest rate cap agreement from an Acceptable Counterparty with terms substantially identical to the Interest Rate Cap Agreement except that the same shall be effective in connection with replacement of the Interest Rate Cap Agreement following a downgrade of the long-term unsecured debt rating of the Counterparty; provided, that with respect to any Replacement Interest Rate Cap Agreement to be delivered by Borrower to Lender in connection with Borrower’s exercise of any Extension Option, the strike price shall be the Strike Price applicable to such Extension Option being exercised; and, provided, further, that to the extent any such interest rate cap agreement does not meet the foregoing requirements, a “Replacement Interest Rate Cap Agreement” shall be such interest rate cap agreement reasonably approved in writing by Lender.
          “Reserve Funds” shall mean, collectively, the Tax and Insurance Escrow Fund, the Interest Reserve Fund and any other escrow fund established pursuant to the Loan Documents.
          “Restoration” shall mean the repair and restoration of any Permitted Temporary Improvement on the Property after a Casualty.
          “Restricted Party” shall mean, collectively, Borrower, HR Holdings and each Guarantor.
          “Right of First Offer” shall have the meaning set forth in Section 12.1 hereof.
          “Right of First Offer Notice” shall have the meaning set forth in Section 12.1 hereof.
          “Right of First Offer Information and Materials” shall have the meaning set forth in Section 12.2(b) hereof.
          “ROFO Term Sheet” shall have the meaning set forth in Section 12.2(d) hereof.
          “S&P” shall mean Standard & Poor’s Ratings Group, a division of the McGraw-Hill Companies.
          “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, assignment, transfer, encumbrance or pledge of, or a grant of option with respect to, a legal or beneficial interest.
          “Second Extended Maturity Date” shall mean August 9, 2010, as the same may be extended pursuant to Section 5.2.11(b)(iii) hereof.
          “Second Extension Option” shall have the meaning set forth in Section 2.7.2 hereof.

          “Second Extension Term” shall have the meaning set forth in Section 2.7.2 hereof.
          “Securities” shall have the meaning set forth in Section 9.1(a) hereof.
          “Securities Act” shall have the meaning set forth in Section 9.3 hereof.
          “Securitization” shall have the meaning set forth in Section 9.1(a) hereof.
          “Servicer” shall have the meaning set forth in Section 9.6 hereof.
          “Servicing Agreement” shall have the meaning set forth in Section 9.6 hereof.
          “Severed Loan Documents” shall have the meaning set forth in Section 8.2(c) hereof.
          “Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
          “Site Work” shall mean certain work necessary to prepare the Six Acre Parcel for construction, including grading, grubbing and clearing the Six Acre Parcel of all debris to a smooth and safe surface, but excluding any permanent improvement, excavation of foundations or erection of any structure.
          “Six Acre Parcel” shall mean that certain approximately six (6) acre portion of the Property more specifically identified on Schedule XI attached hereto and made a part hereof.
          “Special Purpose Entity” shall mean a limited partnership or limited liability company that since the date of its formation and at all times on and after the date thereof, has complied with and shall at all times comply with the following requirements:
          (a) was, is and will be organized solely for the purpose of (i) (A) acquiring, developing, constructing, owning, holding, selling, leasing, transferring, exchanging, managing and operating the Property and incidental personal and intangible property related thereto, (B) owning all of the membership interests in one or more Subsidiary Transferees, (C) refinancing the Property in connection with repayment of the Loan, and/or (D) transacting lawful business that is incident, necessary and appropriate to accomplish any of the foregoing; or (ii) acting as a general partner of the limited partnership that owns the Property or managing member of the limited liability company that owns the Property;
          (b) has not been and is not engaged in, and will not engage in, any business unrelated to (i) (A) the construction, financing, acquisition, development, ownership, management or operation of the Property and incidental personal and intangible property related thereto, or (B) owning all of the membership interests in one or more Subsidiary Transferees, (ii) acting as general partner of the limited partnership that owns the Property, or (iii) acting as managing member of the limited liability company that owns the Property;
          (c) has not had, does not have and will not have any assets other than those related to the Property or the membership interests in one or more Subsidiary Transferees, or, if such entity is a general partner in a limited partnership, its general partnership interest in the limited partnership that owns the Property, or, if such entity is a managing member of a limited liability company, its membership interest in the limited liability company that owns the Property;
          (d) has not engaged, sought or consented to, and to the fullest extent permitted by law, will not engage in, seek or consent to, any: (i) dissolution, winding up, liquidation, consolidation, merger or sale of all or substantially all of its assets outside of its ordinary course of business and other than as expressly permitted in this Agreement; (ii) other than as expressly permitted in this Agreement, transfer of partnership or membership interests (if such entity is a general partner in a limited partnership or a managing member in a limited liability company); or (iii) amendment of its limited partnership agreement, articles of organization, certificate of formation or operating agreement (as applicable) with respect to the matters set forth in this definition unless Lender issues its prior written consent, which consent shall not be unreasonably withheld, and, after the occurrence of a Securitization, the confirmation in writing from the applicable Rating Agencies that such amendment will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization;
          (e) if such entity is a limited partnership, has had, now has, and will have, as its only general partners, Special Purpose Entities that are limited liability companies;
          (f) if such entity is a limited liability company with more than one member, has had, now has and will have at least one member that is a Special Purpose Entity that is a corporation that has at least two (2) Independent Directors or a limited liability company that has at least two (2) Independent Managers and that, in either instance, owns at least one-tenth of one percent (.10%) of the equity of the limited liability company;
          (g) if such entity is a limited liability company with only one member, has been, now is, and will be, a limited liability company organized in the State of Delaware that (i) has as its only member a non-managing member; (ii) has at least two (2) Independent Managers and has not caused or allowed and will not cause or allow the taking of any “Material Action” (as defined in such entity’s operating agreement) without the unanimous affirmative vote of one hundred percent (100%) of the member and such entity’s two (2) Independent Managers; (iii) at least one (1) springing member (or two (2) springing members if such springing members are natural persons who will replace a member of such entity seriatim not simultaneously) that will become a member of such entity upon the occurrence of an event causing the member to cease to be a member of such limited liability company; and (iv) whose membership interests constitute and will constitute “certificated securities” (as defined in the Uniform Commercial Code of the States of New York and Delaware);
          (h) if such entity is (i) a limited liability company, has had, now has and will have an operating agreement, or (ii) a limited partnership, has had, now has and will have a limited partnership agreement, that, in each case, provides that such entity will not: (A) to the fullest extent permitted by law, take any actions described in Subsection (d)(i) above; (B) engage in any other business activity, or amend its organizational documents with respect to the matters set forth in this definition, in each instance, without the prior written consent of Lender, which consent shall not be unreasonably withheld, and, after the occurrence of a Securitization, confirmation in writing from the applicable Rating Agencies that engaging in such other business activity or such amendment, as applicable, will not, in and of itself, result in a downgrade, withdrawal or qualification of the then current ratings assigned to any Securities or any class thereof in connection with any Securitization; or (C) without the affirmative vote of two (2) Independent Managers and of all the partners or members of such entity, as applicable (or the vote of two (2) Independent Managers of its general partner or managing member, if applicable), file a bankruptcy or insolvency petition or otherwise institute insolvency proceedings with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest;
          (i) has been, is and intends to remain solvent and has paid and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) from its assets as the same have or shall become due, and has maintained, is maintaining and intends to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations; provided, however, this provision shall not require the equity owner(s) of such entity to make any additional capital contributions;
          (j) has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
          (k) other than as provided in the Cash Management Agreement or in any Management Agreement, has maintained and will maintain its accounts, books and records separate from any other Person and has filed and will file its own tax returns, except to the extent that it has been or is (i) required to file consolidated tax returns by law; or (ii) treated as a “disregarded entity” for tax purposes and is not required to file tax returns under applicable law;
          (l) has maintained and will maintain its own records, books, resolutions (if any) and agreements;
          (m) other than as provided in the Cash Management Agreement or in any Management Agreement, (i) has not commingled and will not commingle its funds or assets with those of any other Person; and (ii) has not participated and will not participate in any cash management system with any other Person;
          (n) has held and will hold its assets in its own name;
          (o) has conducted and will conduct its business in its name or in a name franchised or licensed to it by an entity other than an Affiliate, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (cc) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;
          (p) has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP (or such other accounting basis acceptable to Lender); provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliate, provided that such assets shall also be listed on such Special Purpose Entity’s own separate balance sheet;

          (q) has paid and will pay its own liabilities and expenses, including the salaries of its own employees (if any), out of its own funds and assets, and has maintained and will maintain, or will enter into a contract with an Affiliate to maintain, which contract shall be reasonably satisfactory to Lender in form and substance and shall be subject to the requirements of clause (cc) below, a sufficient number of employees (if any) in light of its contemplated business operations; provided, however, this provision shall not require the equity owner(s) of such entity to make any additional capital contributions;
          (r) has observed and will observe all Delaware partnership or limited liability company formalities, as applicable;
          (s) has not incurred and will not incur any Indebtedness other than (i) the Debt, Taxes and Other Charges, and (ii) unsecured trade payables and operational debt not evidenced by a note and in an aggregate amount not exceeding $25,000.00; provided that any Indebtedness incurred pursuant to subclause (ii) shall be (A) paid within sixty (60) days of the date incurred (other than attorneys’ and other professional fees) and (B) incurred in the ordinary course of business;
          (t) has not assumed or guaranteed or become obligated for, and will not assume or guarantee or become obligated for, the debts of any other Person and has not held out and will not hold out its credit as being available to satisfy the obligations of any other Person except as permitted pursuant to this Agreement; except, if such entity is a general partner of a limited partnership, in such entity’s capacity as general partner of such limited partnership or a member of a limited liability company, in such entity’s capacity as a member of such limited liability company;
          (u) has not acquired and will not acquire obligations or securities of its partners, members or shareholders or any other Affiliate;
          (v) has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate; provided, however, to the extent invoices for such services are not allocated and separately billed to each entity, there is a system in place that provides that the amount thereof that is to be allocated among the relevant parties will be reasonably related to the services provided to each such party;
          (w) has maintained and used, now maintains and uses and will maintain and use separate invoices and checks bearing its name. The invoices and checks utilized by the Special Purpose Entity or utilized to collect its funds or pay its expenses have borne and shall bear its own name and have not borne and shall not bear the name of any other entity unless such entity is clearly designated as being the Special Purpose Entity’s agent;
          (x) except as provided in the Loan Documents, has not pledged and will not pledge its assets to secure the obligations of any other Person;
          (y) has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name or in a name franchised or licensed to it by an entity other than an Affiliate and not as a division or part of any other Person, except for services rendered under a business management services agreement with an Affiliate that complies with the terms contained in Subsection (cc) below, so long as the manager, or equivalent thereof, under such business management services agreement holds itself out as an agent of such Special Purpose Entity;
          (z) except as provided in the Cash Management Agreement or in any Management Agreement, if applicable, has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
          (aa) has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment grade securities issued by an entity that is not an Affiliate of or subject to common ownership with such entity);
          (bb) has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it, and has not identified itself and shall not identify itself as a division of any other Person;
          (cc) except for capital contributions and capital distributions expressly permitted under the terms and conditions of its organizational documents and properly reflected in its books and records, has not entered into or been a party to and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are commercially reasonable and are no less favorable to it than would be obtained in a comparable arm’s length transaction with an unrelated third party;
          (dd) except with respect to the Independent Managers, has not had and will not have any obligation to indemnify, and has not indemnified and will not indemnify, its partners, officers, directors or members, as the case may be, unless such an obligation was and is fully subordinated to the Debt and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
          (ee) does not and will not have any of its obligations guaranteed by any Affiliate except for Guarantors pursuant to the Non-Recourse Guaranty; provided, that if such entity is a limited partnership, such entity’s general partner will be generally liable for its obligations; and
          (ff) has complied and will comply with all of the terms and provisions contained in its organizational documents.
          “Spread” shall mean, subject to application of the Default Rate, 15.9%, it being acknowledged and agreed that the Spread represents the blend of a 6.00% spread over LIBOR on $20,000,000 of the Loan (such spread plus LIBOR being referred to herein as the “Applicable A Interest Rate”) and a 22.50% spread over LIBOR on the remaining $30,000,000 of the Loan.
          “State” shall mean the State of Nevada.
          “Strike Price” shall mean, as applicable, with respect to:

          (i) the period commencing on the Closing Date through and including the Initial Maturity Date, two and one-half percent (2.5%) per annum; and
          (ii) for each Extension Term, a rate to be selected by Borrower no later than ten (10) days prior to the first (1st) day of such Extension Term, which shall in no event exceed the greater of (a) six and one-half percent (6.5%), and (b) one percent (1%) in excess of LIBOR as of the most recent Determination Date.
          “Subsidiary Transferee” shall have the meaning set forth in Section 5.2.11(d) hereof.
          “Survey” shall mean a current ALTA survey of the Property, certified to the Title Company and Lender and their successors and assigns, in form and content reasonably satisfactory to Lender.
          “Tax and Insurance Escrow Account” shall have the meaning set forth in Section 7.1 hereof.
          “Tax and Insurance Escrow Fund” shall have the meaning set forth in Section 7.1 hereof.
          “Taxes” shall mean all real estate and personal property taxes, assessments, water rates or sewer rents, now or hereafter levied or assessed or imposed against the Property or part thereof, together with all interest and penalties thereon.
          “Temporary Easement” shall have the meaning set forth in Section 5.1.20(b) hereof.
          “Temporary REA” shall mean that certain temporary Easement Agreement dated as of the date hereof by and among HRHH Development, Borrower and the Hotel/Casino Property Owner (as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with the terms thereof).
          “Termination Date” shall have the meaning set forth in the Temporary REA.
          “Third Party Lenders” shall mean third party institutional lenders which are in the business of providing loans similar to the Refinancing Loan.
          “Title Company” shall mean First American Title Insurance Company, or any successor title company reasonably acceptable to Lender and licensed to issue title insurance in the State of Nevada.
          “Title Insurance Policy” shall mean an ALTA mortgagee title insurance policy in a form reasonably acceptable to Lender (or, if the Property is in a State which does not permit the issuance of such ALTA policy, such form as shall be permitted in such State and reasonably acceptable to Lender) issued with respect to the Property in the amount of the Loan and insuring the lien of the Mortgage as against the Property.
          “Transfer” shall have the meaning set forth in Section 5.2.10(a) hereof.

          “Transfer Restricted Party” shall mean, collectively, Borrower, each Constituent Member of Borrower, HR Holdings and each Guarantor.
          “U.S. Obligations” shall mean non-redeemable securities evidencing an obligation to timely pay principal and/or interest in a full and timely manner that are direct obligations of the United States of America for the payment of which its full faith and credit is pledged.
          “Zoning Report” shall mean the zoning report regarding the Property obtained by Lender from The Planning & Zoning Resource Corp. in connection with making the Loan.
          Section 1.2 Principles of Construction. All references to sections, subsections, clauses, exhibits and schedules are to sections, subsections, clauses, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.
ARTICLE II.
GENERAL TERMS
          Section 2.1 Loan Commitment; Disbursement to Borrower.
               2.1.1 Agreement to Lend and Borrow. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make, and Borrower hereby agrees to accept, the Loan on the Closing Date.
               2.1.2 Single Disbursement to Borrower. Borrower will receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be reborrowed. Lender is not funding any portion of the Loan from any account holding “plan assets” of one or more plans within the meaning of 29 C.F.R. 2510.3-101 unless the Loan does not constitute a non-exempt prohibited transaction under ERISA.
               2.1.3 The Note, Mortgage and Other Loan Documents. The Loan shall be evidenced by the Note and secured by the Mortgage, the Assignment of Leases and the other Loan Documents.
               2.1.4 Use of Proceeds. Borrower shall use the proceeds of the Loan to (a) acquire the Property, (b) repay and discharge existing loans relating to the Property, (c) make deposits into the Reserve Funds on the Closing Date in the amounts provided herein, (d) pay costs and expenses incurred in connection with the closing of the Loan, as reasonably approved by Lender, as set forth on a sources and uses of funds schedule executed by Borrower and Lender on the Closing Date, and (e) for such other purposes as are reasonably approved by Lender, as set forth on a sources and uses of funds schedule executed by Borrower and Lender on the Closing Date.

          Section 2.2 Interest Rate.
               2.2.1 Interest Generally. Interest on the Outstanding Principal Balance shall accrue from the Closing Date to but excluding the Maturity Date at the Applicable Interest Rate. Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period.
               2.2.2 Interest Calculation. Interest on the Outstanding Principal Balance shall be calculated by multiplying (a) the actual number of days elapsed in the period for which the calculation is being made by (b) a daily rate based on a three hundred sixty (360) day year by (c) the Outstanding Principal Balance. If, at any time, Lender or Borrower determines that Lender has miscalculated any Applicable Interest Rate (whether because of a miscalculation of LIBOR or otherwise), such party shall notify the other of the necessary correction. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an increase in the applicable monthly payment, Borrower shall, within ten (10) days after receipt of notice from Lender, pay to Lender the corrected amount. Upon the agreement of the parties as to the correction, if the corrected Applicable Interest Rate represents an overpayment by Borrower to Lender and no Event of Default then exists, Lender shall promptly refund the overpayment to Borrower or, at Borrower’s option, credit such amounts against Borrower’s payment next due hereunder.
               2.2.3 Determination of Interest Rate. (a) The Applicable Interest Rate shall be: (i) LIBOR plus the Spread with respect to the applicable Interest Period for a LIBOR Loan or (ii) the Prime Rate plus the Prime Rate Spread for a Prime Rate Loan if the Loan is converted to a Prime Rate Loan pursuant to the provisions of Section 2.2.3(c) or (f) hereof, subject in both of the foregoing instances to the terms of Section 5.2.11(b)(ii) hereof.
                    (b) Subject to the terms and conditions of this Section 2.2.3, the Loan shall be a LIBOR Loan and Borrower shall pay interest on the Outstanding Principal Balance at LIBOR plus the Spread for the applicable Interest Period. Any change in the Applicable Interest Rate hereunder due to a change in LIBOR shall become effective as of the opening of business on the first day of the applicable Interest Period.
                    (c) In the event that Lender shall have determined in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that by reason of circumstances affecting the interbank eurodollar market, adequate and reasonable means do not exist for ascertaining LIBOR, then Lender shall forthwith give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, any related outstanding LIBOR Loan shall be converted, on the first day of the next occurring Interest Period, to a Prime Rate Loan.
                    (d) If, pursuant to the terms of this Agreement, any portion of the Loan has been converted to a Prime Rate Loan and Lender shall determine in good faith (which determination shall be conclusive and binding upon Borrower absent manifest error) that the event(s) or circumstance(s) which resulted in such conversion shall no longer be applicable, Lender shall give notice by telephone of such determination, confirmed in writing, to Borrower at least one (1) Business Day prior to the last day of the related Interest Period. If such notice is given, each related outstanding Prime Rate Loan shall be converted to a LIBOR Loan on the first day of the next occurring Interest Period.
                    (e) (i) Except as otherwise expressly provided in this Section 2.2.3(e), with respect to a LIBOR Loan, all payments made by Borrower hereunder shall be made free and clear of, and without reduction for or on account of, any Indemnified Taxes or Other Taxes; provided that if Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (A) the sum payable shall be increased as necessary so that after making all such required deductions (including deductions applicable to additional sums payable under this Section 2.2.3) Lender receives an amount equal to the sum it would have received had no such deductions been made, (B) Borrower shall make such deductions, and (C) Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law. If Lender gives Borrower written notice that any such amounts are payable by Borrower, Borrower shall pay all such amounts to the relevant Governmental Authority in accordance with applicable Legal Requirements by the later of (1) five (5) Business Days after receipt of demand from Lender and (2) their due date, and, as promptly as possible thereafter, Borrower shall send to Lender an original official receipt, if available, or certified copy thereof showing payment of such Indemnified Taxes or Other Taxes.
                              (ii) Without duplication of any additional amounts paid pursuant to this Section 2.2.3(e), Borrower shall indemnify Lender, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by Lender and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority, provided that, if Borrower determines that any such Indemnified Taxes or Other Taxes were not correctly or legally imposed or asserted, Lender shall, upon payment by Borrower of the full amount of any Indemnified Taxes or Other Taxes, allow Borrower to contest (and shall cooperate in such contest), the imposition of such tax upon the reasonable request of Borrower and at Borrower’s expense; provided, however, that Lender shall not be required to participate in any contest that would, in its reasonable judgment, expose it to a material commercial disadvantage or require it to disclose any information it considers confidential or proprietary. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (together with any supporting detail reasonably requested by Borrower), shall be conclusive, provided that such amounts are determined on a reasonable basis.
                              (iii) Any Non-U.S. Lender that is entitled to an exemption from or reduction of withholding tax under U.S. law, the law of the jurisdiction in which Borrower is located (if other than the U.S.), or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to Borrower, at the time or times prescribed by applicable law, or as reasonably requested by Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by Borrower as will permit such payments to be made without withholding or at a reduced rate of withholding. Each Non-U.S. Lender shall deliver to Borrower (or, in the case of a participant, to the Lender from which the related participation shall have been purchased), on or before the date that such Non-U.S. Lender becomes a party to this Agreement, two (2) properly completed and duly executed copies of U.S. Internal Revenue Service Form W-8BEN, Form W-8IMY, Form W-8EXP or Form W-8ECI, as applicable, (or successor forms thereto), claiming a complete exemption from, or reduction of, U.S. federal withholding tax on all payments by Borrower under this Agreement. Each Non-U.S. Lender shall promptly provide such forms upon becoming aware of the obsolescence, expiration or invalidity of any form previously delivered by such Non-U.S. Lender (unless it is legally unable to do so as a result of a change in law) and shall promptly notify Borrower at any time it determines that any previously delivered forms are no longer valid.
                              (iv) Lender or any successor and/or assign of Lender that is incorporated under the laws of the United States of America or a state thereof agrees that, on or before it becomes a party to this Agreement and from time to time thereafter before the expiration or obsolescence of the previously delivered form, it will deliver to Borrower a United States Internal Revenue Service Form W-9 or successor applicable form, as the case may be, to establish exemption from United States backup withholding tax. If required by applicable law, Borrower is hereby authorized to deduct from any payments due to Lender pursuant to Section 2.2.3 hereof the amount of any withholding taxes resulting from Lender’s failure to comply with this Section 2.2.3(e)(iv).
                              (v) If a Lender determines, in its reasonable discretion, that it has received a refund of or will receive a credit for Indemnified Taxes or Other Taxes with respect to which Borrower has paid additional amounts pursuant to this Section 2.2.3(e), it shall pay over to Borrower an amount equal to the additional amounts paid by Borrower under this Section 2.2.3(e) (with respect to the Indemnified Taxes or Other Taxes giving rise to such refund or credit), net of all out-of-pocket expenses of such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that Borrower, upon the request of such Lender, agrees to repay the amount paid over to Borrower (plus any interest to the extent accrued from the date such refund is paid over to Borrower) to such Lender in the event such Lender is required to repay such refund to such Governmental Authority or is unable to claim the credit. This Section 2.2.3(e)(v) shall not be construed to require any Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to Borrower or any other Person.
                    (f) Except as otherwise expressly provided in Section 2.2.3(e) hereof, if any requirement of law or any change therein or in the interpretation or application thereof, shall hereafter make it unlawful for Lender to make or maintain a LIBOR Loan as contemplated hereunder (i) the obligation of Lender hereunder to make a LIBOR Loan or to convert a Prime Rate Loan to a LIBOR Loan shall be canceled forthwith and (ii) any outstanding LIBOR Loan shall be converted automatically to a Prime Rate Loan on the next succeeding Payment Date or within such earlier period as required by law. Borrower hereby agrees promptly to pay Lender, upon demand, any additional amounts necessary to compensate Lender for any actual out-of-pocket costs incurred by Lender in making any conversion in accordance with this Agreement, including, without limitation, any interest or fees payable by Lender to lenders of funds obtained by it in order to make or maintain any LIBOR Loan hereunder; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan.

                   (g) Except as otherwise expressly provided in Section 2.2.3(e) hereof, in the event that any change in any requirement of law or in the interpretation or application thereof, or compliance by Lender with any request or directive having the force of law hereafter issued from any central bank or other Governmental Authority:
     (i) shall hereafter impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of Lender which is not otherwise included in the determination of LIBOR hereunder;
     (ii) shall hereafter have the effect of reducing the rate of return on Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration Lender’s policies with respect to capital adequacy) by any material amount; or
     (iii) shall hereafter impose on Lender any other condition and the result of any of the foregoing is to increase the actual out-of-pocket cost to Lender of maintaining loans or extensions of credit or to reduce any amount receivable hereunder;
then, in any such case, Borrower shall promptly pay Lender, upon demand, any additional amounts necessary to compensate Lender for such additional cost or reduced amount receivable; provided that such additional amount is generally charged by Lender to other borrowers with loans similar to the Loan. If Lender becomes entitled to claim any additional amounts pursuant to this Section 2.2.3(g), Lender shall provide Borrower with not less than ninety (90) days notice specifying in reasonable detail the event by reason of which it has become so entitled and the additional amount required to fully compensate Lender for such additional cost or reduced amount.
                    (h) Borrower agrees to pay to Lender and to hold Lender harmless from any actual out-of-pocket expense which Lender sustains or incurs as a consequence of (i) any default by Borrower in payment of the principal of or interest on any LIBOR Loan, including, without limitation, any such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any LIBOR Loan hereunder, (ii) any prepayment (whether voluntary or mandatory) of any LIBOR Loan on a day that (A) is not the Payment Date immediately following the last day of an Interest Period with respect thereto or (B) is the Payment Date immediately following the last day of an Interest Period with respect thereto if Borrower did not give the prior notice of such prepayment required pursuant to the terms of this Agreement, including, without limitation, such loss or expense arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any LIBOR Loan hereunder, and (iii) the conversion (for any reason whatsoever, whether voluntary or involuntary) of the Applicable Interest Rate from LIBOR plus the Spread to the Prime Rate plus the Prime Rate Spread with respect to any portion of the Outstanding Principal Balance then bearing interest at LIBOR plus the Spread on a date other than the Payment Date immediately following the last day of an Interest Period, including, without limitation, such actual out-of-

pocket expenses arising from interest or fees payable by Lender to lenders of funds obtained by it in order to maintain any LIBOR Loan hereunder (the amounts referred to in clauses (i), (ii) and (iii) are herein referred to collectively as the “Breakage Costs”); provided, however, that Borrower shall not indemnify Lender from any loss or expense arising from Lender’s willful misconduct, fraud, illegal acts or gross negligence. No Breakage Costs shall be due or payable if, in connection with any prepayment of the Loan by Borrower, Borrower pays interest through the next Payment Date as provided in Section 2.4.1 hereof.
                    (i) Subject to Section 2.2.3(e) above, Lender shall not be entitled to claim compensation pursuant to this Section 2.2.3 for any Indemnified Taxes or Other Taxes, increased cost or reduction in amounts received or receivable hereunder, or any reduced rate of return, which was incurred or which accrued more than ninety (90) days before the date Lender notified Borrower in writing of the change in law or other circumstance on which such claim of compensation is based and delivered to Borrower a written statement setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.2.3, which statement, made in good faith, shall be conclusive and binding upon all parties hereto absent manifest error.
               2.2.4 Additional Costs. Lender will use reasonable efforts (consistent with legal and regulatory restrictions) to maintain the availability of all LIBOR Loans and to avoid or reduce any increased or additional costs payable by Borrower under Section 2.2.3 hereof, including, if requested by Borrower, a transfer or assignment of the Loan to a branch, office or Affiliate of Lender in another jurisdiction, or a redesignation of its lending office with respect to the Loan, in order to maintain the availability of all LIBOR Loans or to avoid or reduce such increased or additional costs, provided that the transfer or assignment or redesignation (a) would not result in any additional costs, expenses or risk to Lender that are not separately agreed to by Borrower to be reimbursed by Borrower and (b) would not be disadvantageous in any other material respect to Lender as determined by Lender in its reasonable discretion.
               2.2.5 Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the Outstanding Principal Balance and, to the extent permitted by law, all accrued and unpaid interest in respect of the Loan and any other amounts due pursuant to the Loan Documents, shall accrue interest at the Default Rate, calculated from the date such payment was due without regard to any grace or cure periods contained herein.
               2.2.6 Usury Savings. This Agreement, the Note and the other Loan Documents are subject to the express condition that at no time shall Borrower be obligated or required to pay interest on any portion of the Outstanding Principal Balance at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If, by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on any portion of the Outstanding Principal Balance at a rate in excess of the Maximum Legal Rate, the Applicable Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use, forbearance, or detention of the sums due under the Loan, shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate of interest from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.
               2.2.7 Interest Rate Cap Agreement. (a) Prior to or contemporaneously with the date hereof, Borrower shall have entered into an Interest Rate Cap Agreement with a LIBOR strike price equal to the Strike Price. The Interest Rate Cap Agreement (i) shall be in a form and substance reasonably acceptable to Lender, (ii) shall be with an Acceptable Counterparty, (iii) shall direct such Acceptable Counterparty to deposit directly into the Lockbox Account, or if the Lockbox Account has not yet been established pursuant to the terms of this Agreement, the Cash Management Account, any amounts due Borrower under such Interest Rate Cap Agreement so long as any portion of the Debt exists, provided that the Debt shall be deemed to exist even if the Property is transferred by judicial or non-judicial foreclosure or deed-in-lieu thereof, (iv) shall be for a period equal to the current term of the Loan, and (v) shall have a notional amount which shall not at any time be less than the Outstanding Principal Balance. Borrower shall collaterally assign to Lender, pursuant to the Collateral Assignment of Interest Rate Cap, all of its right, title and interest to receive any and all payments under the Interest Rate Cap Agreement, and shall deliver to Lender an executed counterpart of the Interest Rate Cap Agreement (which shall, by its terms, authorize the assignment to Lender and require that payments be deposited directly into the Lockbox Account, or if the Lockbox Account has not yet been established pursuant to the terms of this Agreement, the Cash Management Account).
                    (b) Borrower shall comply with all of its obligations under the terms and provisions of the Interest Rate Cap Agreement. All amounts paid by the Counterparty under the Interest Rate Cap Agreement to Borrower or Lender shall be deposited immediately into the Lockbox Account, or if the Lockbox Account has not yet been established pursuant to the terms of this Agreement, the Cash Management Account. Borrower shall take all actions reasonably requested by Lender to enforce Lender’s rights under the Interest Rate Cap Agreement in the event of a default by the Counterparty and shall not waive, amend or otherwise modify any of its rights thereunder.
                    (c) In the event of any downgrade of the rating of the Acceptable Counterparty below “A” by S&P or “A2” by Moody’s, Borrower shall replace the Interest Rate Cap Agreement with a Replacement Interest Rate Cap Agreement not later than ten (10) Business Days following receipt of notice from Lender of such downgrade.
                    (d) In the event that Borrower fails to purchase and deliver to Lender an Interest Rate Cap Agreement or fails to maintain an Interest Rate Cap Agreement in accordance with the terms and provisions of this Agreement, after ten (10) Business Days notice to Borrower and Borrower’s failure to cure, Lender may purchase the required Interest Rate Cap Agreement and the actual out-of-pocket cost incurred by Lender in purchasing such Interest Rate Cap Agreement shall be paid by Borrower to Lender with interest thereon at the Default Rate from the date such cost was incurred by Lender until such actual out-of-pocket cost is reimbursed by Borrower to Lender.
                    (e) In connection with each Interest Rate Cap Agreement, Borrower shall obtain and deliver to Lender an opinion from counsel (which counsel may be in-house counsel for the Counterparty) for the Counterparty (upon which Lender and its successors and assigns may rely) which shall provide, in relevant part, that:
     (i) the Counterparty is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation and has the organizational power and authority to execute and deliver, and to perform its obligations under, such Interest Rate Cap Agreement;
     (ii) the execution and delivery of such Interest Rate Cap Agreement by the Counterparty, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been and remain duly authorized by all necessary action and do not contravene any provision of its certificate of incorporation or by-laws (or equivalent organizational documents) or any law, regulation or contractual restriction binding on or affecting it or its property;
     (iii) all consents, authorizations and approvals required for the execution and delivery by the Counterparty of such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, and the performance of its obligations thereunder have been obtained and remain in full force and effect, all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with any governmental authority or regulatory body is required for such execution, delivery or performance; and
     (iv) such Interest Rate Cap Agreement, and any other agreement which the Counterparty has executed and delivered pursuant thereto, has been duly executed and delivered by the Counterparty and constitutes the legal, valid and binding obligation of the Counterparty, enforceable against the Counterparty in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
                        (f) At such time as the Loan is repaid in full, all of Lender’s right, title and interest in the Interest Rate Cap Agreement shall terminate and Lender shall, at Borrower’s reasonable expense, promptly execute and deliver such documents as may be reasonably required and prepared by the Counterparty and/or Borrower to evidence release of the Interest Rate Cap Agreement.
          Section 2.3 Loan Payment.
               2.3.1 Payments Generally.
                         (a) Borrower shall pay to Lender on each Payment Date the interest accrued on the Loan for the preceding Interest Period (the “Monthly Interest Payment”), except that Borrower paid to Lender an amount equal to the interest accrued on the Outstanding Principal Balance for the initial Interest Period on the Closing Date. For purposes of making payments hereunder, but not for purposes of calculating Interest Periods, if the day on which such payment is due is not a Business Day, then amounts due on such date shall be due on the immediately preceding Business Day. With respect to payments of principal due on the Maturity Date, interest shall be payable at the Applicable Interest Rate or the Default Rate, as the case may be, through and including the day immediately preceding such Maturity Date. All amounts due pursuant to this Agreement and the other Loan Documents shall be payable without setoff, counterclaim, defense or any other deduction whatsoever, except as otherwise expressly provided in Section 2.2.3(e) hereof.
                    (b) Lender shall have the right from time to time, in its sole discretion, upon not less than ten (10) days prior written notice to Borrower, to change the monthly Payment Date to a different calendar day and to correspondingly adjust the Interest Period and Lender and Borrower shall promptly execute an amendment to this Agreement to evidence any such changes.
               2.3.2 Payment on Maturity Date. Borrower shall pay to Lender on the Maturity Date the Outstanding Principal Balance, all accrued and unpaid interest and all other amounts due hereunder and under the Note, the Mortgage and the other Loan Documents.
               2.3.3 Late Payment Charge. If any principal, interest or any other sums due under the Loan Documents (other than the payment of principal due on the Maturity Date) is not paid by Borrower by the date on which it is due, Borrower shall pay to Lender upon demand an amount equal to the lesser of (a) four percent (4%) of such unpaid sum or (b) the maximum amount permitted by applicable law, in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Mortgage and the other Loan Documents to the extent permitted by applicable law.
               2.3.4 Method and Place of Payment. Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 2:00 P.M., New York City time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office at 11 Madison Avenue, New York, New York 10010, Attention: Edmund Taylor, or as otherwise directed by Lender, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.
          Section 2.4 Prepayments.
               2.4.1 Voluntary Prepayments. From and after the date hereof, so long as no Event of Default shall have occurred and be continuing, Borrower may, at its option and upon at least ten (10) days prior written notice to Lender (or such shorter period as may be permitted by Lender), prepay the Debt in whole or in part, but in no event shall any partial prepayment be less than $5,000,000.00, provided that, other than with respect to a prepayment from the proceeds of the Five Acre Release Price, which shall be governed by the provisions of Section 2.5 hereof, any prepayment is accompanied by (i) if such prepayment occurs on a date other than a Payment

Date, all interest, at the Applicable Interest Rate, which would have accrued on the amount of the Outstanding Principal Balance prepaid (in accordance with Section 2.4.3(a) hereof) through, but not including, the next succeeding ninth (9th) day of a calendar month, or, if such prepayment occurs on a Payment Date, through and including the last day of the Interest Period immediately prior to the applicable Payment Date; (ii) if such prepayment occurs prior to the Initial Maturity Date, the Prepayment Premium due with respect to the amount prepaid, and (iii) all other sums due and payable under this Agreement, the Note and the other Loan Documents, including, but not limited to, the Breakage Costs, if any, and all of Lender’s costs and expenses (including reasonable attorney’s fees and disbursements) incurred by Lender in connection with such prepayment. If a notice of prepayment is given by Borrower to Lender pursuant to this Section 2.4.1, the amount designated for prepayment and all other sums required under this Section 2.4 shall be due and payable on the proposed prepayment date; provided, however, Borrower shall have the right to postpone or revoke such prepayment upon written notice to Lender not less than two (2) Business Days prior to the date such prepayment is due so long as Borrower pays Lender and/or Servicer all actual out-of-pocket third party costs and expenses incurred by Lender and/or Servicer in connection with such postponement or revocation.
               2.4.2 Mandatory Prepayments. On the next occurring Payment Date following the date on which Lender actually receives any Net Proceeds, Borrower shall prepay, or authorize Lender to apply Net Proceeds as a prepayment of, the Outstanding Principal Balance in an amount equal to one hundred percent (100%) of such Net Proceeds. No Prepayment Premium or any other penalty or premium (other than Breakage Costs) shall be due in connection with any prepayment made pursuant to this Section 2.4.2, whether occurring prior to or after the Initial Maturity Date. Any prepayment under this Section 2.4.2 shall be applied in accordance with Section 2.4.3(a) hereof. Any Net Proceeds in excess of the amount required to pay the Debt in full shall be disbursed to Borrower.
               2.4.3 Application of Payments of Principal.
                    (a) Notwithstanding anything to the contrary contained in this Agreement, all prepayments of the Loan, whether a voluntary prepayment, a prepayment from Net Proceeds, a prepayment from the application of Reserve Funds, a prepayment from the proceeds of the Five Acre Release Price, a prepayment from Rents received by Lender following the occurrence and during the continuance of an Event of Default, or otherwise, shall be applied first, to payment of the Debt, in any order, priority and proportions as Lender shall elect in its sole discretion from time to time, until the Debt is paid in full, and any remainder shall then be disbursed to Borrower.
                    (b) It is expressly agreed by Lender and Borrower that any Reserve Funds or other cash collateral held by or on behalf of Lender, whether in the Cash Management Account, the Tax and Insurance Escrow Account, the Interest Reserve Account or otherwise, including, without limitation, any Net Proceeds and/or any Excess Cash Flow then being held by Lender, shall, upon the occurrence and during the continuance of an Event of Default, be applied by Lender in accordance with the foregoing clause (a) or may continue to be held by Lender as additional collateral for the Loan, all in Lender’s sole discretion.

                    (c) It is expressly agreed by Lender and Borrower that, in Lender’s sole discretion, any Rents received by Lender upon the occurrence and during the continuance of an Event of Default pursuant to Section 3.1 of the Assignment of Leases may, prior to the application in accordance with the foregoing clause (a), be applied by Lender to the expenses of managing and securing the Property, as contemplated by clause (a) of said Section 3.1 of the Assignment of Leases.
               2.4.4 Prepayments After Default. If during the continuance of an Event of Default payment of all or any part of the Debt is tendered by Borrower or otherwise recovered by Lender (including through application of any Reserve Funds or any Net Proceeds), (a) such tender or recovery shall be deemed made on the next occurring Payment Date together with the monthly Debt Service amount calculated at the Default Rate from and after the date of such Event of Default, (b) if such tender or recovery occurs on or prior to the Initial Maturity Date, Borrower shall pay, in addition to the Debt, the Prepayment Premium due on the amount of the Loan being prepaid or satisfied, (c) Borrower shall also pay an amount equal to one percent (1%) of the amount of the Loan being prepaid or satisfied, and (d) Borrower shall also pay the Breakage Costs, if any.
               2.4.5 Prepayments Made on Dates Other Than Payment Dates. With respect to any provision herein or in any other Loan Document providing that if a payment or prepayment of the Loan is made on a date other than a Payment Date such payment or prepayment shall be accompanied by all interest which would have accrued on the amount of the Loan so paid or prepaid through, but not including, the next succeeding ninth (9th) day of a calendar month, Borrower shall be entitled to a credit toward the following month’s Monthly Interest Payment or any other amounts due under the Loan in an amount equal to the amount of interest actually earned by Lender on the portion of such interest payment in excess of the amount of interest actually accrued on the date of such payment or prepayment (the “Extra Non-Accrued Interest”). In order to effectuate the foregoing, upon any prepayment resulting in any Extra Non-Accrued Interest pursuant to the terms hereof, Lender shall deposit such Extra Non-Accrued Interest in an interest-bearing account for the benefit of Lender until the next Payment Date in order to determine the credit against the next Monthly Interest Payment due to Borrower under this Section 2.4.5, following which Payment Date (a) Lender may withdraw such Extra Non-Accrued Interest, together with all interest accrued thereon, from such account and apply the amount of the interest accrued on such Extra Non-Accrued Interest to amounts due and payable to Lender on such Payment Date, (b) such Extra Non-Accrued Interest, together with all interest accrued thereon, shall constitute the sole and exclusive property of Lender, and (c) Lender shall have no further obligations to Borrower with respect to such Extra Non-Accrued Interest and/or the interest accrued thereon. Lender shall not be responsible for obtaining any particular interest rate with respect to any Extra Non-Accrued Interest.
          Section 2.5 Release of Property. Except as set forth in this Section 2.5, no repayment or prepayment of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the Lien of the Mortgage or any other Loan Document on the Property.

               2.5.1 Releases of Five Acre Parcel.
                        (a) Conditions for Release. Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, in connection with the Transfer of the Six Acre Parcel and the Assumption in accordance with Section 5.2.11 hereof, if applicable, Borrower shall have the right, without the prior consent of Lender and without violating the Loan Documents, to have the Five Acre Parcel released from the lien of the Mortgage and the other Loan Documents (the “Five Acre Release”), provided that all of the following conditions shall be satisfied with respect to the Five Acre Release:
     (i) At least ten (10) Business Days prior to the anticipated date of such Five Acre Release, Borrower shall have submitted to Lender a written request for release (a “Release Request”), which Release Request shall include an Officer’s Certificate providing a certification that as of the date of such Release Request, no monetary Default nor any Event of Default shall have occurred and be continuing;
     (ii) All accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sum then due hereunder or under any of the other Loan Documents, including, without limitation, any applicable Breakage Costs, shall have been paid in full or shall have been arranged to be paid in full contemporaneously with the closing of such Five Acre Release; provided, however, if such Five Acre Release closes on a date which is not a Payment Date, Borrower shall also have paid or shall have arranged to be paid contemporaneously with the closing of such Five Acre Release, interest on the Five Acre Release Price to, but not including, the next succeeding ninth (9th) day of a calendar month;
     (iii) If the closing of such Five Acre Release shall occur prior to the Initial Maturity Date, Borrower shall have paid or shall have arranged to be paid contemporaneously with the closing of such Five Acre Release the Five Acre Prepayment Premium;
     (iv) In addition to the amounts set forth in the foregoing clauses (ii) and (iii), Borrower shall have paid, or shall have arranged to be paid contemporaneously with the closing of such Five Acre Release, to Lender the Five Acre Release Price, which shall be applied as contemplated by Section 2.4.3 hereof;
     (v) Borrower shall have paid all of the actual out-of-pocket reasonable third party legal fees and actual out-of-pocket reasonable third party expenses incurred by Lender in connection with (A) reviewing and processing any Release Request, whether or not the Five Acre Release actually closes, (B) the satisfaction of any of the conditions set forth in this Section 2.5.1(a), and (C) providing all release documents in connection with the Five Acre Release as provided in Section 2.5.1(d) hereof;

     (vi) No monetary Default nor any Event of Default shall have occurred and be continuing at the time of the submission by Borrower of a Release Request or at the time of the closing of such Five Acre Release;
     (vii) After giving effect to the sale and release of the Five Acre Parcel, the Six Acre Parcel will (A) comply, in all material respects, with all zoning ordinances, including, without limitation, those related to parking, lot size and density, (B) constitute one or more separate tax parcels, and not be subject to any lien for taxes due or not yet due attributable to the Five Acre Parcel, and (C) comply, in all material respects, with all applicable Legal Requirements, including, without limitation, those relating to subdivision and land use, except to the extent of any legal non-conforming use permitted as of the Closing Date;
     (viii) Borrower shall have certified to Lender that, with respect to the Six Acre Parcel, it continues to have or has obtained through one or more reciprocal easement or other agreements approved by Lender in its reasonable judgment, substantially the same (A) access for all of the Improvements (including any Permitted Temporary Improvements located on the Six Acre Parcel, unless no longer required by the Hotel/Casino Property Owner) or for any future Improvements which may be constructed on the Six Acre Parcel to parking, vehicular and pedestrian ingress and egress to and from (1) public roads, including, without limitation, Paradise Road and Harmon Avenue (subject to certain restrictions approved by Lender in its reasonable discretion), (2) common areas, including, without limitation, the pool area at the Hard Rock Hotel and Casino (subject to certain restrictions approved by Lender in its reasonable discretion), and (3) a pedestrian bridge to be constructed on the Property and the Hotel/Casino Property, and the right to connect and attach to such portions of the pedestrian bridge constructed on the Five Acre Parcel and on the Hotel/Casino Property (subject to certain restrictions approved by Lender in its reasonable discretion), (B) utility services for all of the Improvements or for any future Improvements which may be constructed on the Six Acre Parcel, (C) water flow and drainage pipes, detention ponds and other drainage infrastructure for all of the Improvements or for any future Improvements which may be constructed on the Six Acre Parcel, and (D) rights for monumentation and directional signage for all of the Improvements or for any future Improvements which may be constructed on the Six Acre Parcel to be generally located at the Harmon Avenue entrance to the Hotel/Casino Property and the Paradise Road entrance to the Property (subject to certain restrictions approved by Lender in its reasonable discretion), in each instance as exists as of the date immediately preceding such Five Acre Release, it being agreed that Lender will subordinate the lien of the Mortgage to any such reciprocal easement agreement or other agreement approved by Lender in its reasonable judgment;
     (ix) Borrower shall deliver to Lender or shall cause Gansevoort Borrower to deliver to Lender, at Borrower’s (or Gansevoort Borrower’s, as the case may be) sole cost and expense, a new or updated ALTA/ASCM survey of the

Six Acre Parcel, which survey shall substantially conform to Lender’s then-current requirements for surveys to be delivered in connection with its loans;
     (x) The Title Company shall issue an endorsement to the Title Insurance Policy regarding the validity of Lender’s lien on the Six Acre Parcel and any other endorsements reasonably requested by Lender in connection with the Five Acre Release; and
     (xi) Borrower shall have delivered to Lender (A) any amendments to the Loan Documents deemed reasonably necessary by Lender in order to effectuate the release of the Five Acre Parcel and/or to continue to retain all of its rights in the Six Acre Parcel, and (B) all documents and information reasonably requested by Lender in order to verify the satisfaction of the foregoing conditions.
                         (b) With respect to any proposed Five Acre Release that does not close for any reason, on the earlier to occur of (i) five (5) Business Days after the date on which Lender is notified that such Five Acre Release will not close, or (ii) the one hundred thirty-fifth (135th) day following the delivery to Lender of the related Release Request, Lender shall be reimbursed for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith.
                         (c) In the event that a Five Acre Release with respect to which a Release Request was submitted to Lender does not close within one hundred thirty-five (135) days after the date of such Release Request, if Borrower wishes to proceed with such Five Acre Release, Borrower shall be required to re-submit an updated Release Request to Lender and satisfy the conditions set forth in Section 2.5.1(a) hereof with respect to the Five Acre Release which is the subject of such resubmitted Release Request as of the date of such resubmission.
                         (d) With respect to a Five Acre Release, upon satisfaction of the conditions set forth in Section 2.5.1(a) hereof, Lender, at the sole cost and expense of Borrower, shall execute and deliver to Borrower releases, satisfactions, reconveyances, discharges, terminations and/or assignments, as applicable and as reasonably requested by Borrower, of the Mortgage and the other Loan Documents relating to the Five Acre Parcel.
                         (e) With respect to a Five Acre Release, upon the full execution, delivery and, as appropriate, recordation or filing of the applicable documents contemplated under Section 2.5.1(d) hereof, all references in this Agreement to the term “Property” shall be deemed to exclude the Five Acre Parcel for all purposes hereunder.
               2.5.2 Sale of Property during Event of Default. Notwithstanding the provisions of the foregoing Section 2.5.1 or any other provision to the contrary in this Agreement or the other Loan Documents, it is expressly acknowledged and agreed by Borrower that, upon the occurrence and during the continuance of an Event of Default: (i) Borrower shall not have any right to sell the Property or any portion thereof without, in each instance, Lender’s prior written consent, which consent may be given or withheld in Lender’s sole discretion, (ii) any such sale of the Property or any portion thereof shall be on such terms and conditions as to which Lender and Borrower shall agree, Lender, however, having the right to impose such terms and conditions as it shall elect in its sole discretion, (iii) the provisions of this Section 2.5 (other than this Section 2.5.2) shall not be applicable to any such sale of the Property or any portion thereof consented to by Lender as aforesaid, and (iv) in the event that, following any such sale of the Property or any portion thereof, the Debt shall have been paid in full, Lender shall distribute any remaining proceeds to Borrower.
               2.5.3 Release on Payment in Full. Upon the written request and payment by Borrower of the customary recording fees and the actual out-of-pocket third-party costs and expenses of Lender and upon payment in full of all principal and interest due on the Loan and all other amounts due and payable under the Loan Documents in accordance with the terms and provisions of the Note and this Agreement, Lender shall release the Lien of the Mortgage and the other Loan Documents.
          Section 2.6 Cash Management.
               2.6.1 Lockbox Account. (a) Borrower shall establish and maintain a segregated Eligible Account (the “Lockbox Account”) with Lockbox Bank in trust for the benefit of Lender, which Lockbox Account shall be under the sole dominion and control of Lender. The Lockbox Account shall be entitled “HRHH Development Transferee, LLC, for the benefit of Column Financial, Inc., its successors and/or assigns — Lockbox Account” or such other title as shall be reasonably acceptable to Lender and the applicable Lockbox Bank. Borrower hereby grants to Lender a first priority security interest in the Lockbox Account and all deposits at any time contained therein and the proceeds thereof, and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Lockbox Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof and entering into a deposit account control agreement with Lockbox Bank and Lender in a form or forms reasonably acceptable to Lender. Lender shall have the sole right to make withdrawals from the Lockbox Account for application pursuant to the terms of this Agreement and all reasonable costs and expenses for establishing and maintaining the Lockbox Account shall be paid by Borrower.
                    (b) Borrower shall, or shall cause Manager (if applicable) to, deliver irrevocable written instructions to all commercial tenants under Leases of space at the Property to deliver all Rents payable thereunder directly to the Lockbox Account. Borrower shall, and shall cause Manager (if applicable) to, deposit all amounts received by Borrower or Manager (if applicable) constituting Rents (including Rents from all non-commercial tenants under Leases of space at the Property) or any other Gross Income from Operations into the Lockbox Account within one (1) Business Day after receipt.
                    (c) Borrower shall obtain from Lockbox Bank its agreement to transfer to the Cash Management Account in immediately available funds by federal wire transfer all amounts on deposit in the Lockbox Account once every Business Day throughout the term of the Loan.
                    (d) Borrower and Lender agree that, notwithstanding the foregoing Sections 2.6.2 (a), (b) and (c), on the Closing Date Borrower shall not be obligated to establish or maintain the Lockbox Account, provided, however, Lender shall have the right, at any time during the term of the Loan (including any Extension Term) either (x) following the occurrence and during the continuance of an Event of Default, or (y) following the commencement of a regular or recurring stream of Gross Income from Operations, upon five (5) Business Days prior notice to Borrower (the earlier of the date on which Borrower establishes the Lockbox Account or the fifth (5th) Business Day following such notice is hereinafter referred to as the “Lockbox Implementation Date”) to require Borrower to establish and maintain the Lockbox Account, at Borrower’s sole cost and expense, as provided in this Section 2.6.1. Notwithstanding the foregoing, Borrower shall, or shall cause Manager (if applicable) to deposit, on the date of receipt, or if received subsequent to 3:00 pm New York time, not later than the Business Day following receipt, (i) to the Cash Management Account at all times prior to the Lockbox Implementation Date, or (ii) to the Lockbox Account on and after the Lockbox Implementation Date, any and all income and proceeds from the Property of any kind or nature paid to or received by or on behalf of Borrower from any source.
               2.6.2 Cash Management Account. (a) There shall be established and maintained a segregated Eligible Account (the “Cash Management Account”), which Cash Management Account shall be under the sole dominion and control of Lender. The Cash Management Account shall be entitled “Column Financial, Inc., its successors and/or assigns — HRHH Development Transferee, LLC Cash Management Account” or such other title as shall be reasonably acceptable to Lender and the bank holding the Cash Management Account. Borrower hereby grants to Lender a first priority security interest in the Cash Management Account and all deposits at any time contained therein and the proceeds thereof, and will take all actions requested by Lender that are necessary to maintain in favor of Lender a perfected first priority security interest in the Cash Management Account, including, without limitation, executing and filing UCC-1 Financing Statements and continuations thereof and entering into a deposit control agreement with the bank holding the Cash Management Account and Lender in a form or forms reasonably acceptable to Lender. Lender shall have the sole right to make withdrawals from the Cash Management Account for application pursuant to the terms of this Agreement and the other Loan Documents and all reasonable costs and expenses for establishing and maintaining the Cash Management Account shall be paid by Borrower.
                    (b) Provided no Event of Default shall have occurred and be continuing, on the last Business Day of each calendar week during an Interest Period (or such other date as is expressly set forth in the Cash Management Agreement) all funds on deposit in the Cash Management Account shall be credited towards payment of the following items (but not disbursed) in the order indicated, it being acknowledged and agreed by Borrower and Lender, however, that (1) as soon as there are sufficient funds in the Cash Management Account to satisfy the amounts that will be due on the next Payment Date under clauses (i) and (ii) below, on the last Business Day of each calendar week thereafter during the remainder of such Interest Period, Lender shall disburse the funds on deposit in the Cash Management Account to Borrower until such time, if ever, during such Interest Period as the total amounts that will be due on the next Payment Date under clause (iii) and (iv) below shall have been fully disbursed, and (2) on each Payment Date, all remaining funds in the Cash Management Account shall be disbursed in accordance with the following in the order indicated, except to the extent already disbursed on account of clause (iii) and/or (iv) below:

     (i) First, payment to Lender of the Monthly Interest Payment computed at the Applicable Interest Rate;
     (ii) Second, payment to Lender of (or reimbursement of Lender for) any other amounts or reasonable miscellaneous fees or expenses (including, without limitation, any “protective advances” made by Lender in respect of the Loan) then due and payable pursuant to the terms of the Loan Documents;
     (iii) Third, payment to Borrower of an amount sufficient to pay the monthly Operating Expenses, excluding any management fees payable to any Manager, and Capital Expenditures pursuant to the Approved Annual Budget (other than (A) Taxes and Insurance Premiums to be paid for out of the Tax and Insurance Escrow Funds, and (B) and Operating Expenses, Capital Expenditures and/or other expenses to be paid for out of any other Reserve Funds) or if no Approved Annual Budget is then in effect, as reasonably approved by Lender;
     (iv) Fourth, payment to Borrower for Extraordinary Expenses approved by Lender, if any (such amounts as remain after application to items (i) through (iii) above and this item (iv), collectively, the “Excess Cash Flow”); and
     (v) Fifth, payment to Lender of all Excess Cash Flow for deposit into the Interest Reserve Fund.
                        (c) Subject to Sections 2.6.3 and 7.2.2 hereof, the insufficiency of funds on deposit in the Cash Management Account shall not relieve Borrower from the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, including, without limitation, the payments set forth in clauses (i) through (iv), inclusive, in Section 2.6.2(b) hereof, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.
                        (d) All funds on deposit in the Cash Management Account following the occurrence and during the continuation of an Event of Default may be applied by Lender to the Debt in any order, priority and proportions as Lender shall elect in its sole discretion from time to time until the Debt is paid in full, with any amounts remaining being disbursed to Borrower. Borrower and Lender hereby agree and acknowledge that if (A) all of the Obligations have been satisfied, and (B) there are funds remaining in any of the Reserve Funds, Lender shall deliver such funds to Borrower.
          Section 2.7 Extensions of the Initial Maturity Date. Borrower shall have the option (each, an “Extension Option”) to extend the term of the Loan beyond the Initial Maturity Date for two (2) successive terms (each, an “Extension Term”) of six (6) calendar months each (the Initial Maturity Date following the exercise of each Extension Option being the “Extended Maturity Date”).
               2.7.1 First Extension Option. Borrower shall have the right to extend the Initial Maturity Date to the First Extended Maturity Date (the “First Extension Option”; and the period commencing on the first (1st) day following the Initial Maturity Date and ending on the

First Extended Maturity Date being referred to herein as the “First Extension Term”), provided that all of the following conditions are satisfied:
                    (a) no monetary Default nor any Event of Default shall have occurred and be continuing at the time the First Extension Option is exercised or on the date that the First Extension Term commences;
                    (b) Borrower shall notify Lender of its irrevocable election to exercise the First Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the Initial Maturity Date;
                    (c) if the Interest Rate Cap Agreement is scheduled to mature prior to the First Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first (1st) day of the First Extension Term, a Replacement Interest Rate Cap Agreement (or extension of the existing Interest Rate Cap Agreement) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement (or extension of the existing Interest Rate Cap Agreement) shall (i) be effective commencing on the first (1st) day of the First Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the First Extended Maturity Date;
                    (d) not later than one (1) Business Day immediately preceding the first (1st) day of the First Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;
                    (e) not later than one (1) Business Day immediately preceding the first (1st) day of the First Extension Term, Borrower shall have deposited with Lender in immediately available funds, for deposit by Lender into the Interest Reserve Account, an amount equal to the difference between (i) the aggregate amount of Debt Service that Lender reasonably estimates will be due and payable during the First Extension Term calculated at an interest rate equal to the then applicable Strike Price plus the then applicable Spread, less (ii) the amount on deposit in the Interest Reserve Fund as of the day immediately preceding the first (1st) day of the First Extension Term, which amount thereafter shall constitute a part of the Interest Reserve Fund and shall be held and disbursed by Lender as set forth in Section 7.2 hereof;
                    (f) not later than one (1) Business Day immediately preceding the first (1st) day of the First Extension Term, Borrower shall have made a deposit to the Tax and Insurance Escrow Fund to cover Taxes and Insurance Premiums coming due following the first (1st) day of the First Extension Term through the duration of the First Extension Term, based on the same criteria used by Lender to determine the amount deposited to the Tax and Insurance Escrow Fund on the Closing Date, which amount thereafter shall constitute a part of the Tax and Insurance Escrow Fund and shall be held and disbursed by Lender as set forth in Section 7.1 hereof;
                    (g) Borrower shall have delivered to Lender a “110.5A” (extension of maturity date) endorsement to the Title Insurance Policy;

                    (h) Borrower shall have paid to Lender an extension fee equal to one percent (1.0%) of the Outstanding Principal Balance not later than one (1) Business Day immediately preceding the first (1st) day of the First Extension Term; and
                    (i) Borrower shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrower be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).
               2.7.2 Second Extension Option. Borrower shall have the right to extend the First Extended Maturity Date to the Second Extended Maturity Date (the “Second Extension Option”; and the period commencing on the first (1st) day following the First Extended Maturity Date and ending on the Second Extended Maturity Date being referred to herein as the “Second Extension Term”), provided that all of the following conditions are satisfied:
                    (a) no monetary Default nor any Event of Default shall have occurred and be continuing at the time the Second Extension Option is exercised or on the date that the Second Extension Term commences;
                    (b) Borrower shall notify Lender of its irrevocable election to exercise the Second Extension Option not earlier than six (6) months, and not later than thirty (30) days, prior to the First Extended Maturity Date;
                    (c) if the Interest Rate Cap Agreement is scheduled to mature prior to the Second Extended Maturity Date, Borrower shall obtain and deliver to Lender not later than one (1) Business Day immediately preceding the first (1st) day of the Second Extension Term, a Replacement Interest Rate Cap Agreement (or extension of the existing Interest Rate Cap Agreement) from an Acceptable Counterparty, which Replacement Interest Rate Cap Agreement (or extension of the existing Interest Rate Cap Agreement) shall (i) be effective commencing on the first (1st) day of the Second Extension Term, (ii) have a LIBOR strike price equal to the applicable Strike Price, and (iii) have a maturity date not earlier than the Second Extended Maturity Date;
                    (d) not later than one (1) Business Day immediately preceding the first (1st) day of the Second Extension Term, all accrued and unpaid interest and any unpaid or unreimbursed amounts in respect of the Loan and any other sums then due to Lender hereunder or under any of the other Loan Documents shall have been paid in full;
                    (e) not later than one (1) Business Day immediately preceding the first (1st) day of the Second Extension Term, Borrower shall have deposited with Lender in immediately available funds, for deposit by Lender into the Interest Reserve Account, an amount equal to the difference between (i) the aggregate amount of Debt Service that Lender reasonably estimates will be due and payable during the Second Extension Term calculated at an interest rate equal to the then applicable Strike Price plus the then applicable Spread, less (ii) the amount on deposit in the Interest Reserve Fund as of the day immediately preceding the first (1st) day of the Second Extension Term, which amount thereafter shall constitute a part of the Interest Reserve Fund and shall be held and disbursed by Lender as set forth in Section 7.2 hereof;

                    (f) not later than one (1) Business Day immediately preceding the first (1st) day of the Second Extension Term, Borrower shall have made a deposit to the Tax and Insurance Escrow Fund to cover Taxes and Insurance Premiums coming due following the first (1st) day of the Second Extension Term through the duration of the Second Extension Term, based on the same criteria used by Lender to determine the amount deposited to the Tax and Insurance Escrow Fund on the Closing Date, which amount thereafter shall constitute a part of the Tax and Insurance Escrow Fund and shall be held and disbursed by Lender as set forth in Section 7.1 hereof;
                    (g) Borrower shall have delivered to Lender a “110.5A” (extension of maturity date) endorsement to the Title Insurance Policy;
                    (h) Borrower shall have paid to Lender an extension fee equal to one percent (1.0%) of the Outstanding Principal Balance not later than one (1) Business Day immediately preceding the first (1st) day of the Second Extension Term; and
                    (i) Borrower shall have reimbursed Lender for all costs reasonably incurred by Lender in processing the extension request, including, without limitation, reasonable legal fees and expenses; provided, however, that in no event shall Borrower be required to pay any such fees, costs or expenses in excess of Five Thousand Dollars ($5,000).
ARTICLE III.
INTENTIONALLY OMITTED.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES.
          Section 4.1 Representations of Borrower. Borrower represents and warrants that as of the Closing Date:
               4.1.1 Organization. Borrower has been duly organized and is validly existing and in good standing with requisite power and authority to own its properties and to transact the businesses in which it is now engaged. Borrower is duly qualified to do business and is in good standing in each jurisdiction where it is required to be so qualified in connection with its properties, businesses and operations. Borrower possesses all material rights, licenses, permits and authorizations, governmental or otherwise, necessary to entitle it to own its properties and to transact the businesses in which it is now engaged, and the sole business of Borrower is the ownership, management and operation of the Property. The ownership interests of Borrower are as set forth on the organizational chart attached hereto as Schedule II.
               4.1.2 Proceedings. Borrower has taken all necessary action to authorize the execution, delivery and performance of this Agreement and the other Loan Documents. This Agreement and the other Loan Documents have been duly executed and delivered by or on behalf of Borrower and constitute legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, subject only to applicable bankruptcy, insolvency and similar laws affecting rights of creditors generally, and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).
               4.1.3 No Conflicts. The execution, delivery and performance of this Agreement and the other Loan Documents by Borrower will not materially conflict with or result in a material breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any lien, charge or encumbrance (other than pursuant to the Loan Documents) upon any of the property or assets of Borrower pursuant to the terms of any indenture, mortgage, deed of trust, loan agreement, partnership agreement, management agreement or other agreement or instrument to which Borrower is a party or by which any of Borrower’s property or assets is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over Borrower or any of Borrower’s properties or assets, and any consent, approval, authorization, order, registration or qualification of or with any such Governmental Authority necessary to permit the execution, delivery and performance by Borrower of this Agreement or any other Loan Documents has been obtained and is in full force and effect.
               4.1.4 Litigation. Except as set forth on Schedule III attached hereto:
                    (a) There is no action, suit, claim, proceeding or investigation pending against Borrower or any Guarantor or the Property or, to Borrower’s actual knowledge, threatened in writing against Borrower or any Guarantor or the Property in any court or by or before any other Governmental Authority that would have a material adverse effect on (i) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower, any Guarantor or the Property, (ii) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (iii) the ability of Borrower or any Guarantor to perform, in all material respects, its obligations under each of the Loan Documents, or (iv) the value of, or cash flow from the Property.
                    (b) There is no proceeding, investigation or disciplinary action pending or, to Borrower’s actual knowledge, threatened in writing, in connection with, or that seeks to restrain, enjoin, prevent the consummation of or otherwise challenge, any of the Loan Documents or any of the transactions contemplated therein.
               4.1.5 Agreements. Borrower is not a party to any agreement or instrument or subject to any restriction which would be reasonably likely to materially and adversely affect Borrower or the Property, or Borrower’s business, properties or assets, operations or condition, financial or otherwise. To the best of Borrower’s actual knowledge, Borrower is not in default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, license or instrument to which it is a party or by which Borrower or the Property is bound. Borrower has no material financial obligation under any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which Borrower is a party or by which Borrower or the Property is otherwise bound, other than

(a) obligations incurred in the ordinary course of the operation of the Property as permitted pursuant to clause (t) of the definition of “Special Purpose Entity” set forth in Section 1.1 hereof, (b) obligations under the Loan Documents, and (c) obligations pursuant to any Management Agreement.
               4.1.6 Title. Borrower has good, marketable and insurable fee simple title to the real property comprising part of the Property and good title to the balance of the Property, free and clear of all Liens whatsoever except the Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To the best of Borrower’s actual knowledge, the Permitted Encumbrances in the aggregate do not materially and adversely affect the operation or use of the Property (as currently used) or Borrower’s ability to repay the Loan. The Mortgage, when properly recorded in the appropriate records, together with any Uniform Commercial Code financing statements required to be filed in connection therewith, will create (a) a valid, perfected first priority lien on the real property portion of the Property, subject only to Permitted Encumbrances and the Liens created by the Loan Documents, and (b) together with the filing of the required Uniform Commercial Code financing statements and the proper recording of the Assignment of Leases, perfected security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances, such other Liens as are permitted pursuant to the Loan Documents and the Liens created by the Loan Documents. To Borrower’s actual knowledge after due inquiry, there are no claims for payment for work, labor or materials affecting the Property that are or may become a Lien prior to, or of equal priority with, the Liens created by the Loan Documents, except any Lien then being contested pursuant to, and in accordance with, Section 3.6(b) of the Mortgage.
               4.1.7 Solvency. Borrower has (a) not entered into the transaction or executed the Note, this Agreement or any other Loan Documents with the actual intent to hinder, delay or defraud any creditor and (b) received reasonably equivalent value in exchange for its obligations under such Loan Documents. Taking into account the Loan, the aggregate fair saleable value of Borrower’s assets exceeds and will exceed Borrower’s total aggregate liabilities, including, without limitation, subordinated, unliquidated, disputed and contingent liabilities. Taking into account the Loan, the aggregate fair saleable value of Borrower’s assets is and will be greater than Borrower’s probable aggregate liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Taking into account the Loan, Borrower’s assets do not and will not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur Indebtedness and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such Indebtedness and liabilities as they mature (taking into account the timing and amounts of cash to be received by Borrower and the amounts to be payable on or in respect of the obligations of Borrower). No petition in bankruptcy has been filed against Borrower or any Guarantor, and none of Borrower nor any Guarantor has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. None of Borrower nor any Guarantor are contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of all or a major portion of its assets or properties, and Borrower does not have any actual knowledge of any Person contemplating the filing of any such petition against it or any Guarantor.

               4.1.8 Full and Accurate Disclosure. To Borrower’s actual knowledge, no statement of fact made by Borrower in this Agreement or in any of the other Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not misleading. There is no fact or circumstance presently known to Borrower which has not been disclosed to Lender and which will have a material adverse effect on (a) the use and operation of the Property, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, or (c) the ability of Borrower or any Guarantor to perform, in all material respects, its obligations under each of the Loan Documents.
               4.1.9 No Plan Assets. As of the date hereof and throughout the term of the Loan (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA, (b) none of the assets of Borrower constitutes or will constitute “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (d) none of the assets of Borrower constitute “plan assets” of a governmental plan within the meaning of 29 C.F.R. Section 2510.3-101 for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans.
               4.1.10 Compliance. Except as set forth in the Zoning Report, Borrower and, to the best of Borrower’s actual knowledge after due inquiry, the Property (including the use thereof) comply in all material respects with all applicable Legal Requirements, including, without limitation, building and zoning ordinances and codes and Prescribed Laws. Borrower is not in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority. There has not been committed by Borrower or, to Borrower’s actual knowledge, any other Person in occupancy of or involved with the operation or use of the Property, any act or omission affording the federal government or any other Governmental Authority the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents.
               4.1.11 Financial Information. To Borrower’s actual knowledge, all historical financial data, including, without limitation, the statements of cash flow and income and operating expense, that have been delivered to Lender in connection with the Loan (i) are true, complete and correct in all material respects, (ii) accurately represent in all material respects the financial condition of the Property as of the date of such reports, and (iii) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Except for Permitted Encumbrances and except as referred to or reflected in said financial statements previously delivered to Lender in connection with the Loan, Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and are reasonably likely to have a materially adverse effect on the Property. Since the date of such financial statements, there has been no material adverse change in the financial condition, operation or business of Borrower or, to Borrower’s actual knowledge after due inquiry, the Property from that set forth in said financial statements.

               4.1.12 Condemnation. No Condemnation or other proceeding has been commenced or, to Borrower’s actual knowledge, is threatened in writing received by Borrower or contemplated with respect to all or any portion of the Property or for the relocation of any roadway providing direct access to the Property.
               4.1.13 Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by any Legal Requirements or by the terms and conditions of this Agreement or the other Loan Documents.
               4.1.14 Utilities and Public Access. To Borrower’s actual knowledge after due inquiry, the Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service the Property for its intended uses. All public utilities necessary to the continued current use and enjoyment of the Property are located either in the public right-of-way abutting the Property (which are connected so as to serve the Property without passing over other property) or in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy covering the Property. To Borrower’s actual knowledge after due inquiry, all roads necessary for the use of the Property for its current and intended purposes, including, without limitation, Paradise Road and Harmon Avenue (subject to certain restrictions approved by Lender in its reasonable discretion), have been completed and dedicated to public use and accepted by all Governmental Authorities or are located in recorded easements serving the Property and such easements are set forth in and insured by the Title Insurance Policy.
               4.1.15 Not a Foreign Person. Borrower is not a “foreign person” within the meaning of §1445(f)(3) of the Code.
               4.1.16 Separate Lots. The Property is comprised of one (1) or more parcels which constitute a separate tax lot or lots and does not constitute a portion of any other tax lot not a part of the Property.
               4.1.17 Assessments. Except as disclosed in the Title Insurance Policy, to Borrower’s actual knowledge, there are no pending or proposed special or other assessments for public improvements or otherwise affecting the Property, nor are there any contemplated improvements to the Property that may result in such special or other assessments.
               4.1.18 Enforceability. The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrower or any Guarantor, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (subject to principles of equity and bankruptcy, insolvency and other laws generally affecting creditors’ rights and the enforcement of debtors’ obligations), and none of Borrower nor any Guarantor has asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

               4.1.19 No Prior Assignment. There are no prior assignments by Borrower of the Leases or any portion of the Rents due and payable or to become due and payable which are presently outstanding.
               4.1.20 Insurance. Borrower has obtained and has delivered to Lender certified copies of all Policies (or “Accord” certificates evidencing coverage thereof) reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any such Policies, and no Person, including Borrower, has done, by act or omission, anything which would impair the coverage of any such Policies.
               4.1.21 Use of the Property. The Property is currently vacant and unimproved, other than the presence of (i) one or more paved areas for parking, and (ii) one or more Permitted Temporary Improvements.
               4.1.22 Certificate of Occupancy; Operating Permits. To the best of Borrower’s actual knowledge after due inquiry, all certifications, permits, licenses and approvals, including, without limitation, all environmental, health and safety licenses, necessary to permit the legal use and operation of the Property as currently operated on the date hereof (collectively, the “Operating Permits”), have been obtained and are in full force and effect. Borrower shall keep and maintain, or cause to be kept and maintained, all Operating Permits necessary for the operation of the Property as currently operated on the date hereof. Attached hereto as Schedule IV is, to the best of Borrower’s actual knowledge after due inquiry, a true and complete list of all current Operating Permits and those which are subject to renewal.
               4.1.23 Flood Zone. No portion of the Property is located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards.
               4.1.24 Physical Condition. Borrower has not received notice from any insurance company or bonding company of any defects or inadequacies in the Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.
               4.1.25 Boundaries. Except as disclosed on the Survey, to Borrower’s actual knowledge, no improvements, easements or other encumbrances on adjoining properties encroach upon the Property so as to materially and adversely affect the value or marketability of the Property except those which are insured against by the Title Insurance Policy.
               4.1.26 Leases. The Property is not subject to any Leases and no Person has any possessory interest in the Property or any right to occupy the same, except pursuant to the Temporary REA.
               4.1.27 Intentionally Omitted.
               4.1.28 Principal Place of Business; State of Organization. Borrower’s principal place of business as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower is organized under the laws of the State of Delaware.

               4.1.29 Filing and Recording Taxes. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the transfer of the Property to Borrower have been paid as of the Closing Date. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under applicable Legal Requirements currently in effect in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including, without limitation, the Mortgage, have been paid as of the Closing Date, and the Mortgage and the other Loan Documents are enforceable against Borrower in accordance with their respective terms by Lender (or any subsequent holder thereof), subject to principles of equity and bankruptcy, insolvency and other laws generally applicable to creditors’ rights and the enforcement of debtors’ obligations.
               4.1.30 Special Purpose Entity/Separateness. (a) Until the Debt has been paid in full, Borrower hereby represents, warrants and covenants that Borrower is, shall be and shall continue to be a Special Purpose Entity.
                    (b) The representations, warranties and covenants set forth in Section 4.1.30(a) hereof shall survive for so long as any amount remains payable to Lender under this Agreement or any other Loan Document.
                    (c) All of the assumptions made in the Insolvency Opinion, including, but not limited to, any exhibits attached thereto, are true and correct in all respects. Borrower has complied and will comply with all of the assumptions made with respect to Borrower in the Insolvency Opinion.
                    (d) Borrower hereby covenants and agrees that (i) any assumptions made in any subsequent non-consolidation opinion required to be delivered in connection with the Loan Documents (an “Additional Insolvency Opinion”), including, but not limited to, any exhibits attached thereto, shall be true and correct in all respects, (ii) Borrower will comply with all of the assumptions made with respect to Borrower in any Additional Insolvency Opinion, and (iii) each Person other than Borrower with respect to which an assumption shall be made in any Additional Insolvency Opinion will comply with all of the assumptions made with respect to it in any Additional Insolvency Opinion.
               4.1.31 Management Agreement. In the event that Borrower shall enter into any Management Agreement, following the date thereof, there shall be no material default thereunder.
               4.1.32 Illegal Activity. No portion of the Property has been or will be purchased by Borrower or any other Restricted Party with proceeds of any illegal activity.
               4.1.33 No Change in Facts or Circumstances; Disclosure. To Borrower’s actual knowledge, all material information submitted by Borrower to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower in this Agreement or in any other Loan Document, are accurate, complete and correct in all material respects. To Borrower’s actual knowledge, there has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that otherwise materially and adversely impairs, or is reasonably likely to do so after the date hereof, the use or operation of the Property or the business operations or the financial condition of Borrower. Borrower has disclosed to Lender all material facts actually known to Borrower and has not failed to disclose any material fact actually known to Borrower that could cause any Provided Information or representation or warranty made herein to be materially misleading.
               4.1.34 Investment Company Act. Borrower is not (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.
               4.1.35 Embargoed Person. At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower or any Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by, any Person subject to trade restrictions under United States law, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. § 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated under any such United States laws (each, an “Embargoed Person”), with the result that the Loan made by Lender is or would be in violation of law; (b) no Embargoed Person shall have any interest of any nature whatsoever in Borrower or any Guarantor, as applicable, with the result that the Loan is or would be in violation of law; and (c) none of the funds of Borrower or any Guarantor, as applicable, shall be derived from any unlawful activity with the result that the Loan is or would be in violation of law.
               4.1.36 Cash Management Account. (a) This Agreement, together with the other Loan Documents, creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Lockbox Account (if and when established) and the Cash Management Account in favor of Lender, which security interest is prior to all other Liens and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed, assigned or encumbered the Lockbox Account and/or the Cash Management Account;
                    (b) The Cash Management Account constitutes, and the Lockbox Account, if and when established, shall constitute, a “deposit account” within the meaning of the Uniform Commercial Code of the State of New York;
                    (c) The Lockbox Account, if and when established, shall not be in the name of any Person other than Borrower, as pledgor, or Lender, as pledgee; and
                    (d) The Cash Management Account is not in the name of any Person other than Lender.

                      4.1.37 No Franchise Agreement. Except with respect to the IP Sublicense Agreement, neither Borrower nor Manager (if applicable) has entered into, and the Property is not subject to, any franchise, trademark or license agreement with any Person with respect to the name and/or operation of the Property. The Collateral Assignment of Intellectual Property License Agreement creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the sublicense to use the Licensed Marks (as defined in the IP Sublicense Agreement) in favor of Lender, which security interest is prior to all other Liens and is enforceable against such creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed, transferred or encumbered the sublicense to use the Licensed Marks. The sublicense to use the Licensed Marks is not in the name of any other Person other than Borrower, as pledgor, and Lender, as pledgee.
                      4.1.38 Reserve Funds. This Agreement creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Reserve Funds in favor of Lender, which security interest is prior to all other Liens and is enforceable against such creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed, transferred or encumbered the Reserve Funds.
                      4.1.39 Pool Rights. The Collateral Assignment of Hard Rock Pool License Agreement creates a valid and continuing security interest (as defined in the Uniform Commercial Code of the State of New York) in the Borrower’s license to use the swimming pool at the Hotel/Casino Property in favor of Lender, which security interest is prior to all other Liens and is enforceable against such creditors of and purchasers from Borrower. Other than in connection with the Loan Documents, Borrower has not sold or otherwise conveyed, transferred or encumbered its license to use the swimming pool at the Hotel/Casino Property. The Borrower’s license to use the swimming pool at the Hotel/Casino Property is not in the name of any other Person other than Borrower, as pledgor, and Lender, as pledgee.
               Section 4.2 Survival of Representations. Borrower agrees that all of the representations and warranties of Borrower set forth in Section 4.1 hereof and elsewhere in this Agreement and in the other Loan Documents shall survive for so long as any amount remains owing to Lender under this Agreement or any of the other Loan Documents by Borrower. All representations, warranties, covenants and agreements made in this Agreement or in the other Loan Documents by Borrower shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.
               Section 4.3 Definition of Borrower’s Knowledge. As used in this Agreement or any other Loan Document, the phrases “Borrower’s knowledge”, “Borrower’s actual knowledge” or “Borrower’s best knowledge” or words of similar import, shall mean the actual knowledge, after commercially reasonable due inquiry, of any of Marc Gordon, David Smail, Ana Nekhamkin, Randy Kwasniewski, Ryan Sprott, Brian Zaumeyer and/or Bobby Kelly (the “Named Knowledge Parties”) and/or any additional individual or individuals who in the future are delegated or assume any of the responsibilities of any of the foregoing Named Knowledge Parties with respect to the Property, and the knowledge of no other Person shall be imputed to any of the Named Knowledge Parties or any such other individuals, it being expressly represented and warranted to Lender by Borrower that it would be unlikely that any material fact regarding the Property or Borrower or otherwise covered in the representations and warranties contained herein or in any other Loan Document would not come to the attention of one or more of the Named Knowledge Parties, after commercially reasonable due inquiry. Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, none of the Named Knowledge Parties shall have any personal liability hereunder.
ARTICLE V.
COVENANTS OF BORROWER
          Section 5.1 Affirmative Covenants. From the Closing Date and until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage encumbering the Property (and all related obligations) in accordance with the terms of this Agreement and the other Loan Documents, Borrower hereby covenants and agrees with Lender that:
               5.1.1 Existence; Compliance with Legal Requirements. Borrower shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, licenses, permits and franchises necessary for the conduct of its business and comply in all material respects with all Legal Requirements applicable to Borrower and the Property, including, without limitation, Prescribed Laws. There shall never be committed by Borrower, and Borrower shall not knowingly permit any other Person in occupancy of or involved with the operation or use of the Property to commit, any act or omission affording the federal government or any state or local government the right of forfeiture against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under any of the Loan Documents. Borrower hereby covenants and agrees not to commit, permit or suffer to exist any act or omission affording such right of forfeiture. Borrower shall at all times maintain, preserve and protect in all material respects all franchises and trade names and preserve all the remainder of its property necessary for the conduct of its business as contemplated hereunder and, subject to Borrower’s right to remove or permit the removal of the Permitted Temporary Improvements, shall keep the Property in good working order and repair in all material respects, and from time to time make, or cause to be made, all reasonably necessary repairs, renewals, replacements, betterments and improvements thereto, all as more fully provided in the Mortgage. Borrower shall keep the Property insured at all times by financially sound and reputable insurers, to such extent and against such risks, and maintain liability and such other insurance, as is more fully provided in this Agreement. Borrower shall operate the Property in accordance with the terms and provisions of the O&M Agreement in all material respects. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding promptly initiated and conducted in good faith and with due diligence, the validity of any Legal Requirement, the applicability of any Legal Requirement to Borrower or the Property or any alleged violation of any Legal Requirement, provided that (a) no Event of Default has occurred and remains uncured; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof nor interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof comply with any such Legal

Requirement determined to be valid or applicable or cure any violation of any Legal Requirement; (e) such proceeding shall suspend the enforcement of the contested Legal Requirement against Borrower and the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure compliance with such Legal Requirement, together with all interest and penalties payable in connection therewith. Following any non-compliance with such Legal Requirement as determined by a court of competent jurisdiction, Lender may apply any such security, as necessary to cause compliance with such Legal Requirement at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Legal Requirement is finally established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.
               5.1.2 Taxes and Other Charges. Borrower shall pay all Taxes and Other Charges now or hereafter levied or assessed or imposed against the Property or any part thereof prior to the date upon which any interest or late charges shall begin to accrue thereon; provided, however, Borrower’s obligation to directly pay Taxes shall be suspended for so long as Borrower complies with the terms and provisions of Section 7.1 hereof. Borrower will deliver to Lender receipts for payment or other evidence satisfactory to Lender that the Taxes and Other Charges have been so paid or are not then delinquent. Borrower shall furnish to Lender receipts for the payment of the Taxes and the Other Charges prior to the date upon which any interest or late charges shall begin to accrue thereon; provided, however, Borrower shall not be required to furnish such receipts for payment of Taxes in the event that such Taxes have been paid by Lender pursuant to Section 7.1 hereof. Borrower shall not suffer and shall promptly cause to be paid and discharged (or provide reasonable security for) any Lien or charge against the Property, and shall promptly pay for all utility services provided to the Property. After prior notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (a) no Event of Default exists; (b) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all applicable statutes, laws and ordinances; (c) neither the Property nor any part thereof nor interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (d) Borrower shall promptly upon final determination thereof pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (e) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the Property; and (f) Borrower shall furnish such security as may be required in the proceeding, or as may be reasonably requested by Lender, to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon. Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in danger of being sold, forfeited, terminated, cancelled or lost or there shall be any imminent danger of the Lien of the Mortgage being primed by any related Lien.
               5.1.3 Litigation. Borrower shall give prompt notice to Lender of any litigation or governmental proceedings pending or threatened in writing against Borrower or any

Guarantor which, if adversely determined, would have a material adverse effect on (a) the business operations, economic performance, assets, financial condition, equity, contingent liabilities, material agreements or results of operations of Borrower, any Guarantor or the Property, (b) the enforceability or validity of any Loan Document, the perfection or priority of any Lien created under any Loan Document or the remedies of Lender under any Loan Document, (c) the ability of Borrower or any Guarantor to perform, in all material respects, its obligations under each of the Loan Documents, or (d) the value of, or cash flow from, the Property.
               5.1.4 Access to the Property. Borrower shall permit agents, representatives and employees of Lender to inspect the Property or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of tenants under their Leases.
               5.1.5 Use of the Property. During the term of the Loan, unless otherwise consented to by Lender in its sole discretion, the Property shall be used solely as a staging area in connection with the construction being performed at the Hard Rock Hotel and Casino on the Hotel/Casino Property, including, without limitation, the erection or construction on the Property of Permitted Temporary Improvements, the paving of one of more areas at the Property for temporary parking and/or the storage at the Property of various construction materials, equipment and/or vehicles. In the event that Borrower shall desire to enter into any agreement with respect to the foregoing uses with the Hotel/Casino Property Owner other than the Temporary REA and any Temporary Easement, such agreement shall be subject to Lender’s prior written approval, not to be unreasonably withheld or delayed. In addition to the foregoing, following the Assumption, if ever, Site Work may be performed at the Six Acre Parcel in accordance with provisions of Section 5.1.21(c) hereof.
               5.1.6 Cooperate in Legal Proceedings. Borrower shall reasonably cooperate fully with Lender with respect to any proceedings before any court, board or other Governmental Authority which in any way materially affects the rights of Lender hereunder or any rights obtained by Lender under any of the other Loan Documents and, in connection therewith, permit Lender, at its election, to participate in any such proceedings.
               5.1.7 Perform Loan Documents. Borrower shall observe, perform and satisfy all the terms, provisions, covenants and conditions of, and shall pay when due all costs, fees and expenses to the extent required under the Loan Documents executed and delivered by, or applicable to, Borrower. Payment of the costs and expenses associated with any of the foregoing shall be in accordance with the terms and provisions of this Agreement, including, without limitation, the provisions of Section 10.13 hereof.
               5.1.8 Award and Insurance Benefits. Subject to the terms of Article VI hereof, Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or Insurance Proceeds to which Lender is entitled under the Loan Documents and which are lawfully or equitably payable in connection with the Property, and Lender shall be reimbursed for any actual, reasonable expenses incurred in connection therewith (including attorneys’ fees and disbursements) out of such Insurance Proceeds or Awards.

               5.1.9 Further Assurances. Borrower shall, at Borrower’s sole cost and expense (subject to the terms and conditions of this Agreement):
                    (a) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the obligations of Borrower under the Loan Documents, as Lender may reasonably require, including, without limitation, if permitted by applicable law, the execution and delivery of all such writings necessary to transfer any Operating Permits with respect to the Property into the name of Lender or its designee after the occurrence of an Event of Default; and
                    (b) do and execute all and such further lawful and reasonable acts, conveyances and assurances for the better and more effective carrying out of the intents and purposes of this Agreement and the other Loan Documents, as Lender shall reasonably require from time to time.
               5.1.10 Mortgage Taxes. Borrower represents that as of the Closing Date Borrower has paid all state, county and municipal recording and all other taxes imposed upon the execution and recordation of the Mortgage.
               5.1.11 Financial Reporting. (a) Borrower will keep and maintain or will cause to be kept and maintained on a Fiscal Year basis, in accordance with GAAP (or such other accounting basis acceptable to Lender), proper and accurate books, records and accounts reflecting all of the financial affairs of Borrower and all items of income and expense in connection with the operation of the Property. Lender shall have the right from time to time at all times during normal business hours upon reasonable notice (which may be verbal) to examine such books, records and accounts at the office of Borrower or any other Person maintaining such books, records and accounts and to make such copies or extracts thereof as Lender shall desire. After the occurrence and during the continuance of an Event of Default, Borrower shall pay any actual costs and expenses incurred by Lender to examine Borrower’s or any Guarantor’s accounting, as Lender shall reasonably determine to be necessary or appropriate in the protection of Lender’s interest.
                    (b) Borrower will furnish to Lender annually, within one hundred twenty (120) days following the end of each Fiscal Year of Borrower, a complete copy of Borrower’s and each Guarantor’s annual financial statements audited by a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender (it being hereby understood and agreed that BDO Seidman, LLP is acceptable to Lender) in accordance with GAAP (or such other accounting basis acceptable to Lender) covering the Property for such Fiscal Year and containing statements of profit and loss for Borrower, each Guarantor and the Property and a balance sheet for Borrower and each Guarantor; provided, however, that in the event that any Guarantor is not otherwise required to, and does not, cause to be prepared such audited financial statements in the ordinary course of its business, it may deliver the unaudited statements which are delivered to its investors or otherwise prepared in the ordinary course of its business, accompanied by the Officer’s Certificate required under subclause (B) below. Such statements of Borrower shall set forth the financial condition and the results of operations for the Property for such Fiscal Year, and shall include, but not be limited to, amounts representing annual Net Operating Income, Gross Income from Operations and Operating Expenses. Borrower’s annual financial statements shall be accompanied by (i) a comparison of the budgeted income and expenses and the actual income and expenses for the prior Fiscal Year, (ii) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (iii) an Officer’s Certificate from Borrower certifying that each annual financial statement presents fairly the financial condition and the results of operations of Borrower and the Property and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a monetary Default or any Event of Default under the Loan Documents and, if a monetary Default or any Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same. Each Guarantor’s annual financial statements shall be accompanied by (A) an unqualified opinion of a “Big Four” accounting firm or other independent certified public accountant reasonably acceptable to Lender, and (B) an Officer’s Certificate certifying that each annual financial statement presents fairly the financial condition and the results of operations of such Guarantor being reported upon and that such financial statements have been prepared in accordance with GAAP and as of the date thereof whether there exists an event or circumstance which constitutes a monetary Default or any Event of Default under the Loan Documents executed and delivered by, or applicable to, such Guarantor, and if a monetary Default or any Event of Default exists, the nature thereof, the period of time it has existed and the action then being taken to remedy the same.
                    (c) Borrower will furnish, or cause to be furnished, to Lender on or before forty-five (45) days after the end of each calendar quarter during the term of the Loan, the following items, accompanied by an Officer’s Certificate stating that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of Borrower and the Property (subject to normal year-end adjustments) as applicable: (i) a rent roll for the subject quarter, if applicable; and (ii) quarterly and year-to-date operating statements (including Capital Expenditures) prepared for each calendar quarter, noting Net Operating Income, Gross Income from Operations and Operating Expenses, each in such form reasonably acceptable to Lender, and, within thirty (30) days following Lender’s reasonable written request, other information necessary and sufficient to fairly represent the financial position and results of operation of the Property during such period, and containing a comparison of budgeted income and expenses and the actual income and expenses together with a detailed explanation of any variances of five percent (5%) or more between budgeted and actual amounts for such periods, all in form satisfactory to Lender. In addition, such Officer’s Certificate shall also state that the representations and warranties of Borrower set forth in Section 4.1.30 hereof are true and correct as of the date of such certificate and that there are no trade payables outstanding for more than sixty (60) days.
                    (d) Within twenty (20) days following the earlier to occur of (1) the commencement of a regular or recurring stream of Gross Income from Operations, and (2) the Lockbox Implementation Date (if either shall ever occur) and thereafter for each Fiscal Year during the term of the Loan, Borrower shall submit to Lender an Annual Budget not later than twenty (20) days prior to the commencement of such Fiscal Year in form reasonably satisfactory to Lender. The Annual Budget shall be subject to Lender’s written reasonable approval (each such Annual Budget, as and when approved or deemed approved pursuant to this Section

5.1.11(d), the “Approved Annual Budget”). Lender’s approval of a proposed Annual Budget shall be deemed to have been given if (i) such proposed Annual Budget is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET AND IF LENDER DOES NOT RESPOND WITHIN TEN (10) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE” and Lender does not respond by approving such proposed Annual Budget or stating in reasonable detail its objections to such proposed Annual Budget within ten (10) Business Days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed Annual Budget within the time period set forth in the foregoing clause (i), Borrower shall re-submit such proposed Annual Budget to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL OF AN ANNUAL BUDGET. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN THREE (3) BUSINESS DAYS” and Lender does not respond to such second submission of such proposed Annual Budget by approving such proposed Annual Budget or stating in reasonable detail its objection thereto within three (3) Business Days of Lender’s receipt of such second submission. In the event that Lender objects to a proposed Annual Budget submitted by Borrower, Lender shall advise Borrower of such objections within ten (10) Business Days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise such Annual Budget and resubmit the same to Lender. Lender shall advise Borrower of any objections to such revised Annual Budget within ten (10) days after receipt thereof (and deliver to Borrower a reasonably detailed description of such objections) and Borrower shall promptly revise (or cause Manager (if applicable) to revise) the same in accordance with the process described in this subsection until Lender approves each Annual Budget. Until such time that Lender approves a proposed Annual Budget (or is deemed to have approved such Annual Budget), the most recently Approved Annual Budget shall apply; provided, that such Approved Annual Budget shall be automatically adjusted (i) to reflect actual increases in Taxes and Insurance Premiums with respect to the Property, (ii) by three percent (3%) on all other items to account for inflation, and (iii) to reflect any expenses that must be incurred on an “emergency basis” in order to prevent the occurrence of any harm to any individuals on the Property or the Property itself or the operation thereof. Notwithstanding the foregoing, if seventy-five percent (75%) of the aggregate amount of costs set forth in a proposed Annual Budget have been approved by Lender, then until such time as Lender approves the entirety of such proposed Annual Budget (or is deemed to have approved the entirety of such proposed Annual Budget in accordance with this Section 5.1.11(d)), (A) such approved portions of such proposed Annual Budget shall apply and shall constitute an “Approved Annual Budget” with respect only to such portions, (B) the remainder of such proposed Annual Budget shall be automatically adjusted as provided in the immediately preceding sentence, and (C) Borrower and Lender shall diligently continue the process of agreeing to the remaining costs as set forth in this Section 5.1.11(d) for the approval of the Annual Budget as a whole.
                    (e) In the event that Borrower must incur any non-recurring extraordinary Operating Expense or Capital Expenditure not set forth in the Approved Annual Budget then in effect (each, an “Extraordinary Expense”), then Borrower shall promptly deliver to Lender a reasonably detailed explanation of such proposed Extraordinary Expense for Lender’s approval. Notwithstanding the foregoing, no prior approval by Lender shall be required for any Extraordinary Expense needed to be incurred immediately to prevent imminent injury to person or damage to property, provided that within three (3) Business Days thereafter Borrower shall provide reasonably satisfactory evidence to Lender to demonstrate the imminent necessity and reasonableness of the Extraordinary Expense incurred.
                    (f) If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrower and one or more Affiliates of Borrower collectively, or the Property and any one or more Related Properties collectively, will be a Significant Obligor, Borrower shall furnish to Lender upon request (i) the selected financial data or, if applicable, Net Operating Income, required under Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization, or (ii) the financial statements required under Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Such financial data or financial statements shall be furnished to Lender (A) within fifteen (15) Business Days after notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each calendar quarter of Borrower, and (C) not later than one hundred twenty (120) days after the end of each calendar year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which a filing pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) is not required. If requested by Lender, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of the Property, but only to the extent such tenant is required to provide such financial data and/or financial statements under its Lease, if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of Affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.
                    (g) All financial data and financial statements provided by Borrower pursuant to Section 5.1.11(f) hereof shall be prepared in accordance with GAAP and shall meet the requirements of Regulation AB and all other applicable Legal Requirements. All financial statements referred to in Section 5.1.11(f) hereof shall be audited by independent accountants of Borrower reasonably acceptable to Lender in accordance with Regulation AB and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance reasonably acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 5.1.11(f) hereof shall be accompanied by an Officer’s Certificate of Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this Section 5.1.11(g).
                    (h) If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other Legal Requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.
                    (i) In the event Lender reasonably determines, in connection with a Securitization, that the financial data and financial statements required in order to comply with Regulation AB or any amendment, modification or replacement thereto or any other Legal Requirements are other than as provided herein, then notwithstanding the provisions of Sections 5.1.11(f) and (g) hereof, Lender may request, and Borrower shall promptly provide, such other financial data and financial statements as Lender determines to be necessary or appropriate for such compliance.
                    (j) Any reports, statements or other information required to be delivered under this Section 5.1.11 shall be delivered (i) in paper form, (ii) on a compact disk or DVD, and (iii) if requested by Lender and within the capabilities of Borrower’s data systems without change or modification thereto, in electronic form and prepared using a spreadsheet program associated with Microsoft Office products or WordPerfect Office products. Borrower agrees that Lender may disclose information regarding the Property and Borrower that is provided to Lender pursuant to this Section 5.1.11 in connection with any Securitization to such parties requesting such information in connection with such Securitization.
               5.1.12 Business and Operations. Borrower will continue to engage in the businesses presently conducted by Borrower as and to the extent the same are necessary for the ownership, maintenance, management and operation of the Property. Borrower will qualify to do business and will remain in good standing under the laws of each jurisdiction as and to the extent the same are required for the ownership, maintenance, management and operation of the Property. Borrower shall timely perform all material obligations under all material contracts to which it is a party.
               5.1.13 Title to the Property. Borrower will warrant and defend (a) the title to the Property, and every part thereof, subject only to Liens permitted hereunder (including Permitted Encumbrances and the asset sales and releases permitted under this Agreement), and (b) the validity and priority of the Liens of the Mortgage and the Assignment of Leases, subject only to Liens permitted hereunder (including Permitted Encumbrances), in each case against the claims of all Persons whomsoever. Borrower shall reimburse Lender for any actual losses, actual costs, actual damages (excluding lost profits, diminution in value and other consequential damages) or reasonable expenses (including reasonable attorneys’ fees and court costs) incurred by Lender if an interest in the Property, other than as permitted hereunder, is claimed by another Person.
               5.1.14 Costs of Enforcement. In the event (a) that the Mortgage is foreclosed in whole or in part or that the Mortgage is put into the hands of an attorney for collection, suit, action or foreclosure, (b) of the foreclosure of any mortgage prior to or subsequent to the Mortgage in which proceeding Lender is made a party, or (c) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its Constituent Members or an assignment by Borrower or any of its Constituent Members for the benefit of its creditors and Lender incurs costs in connection with any such proceeding as a direct or indirect result of the Loan, then, in any of the foregoing instances, Borrower, on behalf of itself and its successors or assigns, shall be chargeable with and shall pay all actual out-of-pocket costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post-judgment action involved therein.
               5.1.15 Estoppel Statement. (a) After request by Lender from time to time, but in no event more than two (2) times in any twelve (12) month period except in connection with a Securitization, Borrower shall within ten (10) Business Days furnish Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Loan, (ii) the Outstanding Principal Balance, (iii) the Applicable Interest Rate, (iv) the date an installment of interest was last paid, (v) any offsets or, to the best of Borrower’s actual knowledge, defenses to the payment of the Debt, if any, and (vi) that the Note, this Agreement, the Mortgage and the other Loan Documents are valid, legal and binding obligations of Borrower and have not been modified or, if modified, giving particulars of such modification.
                    (b) After request by Borrower, but in no event more than two (2) times in any twelve (12) month period, Lender shall within ten (10) Business Days furnish Borrower with a statement, duly acknowledged and certified, stating (i) the Outstanding Principal Balance, (ii) the Applicable Interest Rate, (iii) the date an installment of interest was last paid, and (iv) whether or not Lender has sent any notice of default under the Loan Documents which remains uncured in the opinion of Lender.
                    (c) Borrower shall use commercially reasonable efforts to deliver to Lender within thirty (30) days of receipt of written request, tenant estoppel certificates from each commercial tenant leasing space at the Property, in form and substance reasonably satisfactory to Lender; provided that, except in connection with a Securitization, Borrower shall not be required to deliver such certificates more frequently than once in any calendar year.
               5.1.16 Loan Proceeds. Borrower shall use the proceeds of the Loan only for the purposes set forth in Section 2.1.4 hereof.
               5.1.17 Performance by Borrower. Borrower shall, in a timely manner and in all material respects, observe, perform and fulfill each and every covenant, term and provision of each Loan Document executed and delivered by, or applicable to, Borrower, and shall not enter into or otherwise suffer or permit any amendment, waiver, supplement, termination or other modification of any Loan Document executed and delivered by, or applicable to, Borrower without the prior consent of Lender.
               5.1.18 Confirmation of Representations. Borrower shall deliver, in connection with any Securitization, (a) one or more Officer’s Certificates certifying as to the accuracy of all representations made by Borrower in the Loan Documents as of the date of the closing of such Securitization in all relevant jurisdictions (or if any such representations are no longer accurate, providing an explanation as to the reason for such inaccuracy), and (b) certificates of the relevant Governmental Authorities in all relevant jurisdictions indicating the good standing and qualification of Borrower as of the date of the Securitization.
               5.1.19 No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of the Property (a) with any other real property constituting a tax lot separate from the Property, and (b) which constitutes real property with any portion of the Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such real property portion of the Property.
               5.1.20 Leasing Matters. (a) Borrower shall not enter into any Lease of all or any portion of the Property without Lender’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. Upon request, Borrower shall furnish Lender with executed copies of all Leases. Borrower (i) shall observe and perform the obligations imposed upon the lessor under all Leases in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in all Leases upon the part of the lessee thereunder to be observed or performed in a commercially reasonable manner and in a manner not to impair the value of the Property, except that no termination by Borrower or acceptance of surrender by a tenant of any Lease will be permitted without the consent of Lender; (iii) shall not collect any of the rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any other assignment of lessor’s interest in any Leases or any Rents (except as contemplated by the Loan Documents); and (v) shall not alter, modify or change the terms of any Lease in any material manner, in each of the foregoing instances, without the prior written approval of Lender, not to be unreasonably withheld. To the extent Lender’s approval is required pursuant to this Section 5.1.21, Lender shall endeavor to respond to a request for Lender’s approval within ten (10) Business Days after Borrower’s written request therefor, delivered together with any documents or information required to be provided by Borrower hereunder in connection with Lender’s review of the proposed Lease, Lease amendment or Lease termination. If the correspondence from Borrower requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within ten (10) Business Days after receipt of Borrower’s written request therefor together with the documents and information required above and any other information reasonably requested by Lender in writing prior to the expiration of such ten (10) Business Day period in order to adequately review the same, then Borrower shall re-submit such proposed Lease, Lease amendment or Lease termination and accompanying information to Lender with a request for approval containing the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender does not respond to such second request by approving such proposed Lease, Lease amendment or Lease termination or stating its objection thereto within five (5) Business Days of Lender’s receipt of such second submission, Lender’s approval shall be deemed given.
                    (b) Notwithstanding anything in Section 5.1.20(a) to the contrary, Borrower shall have the right, without Lender’s consent, to grant additional easements or licenses that benefit the Hotel/Casino Property (each a “Temporary Easement”), provided, however, that any such Temporary Easement (or collectively if more than one Temporary Easement has been granted) shall (i) not have a material adverse effect on the value of the Property or the value of either the Five Acre Parcel or the Six Acre Parcel or on Borrower’s ability to repay the Loan, in each instance as reasonably determined by Lender in its sole discretion, and (ii) be terminable by Borrower, its transferees, successors or assigns, including, but not limited to, Lender, without the payment of any fee or penalty, on not more than thirty (30) days prior notice.
               5.1.21 Construction.
                    (a) Other than the erection or construction of any Permitted Temporary Improvement and subject to the provisions of Section 5.1.21(c) hereof, Borrower shall obtain Lender’s prior written approval to the construction of any improvements on the Property, which consent may be given or withheld in Lender’s sole discretion. To the extent Lender’s prior written approval is required pursuant to this Section 5.1.21, Lender shall endeavor to respond to a request for Lender’s approval within fifteen (15) Business Days from receipt of written request and any and all reasonably required information and documentation relating thereto. If the correspondence from Borrower requesting such approval contains the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIFTEEN (15) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender shall fail to respond to or to expressly deny such request for approval in writing (stating in reasonable detail the reason for such disapproval) within fifteen (15) Business Days after receipt of Borrower’s written request therefor together with the documents and information required above and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Business Day period in order to adequately review the same, then Borrower shall re-submit such information and documentation to Lender with a request for approval containing the following statement at the top of the first page thereof in capitalized, boldfaced, 14 point type lettering: “IF YOU FAIL TO RESPOND TO OR TO EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN”, and if Lender does not respond to such second request by approving such request or stating its objection thereto within five (5) Business Days of Lender’s receipt of such second submission, Lender’s approval shall be deemed given. Should Lender fail to approve any such request, Lender shall give Borrower written notice setting forth in reasonable detail the basis for such disapproval. In no event shall Lender require any “consent fee” as a condition to any required approval.
                    (b) Borrower shall have the right, from time to time, to dismantle and/or remove any Permitted Temporary Improvement without Lender’s approval but with prior written notice to Lender, provided that such dismantling and/or removal is not prohibited by any Permitted Encumbrance, Lease or other agreement binding upon Borrower and/or the Property. Notwithstanding anything to the contrary set forth in this Agreement or in any other Loan Document, (i) Borrower shall not commence demolition of any building (including any Permitted Temporary Improvement that constitutes an apartment building and/or the clubhouse that was previously constructed on the Property) on the Property unless and until Borrower has obtained, at its sole cost and expense, and delivered a copy to Lender of, an asbestos survey with respect to the buildings to be demolished, prepared by a firm reasonably acceptable to Lender, that complies with the requirements of the EPA Asbestos Hazard Emergency Response Act, 15 U.S.C. 2641 et seq. promulgated at 40 CFR 763 (an “Asbestos Survey”), and (ii) if any such Asbestos Survey discloses the presence of asbestos and/or any asbestos-containing material, Borrower, at its sole cost and expense, shall cause all demolition activities to comply with the requirements of the EPA National Emission Standard for Hazardous Air Pollutants promulgated at 40 CFR Part 61 for asbestos-containing materials. Additionally, without limiting the generality of the foregoing, any dismantling and/or removal of any of the Permitted Temporary Improvements and any demolition of any other buildings or improvements on the Property shall be subject to the following conditions: (A) Borrower shall have obtained all necessary permits, licenses, consents and other approvals necessary to perform such work and shall furnish same to Lender upon request therefor, (B) Borrower shall perform and complete all such demolition, dismantling or removal, as applicable, in compliance with all applicable laws and regulations and in a Lien-free and good and workmanlike manner, and (C) Borrower shall obtain any additional policies of insurance reasonably required by Lender in connection with such demolition, dismantling and removal and name Lender as an additional insured thereunder.
                    (c) Notwithstanding anything to the contrary contained herein, following the Assumption, if ever, Site Work shall be permitted to be performed at the Six Acre Parcel, provided, however, no Site Work shall commence until (i) there has been submitted to Lender and Lender has approved the plans and specifications for such Site Work, (ii) no Event of Default shall have occurred and be continuing, (iii) all necessary permits, licenses, consents and other approvals necessary to perform the Site Work, if any, shall have been obtained and shall have been furnished to Lender upon request therefor, (iv) all Site Work shall be performed in compliance with all applicable laws and regulations and in a Lien-free and good and workmanlike manner, and (v) any additional policies of insurance reasonably required by Lender in connection with the Site Work shall have been obtained and shall name Lender as an additional insured thereunder.
               5.1.22 Operation of the Property.
                    (a) Borrower shall have the right to self-manage the Property. Without limiting the foregoing, in the event that Borrower elects, in its sole discretion, to engage a Manager, (i) such Manager shall be a Qualified Manager, (ii) such Manager shall enter into a Management Agreement, (iii) no Affiliated Manager shall be entitled to any management or other fees for so long as the Loan is outstanding and any management fee payable to any unaffiliated Manager shall be subject to Lender’s reasonable consent, and (iv) contemporaneously with entering into any Management Agreement, and as a condition thereto, Borrower shall deliver to Lender an Assignment of Management Agreement with respect thereto, executed by Borrower and the Manager thereunder.
                    (b) Without limiting the foregoing, in the event that Borrower shall enter into any Management Agreement, during the term of such Management Agreement, Borrower shall: (i) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Management Agreement and do all things necessary to preserve and to keep unimpaired its material rights thereunder; (ii) promptly notify Lender of any material default under the Management Agreement of which it is aware; (iii) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditures plan, notice, report and estimate received by it under the Management Agreement; and (iv) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed by the Manager under such Management Agreement, in each of the foregoing instances, in a commercially reasonable manner.
               5.1.23 Development and Land Use Notification. Promptly upon receipt thereof, Borrower shall provide Lender with a copy of (i) any notice from Clark County with respect to Borrower’s share of any contribution or other obligation in respect of the Harmon/Lamar Pedestrian Bridge, the Pedestrian Grade Separation System or any other of its obligations under the Development Agreement involving Phase II of the Hard Rock Resort Hotel Project, and (ii) any notice from Clark County with respect to the extension of Rochelle Avenue to Harmon Avenue and/or the extension of Howard Hughes Parkway to Harmon Avenue.
       Section 5.2 Negative Covenants. From the Closing Date until payment and performance in full of all obligations of Borrower under the Loan Documents or the earlier release of the Lien of the Mortgage in accordance with the terms of this Agreement and the other Loan Documents, Borrower covenants and agrees with Lender that it will not do, directly or indirectly, any of the following:
               5.2.1 Operation of the Property.
                    (a) In the event that Borrower shall enter into any Management Agreement, Borrower shall not, without Lender’s prior consent (which consent shall not be unreasonably withheld, conditioned or delayed), modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Management Agreement in any material respect, except that Borrower, without the consent of Lender, may terminate any such Management Agreement to the extent permitted thereunder and in accordance with the terms thereof.
                    (b) Following the occurrence and during the continuance of an Event of Default, Borrower shall not (i) enter into or terminate any Management Agreement, or (ii) exercise any rights, make any decisions, grant any approvals or otherwise take any action under any Management Agreement, in each instance, without the prior consent of Lender, which consent may be withheld in Lender’s sole discretion.

               5.2.2 Liens. Borrower shall not create, incur, assume or suffer to exist any Lien on any portion of the Property or knowingly permit any such action to be taken, except: (i) Permitted Encumbrances; (ii) Liens created by or permitted pursuant to the Loan Documents; and (iii) Liens for Taxes or Other Charges not yet delinquent.
               5.2.3 Dissolution. Borrower shall not (a) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (b) engage in any business activity not related to the ownership and operation of the Property, (c) transfer, lease or sell, in one transaction or any combination of transactions, the assets or all or substantially all of the properties or assets of Borrower except to the extent permitted by the Loan Documents, or (d) modify, amend, waive or terminate (i) its organizational documents in any material respect or in any respect with regard to the provisions concerning Borrower’s status as a Special Purpose Entity, or (ii) its qualification and good standing in any jurisdiction, in each case, without obtaining the prior consent of Lender.
               5.2.4 Change in Business. Borrower shall not enter into any line of business other than the ownership and operation of the Property, or make any material change in the scope or nature of its business objectives, purposes or operations, or undertake or participate in a material manner in activities other than the continuance of its present business.
               5.2.5 Debt Cancellation. Borrower shall not cancel or otherwise forgive or release any material claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.
               5.2.6 Zoning. Borrower shall not initiate or consent to any zoning reclassification of any portion of the Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of the Property in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, in each case, without the prior consent of Lender not to be unreasonably withheld. Borrower shall take no action to cause a change in the classification of the Property as part of the Gaming Enterprise District.
               5.2.7 Removal of FF&E. Except in the ordinary course of business, Borrower shall not remove or transfer any material article of FF&E or other personal property owned by Borrower used in the operation of the Property unless the same is replaced with substantially similar FF&E or is obsolete, without the prior written consent of Lender in each instance, which consent shall not be unreasonably withheld, conditioned or delayed. To the extent Lender’s prior written approval is required pursuant to this Section 5.2.7, Lender shall endeavor to respond to a request for Lender’s approval within five (5) Business Days after Borrower’s written request therefor, delivered together with any documents or information required to be provided by Borrower hereunder in connection with Lender’s review of the proposed action or matter. Lender’s approval of any action or matter requiring Lender’s consent under this Section 5.2.7 shall be deemed to have been given if (i) a request for approval, together with any documents or information required to be provided by Borrower hereunder in connection with Lender’s review of the proposed action or matter, is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR

APPROVAL AND IF LENDER DOES NOT RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN FIVE (5) BUSINESS DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE”, and Lender does not respond by approving such proposed action or matter or stating in reasonable detail its objections to such proposed action or matter within five (5) Business Days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed action or matter within the time period set forth in the foregoing clause (i), Borrower shall re-submit such request to Lender in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN FIVE (5) BUSINESS DAYS”, and Lender does not respond to such second submission by approving such proposed action or matter or stating in reasonable detail its objection thereto within five (5) Business Days of Lender’s receipt of such second submission.
               5.2.8 Principal Place of Business and Organization. Borrower shall not change its principal place of business set forth in the introductory paragraph of this Agreement without first giving Lender thirty (30) days prior notice. Borrower shall not change the place of its organization as set forth in Section 4.1.28 hereof without the consent of Lender, which consent shall not be unreasonably withheld. Upon Lender’s request, Borrower shall execute and deliver additional financing statements, security agreements and other instruments which may be necessary to effectively evidence or perfect Lender’s security interest in the Property as a result of such change of principal place of business or place of organization.
               5.2.9 ERISA. (a) Assuming that Lender is not, and is not lending the assets of, an “employee benefit plan” as defined in Section 3(3) of ERISA, Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA.
                    (b) Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as requested by Lender in its reasonable discretion, that (i) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (ii) none of the assets of Borrower constitute “plan assets” within the meaning of Section 3(3) of ERISA for purposes of any state law provisions regulating investments of, or fiduciary obligations with respect to, governmental plans; and (iii) one or more of the following circumstances is true:
     (A) Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3 101(b)(2);
     (B) Less than twenty five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3 101(f)(2); or

     (C) Borrower qualifies as an “operating company”, a “venture capital operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3 101(c), (d) or (e).
               5.2.10 Transfers. (a) Borrower acknowledges that Lender has examined and relied on the experience of Borrower and its general partners, members, principals and (if Borrower is a trust) beneficial owners, as applicable, in owning and operating properties such as the Property, in agreeing to make the Loan, and will continue to rely on Borrower’s ownership of the Property as a means of maintaining the value of the Property as security for repayment of the Debt and the performance of the obligations contained in the Loan Documents. Borrower acknowledges that Lender has a valid interest in maintaining the value of the Property so as to ensure that, should Borrower default in the repayment of the Debt or the performance of the obligations contained in the Loan Documents, Lender can recover the Debt by a sale of the Property.
          Without the prior consent of Lender and except to the extent otherwise set forth in this Section 5.2.10, Borrower shall not, and shall not permit any Transfer Restricted Party to, (i) sell, convey, mortgage, grant, bargain, encumber, pledge, assign, license, grant options with respect to, or otherwise transfer or dispose of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) the Property or any part thereof or any legal or beneficial interest therein, or (ii) permit a Sale or Pledge of any interest in any Transfer Restricted Party (any of the actions in the foregoing clauses (i) or (ii), a “Transfer”), other than, notwithstanding anything to the contrary contained in this Section 5.2.10, (A) pursuant to Leases of space at the Property to tenants in accordance with the provisions of Section 5.1.20 hereof, (B) a Five Acre Release in accordance with Section 2.5 hereof, (C) Permitted Encumbrances, (D) the issuance of new stock in, the merger or consolidation of, and/or the Sale or Pledge of the stock in, any Publicly Traded Entity who owns a direct or indirect ownership interest in any Transfer Restricted Party, (E) the transfer of indirect ownership interests in Borrower in order to create one or more new mezzanine borrowers for any New Mezzanine Loan as contemplated hereunder, (F) the transfer by deed of the Six Acre Parcel to a Subsidiary Transferee and the subsequent transfer of all of the membership interests held by Borrower in such Subsidiary Transferee, in each instance in accordance with Section 5.2.11(d) hereof, as applicable, and (G) the Assumption; provided, however, that in the case of each of the foregoing clauses (A) – (G), such Transfer shall only be permitted hereunder if it does not violate any Legal Requirements.
                    (b) A Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell the Property or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of the Property for other than actual occupancy by a space tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to any Leases or any Rents; (iii) if a Transfer Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock; (iv) if a Transfer Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation, admission or addition of a general partner or the Sale or Pledge of the general partnership interest of any general partner or any profits or proceeds relating to such partnership interest, or the Sale or Pledge of limited partnership interests or any profits or proceeds relating to such limited partnership interest or the creation or issuance of new limited partnership interests; (v) if a Transfer Restricted Party is a limited liability company, any merger or consolidation or the change, removal, resignation, admission or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of a managing member (or if no managing member, any member) or any profits or proceeds relating to such membership interest, or the Sale or Pledge of non-managing or managing membership interests or the creation or issuance of new non-managing or managing membership interests; or (vi) if a Transfer Restricted Party is a trust or nominee trust, any merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Transfer Restricted Party or the creation or issuance of new legal or beneficial interests.
                    (c) Notwithstanding the provisions of this Section 5.2.10, so long as the following Transfers do not violate any Legal Requirements in any instance, the following Transfers may occur without the consent of Lender or the payment of any transfer or other fee:
     (A) the Transfer of any direct or indirect interest in any Transfer Restricted Party, provided that (1) no Event of Default has occurred and is continuing, (2) (y) one or both Guarantors continue to Control, directly or indirectly, Borrower, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in Borrower, (3) Lender receives (y) at least ten (10) days prior written notice of any such voluntary Transfer and copies of the documents transferring such interest, or (z) written notice of any such involuntary Transfer and copies of the documents transferring such interest within thirty (30) days following such involuntary Transfer, (4) if after such Transfer any Person and its Affiliates collectively would own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of Borrower and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of Borrower, Lender shall have received, prior to such Transfer, an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (5) Borrower delivers to Lender a copy of any consents or approvals required by any Governmental Authority in connection with such Transfer;
     (B) the Transfer of any direct or indirect interest in any Transfer Restricted Party to any other Person who is, as of the Closing Date, a holder of any direct or indirect interest in any Transfer Restricted Party, provided that (1) no Event of Default has occurred and is continuing, (2) (y) one or both Guarantors continue to Control, directly or indirectly, Borrower, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in

Borrower, (3) Lender receives (y) at least ten (10) days prior written notice of any such voluntary Transfer and copies of the documents transferring such interest, or (z) written notice of any such involuntary Transfer and copies of the documents transferring such interest within thirty (30) days following such involuntary Transfer, and (4) Borrower delivers to Lender a copy of any consents or approvals required by any Governmental Authority in connection with such Transfer;
     (C) the Transfer of any direct or indirect interest in any Transfer Restricted Party by inheritance, devise, bequest or operation of law upon the death of a natural person who owned such interest, provided that (1) such Transfer is to a non-minor member of the immediate family of the deceased holder of such interest or a trust established for the benefit of one or more members of the immediate family of the deceased holder of such interest, (2) (y) one or both Guarantors continue to Control, directly or indirectly, Borrower, and (z) one or both Guarantors own, directly or indirectly, at least a fifty-one percent (51%) economic interest in Borrower, (3) such Transfer shall not result in a change of Control of the day-to-day operations of the Property, (4) Lender receives written notice of such Transfer and copies of the documents transferring such interest not later than thirty (30) days following such Transfer, (5) the legal and financial structure of Borrower and the other Transfer Restricted Parties, and the single purpose nature and bankruptcy remoteness of Borrower and the other Transfer Restricted Parties, after such Transfer shall satisfy the applicable provisions of the Loan Documents, including, without limitation, Section 4.1.30 hereof, (6) if after such Transfer any Person and its Affiliates would collectively own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of Borrower and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of Borrower, Lender shall have received an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (7) Borrower delivers to Lender a copy of any consents or approvals required by any Governmental Authority in connection with such Transfer; and
     (D) (1) the merger or consolidation of any Guarantor or any Constituent Member of any Guarantor with or into any other Person, (2) the sale of any Guarantor or substantially all of any Guarantor’s assets to any other Person, or (3) the issuance of new stock or limited partnership or membership interests in, and/or the Sale or Pledge of stock, limited partnership or membership interests in, any Guarantor or any Constituent Member thereof (any of the occurrences in the foregoing clauses (1), (2)

or (3), a “Guarantor Transfer”); provided, that, in each of the foregoing instances, whether or not the applicable Guarantor or the applicable Constituent Member of a Guarantor is or is not a Publicly Traded Company, (I) after giving effect to such Guarantor Transfer, when viewed both individually and together with any prior Guarantor Transfers, (y) the Guarantors, collectively, shall continue to satisfy the Net Worth Requirements, and (z) at least one of the Guarantors shall be a Qualified Real Estate Guarantor, (II) except if the applicable Guarantor or the applicable Constituent Member of a Guarantor is a Publicly Traded Company, Lender receives at least ten (10) days prior written notice of any such Guarantor Transfer, (III) if after such Guarantor Transfer any Person and its Affiliates collectively would own more than forty-nine (49%) in the aggregate of the direct and/or indirect interests of Borrower and as of the Closing Date such Person and its Affiliates collectively owned forty-nine percent (49%) or less in the aggregate of the direct and/or indirect interests of Borrower, Lender shall have received, prior to such Guarantor Transfer, an Additional Insolvency Opinion reasonably satisfactory to Lender and the Rating Agencies and, if a Securitization has occurred, a confirmation in writing from the Rating Agencies to the effect that such Guarantor Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization, and (IV) Borrower delivers to Lender a copy of any consents or approvals required by any Governmental Authority in connection with such Guarantor Transfer.
                        (d) With respect to any Transfer permitted under this Section 5.2.10 or Section 5.2.11 hereof or otherwise consented to by Lender, Borrower shall pay, in addition to any amounts contemplated under Section 2.5 hereof (without duplication), all fees and expenses incurred by Lender in connection with such Transfer, including, without limitation, the cost of any third party reports, reasonable legal fees and expenses, Rating Agency fees and expenses and required legal opinions.
                        (e) Notwithstanding anything to the contrary set forth in this Agreement or in any of the other Loan Documents, Borrower expressly acknowledges and agrees, on behalf of itself and the other Transfer Restricted Parties, that any Transfer or Guarantor Transfer stated to be permitted hereunder or thereunder shall only be permitted if it does not violate any Legal Requirements.
               5.2.11 Assumption. (a) Lender shall permit an assumption of the Loan by Gansevoort Borrower (the “Assumption”) and a release of the Five Acre Parcel from the Liens of the Mortgage and the other Loan Documents in accordance with the provisions of Section 2.5 hereof, in connection with a Transfer of the Six Acre Parcel at any time prior to December 31, 2008 to Gansevoort Borrower, provided that (i) no Event of Default shall have occurred and remain uncured; (ii) the Outstanding Principal Balance shall be, as of the date of the Assumption (taking into account the application of the Five Acre Release Price), not more than $30,000,000.00; (iii) Lender shall have received (A) in connection with any amounts being prepaid to reduce the Outstanding Principal Balance as required by the foregoing Section

5.2.11(a)(ii), including, without limitation, the Five Acre Release Price, payment of all amounts due pursuant to Sections 2.4 and 2.5 hereof (without duplication), and (B) payment of the Assumption Prepayment Fee, (iv) Gansevoort Borrower shall have executed and delivered to Lender a modification of the terms hereof (as more specifically set forth in Section 5.2.11(b) hereof), the Note, the Mortgage and the other Loan Documents in form and substance reasonably acceptable to Lender (provided, however, that any such modification shall not increase the Obligations of Borrower, and shall not include changes to the detriment of Borrower except as set forth in Section 5.2.11(b) hereof and any such changes as are reasonably necessary due to the changed identity of Borrower, the addition of additional property to be owned by Gansevoort Borrower in connection with the project to be developed on the Six Acre Parcel by Gansevoort Borrower and any replacement guarantor); (v) Gansevoort Borrower shall have executed and delivered to Lender an assumption of this Agreement, the Note, the Mortgage and the other Loan Documents in form and substance reasonably acceptable to Lender, which shall include, but not be limited to, remaking the representations contained in Article IV hereof as of the date of the Assumption, evidencing Gansevoort Borrower’s agreement to abide and be bound by the terms of the Note, this Agreement and the other Loan Documents, subject to the provisions of Section 9.4 hereof; (vi) Lender shall have received payment of all fees and expenses incurred in connection with such Transfer and Five Acre Release, including, without limitation, all of Lender’s reasonable out-of-pocket expenses in connection with the approval of such Transfer and Five Acre Release, the cost of any third party reports, legal fees and expenses, Rating Agency fees and expenses and/or required legal opinions; (vii) Lender shall have received payment of a $5,000 application fee (which shall be applied by Lender to pay its out-of-pocket expenses, shall not limit Borrower’s liability for payment of Lender’s out-of-pocket expenses, and shall be non-refundable to Borrower except to the extent of any portion which is not used to cover Lender’s out-of-pocket expenses, which unused portion, if any, shall be returned to Borrower) and Lender shall have received payment of an assumption fee equal to one percent (1.0%) (the “Assumption Fee”) of the Outstanding Principal Balance being assumed pursuant to the Assumption; (viii) Gansevoort Borrower shall have deposited with Lender, in immediately available funds, for deposit by Lender into the Interest Reserve Account, an amount equal to the Debt Service that Lender reasonably estimates will be due and payable during the twelve (12) month period immediately following the date of the Assumption at the Applicable Interest Rate (after giving effect to Section 5.2.11(b)(ii) hereof) for such period; (ix) Gansevoort Borrower shall have delivered to Lender (A) an Additional Insolvency Opinion, in form and substance reasonably satisfactory to Lender and the Rating Agencies (if applicable), (B) a collateral assignment of pool license agreement and a collateral assignment of intellectual property license agreement, each in a form reasonable satisfactory to Lender (it being understood and agreed that the form of same delivered at the Closing shall be reasonably satisfactory to Lender), and (C) collateral assignments of any and all other rights or privileges which are used or may be used by Gansevoort Borrower in connection with its ownership of the Six Acre Parcel, all in form and substance reasonably acceptable to Lender; (x) Lender shall have received reasonably satisfactory evidence of Gansevoort Borrower’s continued compliance with the representations and covenants set forth in Section 4.1.30 and Section 5.2.9 hereof; (xi) Lender shall have received reasonably satisfactory evidence that the single purpose nature and bankruptcy remoteness of Gansevoort Borrower, its shareholders, partners or members, and any Person that, directly or indirectly, through one or more other partnerships, limited liability companies, corporations or other entities is a stockholder, member or partner in Gansevoort Borrower or

Gansevoort Guarantor, as the case may be, following such Transfer are in accordance with the then current standards of Lender and the Rating Agencies; (xii) prior to any release of any Guarantor, Gansevoort Guarantor shall have assumed the Non-Recourse Guaranty executed by Guarantors or executed replacement guaranties reasonably satisfactory to Lender; (xiii) if reasonably required by Lender or by any Rating Agency involved in rating any Securitization involving the Loan, confirmation in writing from the applicable Rating Agency or Rating Agencies to the effect that such Transfer will not result in a re-qualification, reduction or withdrawal of the then current rating assigned to the Securities or any class thereof in any applicable Securitization; (xiv) Gansevoort Borrower shall have deposited with Lender, in immediately available funds, for deposit by Lender into the Tax and Insurance Escrow Account, an amount equal to the Taxes and Insurance Premiums coming due during the twelve (12) month period immediately following the date of the Assumption, which amount thereafter shall constitute a part of the Tax and Insurance Escrow Fund and shall be held and disbursed by Lender as set forth in Section 7.1 hereof; (xv) Gansevoort Borrower shall have obtained (A) rights to use the pool area at the Hard Rock Hotel and Casino upon terms and conditions reasonably acceptable to Lender (it being understood and agreed that rights substantially similar to the rights to use the pool area at the Hard Rock Hotel and Casino granted to Borrower at the Closing shall be reasonably acceptable to Lender), and (B) rights similar to those granted in the IP Sublicense upon terms and conditions reasonably acceptable to Lender (it being understood and agreed that rights substantially similar to those granted to Borrower pursuant to the IP Sublicense shall be reasonably acceptable to Lender), (xvi) no use restriction on gaming activities upon the Six Acre Parcel shall be recorded in connection with the Transfer to Gansevoort Borrower unless such use restriction shall expressly terminate following the foreclosure of the Six Acre Parcel or the consummation of a deed or other transfer in lieu of foreclosure of the Six Acre Parcel (provided, however, no Person acquiring the Six Acre Parcel, or any part thereof, whether through such foreclosure or deed or other transfer in lieu of foreclosure or through the Transfer of the Six Acre Parcel as permitted herein, shall be entitled to use any “Hard Rock” trade name or trademark in connection with any gaming or gaming activities); (xvii) the gross purchase price paid by Gansevoort Borrower to Borrower for the Six Acre Parcel shall be no less than Sixty Million Dollars ($60,000,000) (which shall include any portion of the Loan assumed by Gansevoort Borrower pursuant to the Assumption); and (xviii) Borrower and/or Gansevoort Borrower, as applicable, shall have complied with all other applicable provisions of Section 2.5 hereof (with respect to the Five Acre Release) and Section 5.2.10 hereof (with respect to the Transfer). Provided Gansevoort Borrower has assumed all of Borrower’s obligations and liabilities first arising from and after the date of such Transfer and the related Assumption in a manner reasonably acceptable to Lender, Borrower shall be released from its obligations under the Loan and Loan Documents first arising from and after the date of the Assumption and the Five Acre Parcel shall, in consideration of the payment of the Five Acre Release Price, be released from the lien of the Mortgage and Lender shall, at Borrower’s sole cost and expense, promptly execute any document reasonably required to effectuate such release, including, but not limited to, terminations of any existing UCC-1 financing statements to the extent relating to the Five Acre Parcel. Provided Gansevoort Guarantor: (1) assumes the obligations of Guarantors under the Non-Recourse Guaranty, (2) executes such documents as may be reasonably required by Lender to evidence such assumption, and (3) either obtains and maintains the insurance policy required by Section 6.1(a)(vi) hereof or enters into a hazardous substances/environmental indemnity agreement, in form and substance reasonably acceptable to Lender, in favor of Lender, Guarantors shall be released from and relieved of any of their obligations under this Agreement and the other Loan Documents first arising from and after the date of the Assumption.
                         (b) In connection with the Assumption and as a condition precedent thereto, Lender and Gansevoort Borrower shall enter into a modification of this Agreement, the Mortgage and the other Loan Documents, which modification shall include, but not be limited to, the following terms:
      (i) The Initial Maturity Date shall be the ninth (9th) day of the month immediately following the one year anniversary of the date of the Assumption;
      (ii) The Applicable Interest Rate with respect to the period commencing on the date of the Assumption through the remaining term of the Loan, including any Extension Terms, shall be a fixed rate of Twenty Percent (20%) per annum, subject, however, to Section 2.2.5 hereof, and all provisions governing interest rate caps shall be removed or deemed ineffective; and
      (iii) Subject to the terms and conditions of Section 2.7 hereof, Gansevoort Borrower shall be entitled to extend the term of the Loan beyond the Initial Maturity Date (as revised in clause (i) above) for two successive periods of six (6) months each.
                         (c) In connection with the Assumption, Lender will subordinate the lien of the Mortgage to any reciprocal easement agreement in effect for the benefit of Gansevoort Borrower, among others, or such other reciprocal easement agreement, in each case, approved by Lender, which approval shall not be unreasonably withheld so long as such reciprocal easement agreement does not materially burden in any way any portion of the Property (including, without limitation, the Five Acre Parcel) or the Option Parcel (it being understood and agreed that a restriction on the Five Acre Parcel and/or the Option Parcel (i) prohibiting the sale of condo-hotel and other residential units at a price in excess of $4,000,000 and/or (ii) prohibiting connection through the portion of the pedestrian bridge located on the Six Acre Parcel in the event the Five Acre Parcel or the Option Parcel is sold to certain competitors of Gansevoort Borrower, shall not be considered a material burden, so long as such prohibitions described in the foregoing clauses (i) and/or (ii), as applicable, are terminable unilaterally by the owner of the Six Acre Parcel without the consent of any other Person).
                         (d) With respect to any Transfer of the Six Acre Parcel in connection with an Assumption as contemplated by this Section 5.2.11, Lender hereby acknowledges and agrees that Borrower shall have the right to consummate the Transfer of the Six Acre Parcel through the following process: (i) the formation of a Special Purpose Entity that is a wholly-owned, Delaware limited liability company subsidiary of Borrower, the organizational documentation with respect to which shall be reasonably satisfactory to Lender (a “Subsidiary Transferee”); provided, however, that no Subsidiary Transferee shall be required to have any springing member or any Independent Director or Independent Manager while Subsidiary Transferee is owned by Borrower; and, provided, further, that such Subsidiary Transferee shall be required to satisfy all of the requirements of a Special Purpose Entity, including, without limitation, those relating to any springing member and Independent Directors or Independent Managers, from and after such time as Gansevoort Borrower becomes the owner of all or any portion of the membership interests therein, and (ii) the occurrence of the following events, all of which shall occur substantially contemporaneously through an escrow established with an escrow agent reasonably acceptable to Lender and pursuant to escrow instructions reasonably acceptable to Lender: (A) the transfer by deed of the Six Acre Parcel from Borrower to such Subsidiary Transferee subject to the Mortgage and the other Loan Documents, (B) the immediately subsequent purchase of all of the equity interests held by Borrower in such Subsidiary Transferee by Gansevoort Borrower, and (C) the payment of the applicable Five Acre Release Price and all other amounts due under Section 2.5.1(a) hereof and Section 5.2.11(a) hereof.
               5.2.12 Distributions to Affiliates. Borrower shall not make any distributions to, or otherwise pay any dividends or make any payments to, any Restricted Party, including, without limitation, any payment to any Affiliated Manager under any Management Agreement, unless otherwise approved by Lender in accordance with the terms hereof.
ARTICLE VI.
INSURANCE; CASUALTY; CONDEMNATION; RESTORATION
          Section 6.1 Insurance. (a) Borrower shall obtain and maintain, or cause to be maintained, insurance for Borrower and the Property providing at least the following coverages:
     (i) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Property, such insurance (A) to be on the so-called “occurrence” form with a combined limit of not less than Two Million Dollars ($2,000,000) in the aggregate and One Million Dollars ($1,000,000) per occurrence, with a deductible not to exceed Two Hundred and Fifty Thousand Dollars ($250,000) (and, if on a blanket policy, containing an “Aggregate Per Location” endorsement); (B) to continue at not less than the aforesaid limit until required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) blanket contractual liability for all legal contracts; and (5) contractual liability covering the indemnities contained in Article 8 of the Mortgage to the extent the same is available; gyan
     (ii) at all times during which structural construction, repairs, alterations, dismantling or demolition are being performed at the Property, contractor’s liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy;

     (iii) if Borrower enters into any Lease(s) for all or any portion of the Property, rent loss insurance for the value of the gross rental income projected for a period of eighteen (18) months;
     (iv) worker’s compensation insurance with respect to any employees at the Property, as required by any Governmental Authority or Legal Requirement, and employers practice liability insurance in an amount not less than One Million Dollars ($1,000,000) per occurrence with a deductible not to exceed $350,000;
     (v) umbrella liability insurance in an amount not less than Ten Million Dollars ($10,000,000.00) per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (i) above;
     (vi) environmental coverage, including site clean up and pollution legal liability, with a minimum combined limit of Ten Million Dollars ($10,000,000) per occurrence and in the aggregate, with a deductible/self insured retention not to exceed One Hundred Thousand Dollars ($100,000), which coverage may be provided under a blanket policy together with coverage for the Hotel/Casino Property and other property owned by one or more Affiliates of Borrower;
     (vii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million Dollars ($1,000,000); and
     (viii) upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to the Property located in or around the region in which the Property is located.
                    (b) All insurance provided for in Section 6.1(a) hereof shall be obtained under valid and enforceable policies (collectively, the “Policies” or in the singular, the “Policy”), and shall be subject to the reasonable approval of Lender. Lender’s approval of any insurance shall be deemed to have been given if (i) a request for approval, together with a copy of the applicable proposed insurance and any other documents and information reasonably requested by Lender in writing in order to adequately review the same, is submitted to Lender with a request for approval set forth in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL AND IF LENDER DOES NOT RESPOND TO OR EXPRESSLY DENY THIS REQUEST FOR APPROVAL IN WRITING WITHIN EIGHT (8) DAYS, BORROWER MAY DELIVER A DEEMED APPROVAL NOTICE”, and Lender does not respond by approving such proposed insurance or stating in reasonable detail its objections to such proposed insurance within eight (8) days of Lender’s receipt thereof, and (ii) after Lender’s failure to respond to the initial request for approval of such proposed insurance within the time period set forth in the foregoing clause (i), Borrower shall re-submit such request to Lender in a written notice that states clearly (in 14-point type or larger): “THIS IS A REQUEST FOR APPROVAL. APPROVAL WILL BE DEEMED GIVEN IF LENDER DOES NOT RESPOND WITHIN SEVEN (7) DAYS”, and

Lender does not respond to such second submission by approving such proposed insurance or stating in reasonable detail its objection thereto within seven (7) days of Lender’s receipt of such second submission. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the State and having a claims paying ability rating of (i) “A-” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if they are rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency; (ii) if there are more than one, but less than five, insurance companies collectively issuing the Policies, (y) seventy-five percent (75%) or more of the insured amount shall have a claims paying ability rating of “A” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, and (z) the remaining twenty-five percent (25%) (or lesser remaining amount) of which shall have a claims paying ability rating of “BBB” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, or (iii) if there are five or more insurance companies collectively issuing the Policies, (y) sixty percent (60%) or more of the insured amount shall have a claims paying ability rating of “A” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, and (z) the remaining forty percent (40%) (or lesser remaining amount) of which shall have a claims paying ability rating of “BBB” or better (and the equivalent thereof) by S&P and by (A) at least two (2) of the Rating Agencies rating the Securities (provided that if S&P is rating the Securities, than only by one additional Rating Agency rating the Securities, which shall be Moody’s if Moody’s is rating the Securities), or (B) if only one Rating Agency is rating the Securities, then only by such Rating Agency, and shall also have a rating of “A X” or better by AM Best’s. The Policies described in Section 6.1(a) hereof (other than those strictly limited to liability protection) shall designate Lender as loss payee. Not less than five (5) Business Days prior to the expiration dates of the Policies theretofore furnished to Lender, certificates of insurance evidencing the Policies reasonably satisfactory to Lender and accompanied by evidence reasonably satisfactory to Lender of payment of the premiums due thereunder (the “Insurance Premiums”), shall be delivered by Borrower to Lender.
                    (c) Any blanket insurance Policy shall substantially fulfill the requirements contained herein and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 6.1(a) hereof, and shall only be permitted so long as no Event of Default has occurred and is continuing.

                    (d) All Policies provided for or contemplated by Section 6.1(a) hereof, except for the Policy referenced in Section 6.1(a)(iv) hereof, shall name Borrower as an additional named insured and Lender as an additional insured, as its interests may appear.
                    (e) All property Policies provided for in Section 6.1 hereof shall contain clauses or endorsements to the effect that:
      (i) no act or negligence of Borrower, or anyone acting for Borrower, or of any tenant or other occupant, or failure to comply with the provisions of any Policy, which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned;
      (ii) the Policies shall not be materially changed (other than to increase the coverage provided thereby) or canceled without at least thirty (30) days’ notice to Lender;
      (iii) the issuers thereof shall give notice to Lender if the Policies have not been renewed fifteen (15) days prior to their expiration; and
      (iv) Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.
                    (f) If at any time Lender is not in receipt of written evidence that all Policies are in full force and effect, Lender shall have the right, upon two (2) Business Days’ written notice to Borrower, to take such reasonable action as Lender deems necessary to protect its interest in the Property, including, without limitation, the obtaining of such insurance coverage as Lender in its sole discretion deems appropriate. All premiums incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender within ten (10) days after demand and, until paid, shall be secured by the Mortgage and shall bear interest at the Default Rate from the date of demand.
                    (g) Notwithstanding anything to the contrary set forth herein, proof of all property coverages required under Section 6.1(a) hereof shall be on an Acord 25 Certificate of Liability Insurance or on such other form as is then generally used or is otherwise reasonably acceptable to Lender.
                    (h) Notwithstanding anything to the contrary set forth in this Agreement or the other Loan Documents, Lender agrees that by funding the Loan on the Closing Date, the existing Policies and coverages covering the Property as of the Closing Date are satisfactory to Lender in all respects and are deemed to fully comply with the requirements of this Agreement and the other Loan Documents as of the Closing Date; provided, however, that the foregoing shall not prevent Lender from insisting upon strict compliance with the requirements of this Section 6.1 with respect to any future Policies or coverage.
          Section 6.2 Casualty. If the Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender. Borrower shall not be required to perform any Restoration of any Permitted

Temporary Improvement damaged or destroyed as a result of such Casualty, provided, however, that Borrower shall be required, at its election, and promptly following such Casualty, either to Restore (or cause to be Restored) any damaged Permitted Temporary Improvements or to dismantle and remove (or cause to be dismantled and removed) any damaged Permitted Temporary Improvements that Borrower has elected not to Restore, together with any related debris arising from such Casualty. Borrower shall pay all costs of such Restoration or dismantling and removal, as applicable, whether or not such costs are covered by insurance, it being acknowledged and agreed by Lender, however, that Borrower shall be entitled to keep the proceeds of any property damage insurance carried by Borrower with respect to the Property. Lender may, but shall not be obligated to make proof of loss if not made promptly by Borrower.
          Section 6.3 Condemnation. Borrower shall promptly give Lender notice of the actual or threatened commencement of any proceeding for the Condemnation of the Property or any part thereof and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings with respect to any Condemnation, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including, but not limited to, any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If the Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt. In the event that a Condemnation shall occur, Lender shall be entitled to the entire Award arising therefrom, which Award, net of Lender’s costs of collection, if any, shall be applied by Lender in accordance with Section 2.4.3 hereof toward the payment of the Debt whether or not then due and payable, in such order, priority and proportions as Lender in its sole discretion shall deem proper, or, at the discretion of Lender, the same may be paid, either in whole or in part, to Borrower for such purposes as Lender shall approve, in its reasonable discretion.
ARTICLE VII.
RESERVE FUNDS
          Section 7.1 Tax and Insurance Escrow Fund. On the Closing Date, Borrower deposited with Lender $950,000.00 on account of Taxes coming due after the Closing Date and through the Initial Maturity Date and $0.00 on account of Insurance Premiums coming due after the Closing Date and through the Initial Maturity Date. Additionally, additional amounts may be deposited with Lender from time to time (a) pursuant to Section 2.7.1(f) and/or Section 2.7.2(f) hereof, and/or (b) pursuant to the last sentence of this Section 7.1. All amounts so deposited with Lender shall hereinafter be called the “Tax and Insurance Escrow Fund” and the account in which such amounts are held shall hereinafter be called the “Tax and Insurance Escrow Account”. Lender will apply the Tax and Insurance Escrow Fund to payments of Taxes and Insurance Premiums required to be made by Borrower pursuant to Section 5.1.2 hereof and under the Mortgage. In making any payment relating to the Tax and Insurance Escrow Fund, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. To the extent sufficient amounts have been deposited into the Tax and Insurance Fund with Lender in compliance with this Section 7.1, it shall not be an Event of Default if the Insurance Premiums and/or the Taxes are not paid due to Lender’s failure to apply such amounts to the payment of the Insurance Premiums and the Taxes on the respective dates on which each are due provided that Borrower has not impeded Lender’s attempt to pay such Insurance Premiums or Taxes. Any amount remaining in the Tax and Insurance Escrow Fund after the Debt has been paid in full shall be returned to Borrower. In allocating such excess, Lender may deal with the Person shown on the records of Lender to be the owner of the Property. If at any time Lender reasonably determines that the Tax and Insurance Escrow Fund is not or will not be sufficient to pay any Taxes and/or Insurance Premiums not later than fifteen (15) days prior to the applicable due date thereof, Lender shall notify Borrower in writing of such determination and Borrower shall deliver to Lender, within three (3) Business Days after such notification by Lender, the amount of such insufficiency as reasonably estimated by Lender, which amount Lender shall deposit into the Tax and Insurance Escrow Fund and shall thereafter constitute a part thereof for all purposes under this Agreement and the other Loan Documents.
          Section 7.2 Interest Reserve Fund.
               7.2.1 Deposits to Interest Reserve Account. On the Closing Date, Borrower deposited with Lender the amount of $9,532,222.00 to be held by Lender as additional collateral for the Loan, which amount shall constitute all of the Monthly Interest Payments due on each Payment Date occurring from and after the Closing Date through and including the Initial Maturity Date, assuming that (i) no portion of the Outstanding Principal Balance is prepaid, (ii) the Applicable Interest Rate during such period is LIBOR plus the Spread, and (iii) LIBOR is equal to the Strike Price. Additionally, additional amounts may be deposited with Lender from time to time (a) pursuant to Section 2.6.2(b)(v), Section 2.7.1(e), Section 2.7.2(e) and/or Section 5.2.11(a)(viii) hereof, and/or (b) otherwise at Borrower’s election in its sole discretion from additional equity of Borrower. All amounts so deposited with Lender shall hereinafter be referred to as Borrower’s “Interest Reserve Fund” and the account in which such amounts are held shall hereinafter be referred to as Borrower’s “Interest Reserve Account.”
               7.2.2 Withdrawals from Interest Reserve Account. Provided that no Event of Default shall have occurred and be continuing, if on any Payment Date the funds available in the Cash Management Account are insufficient to pay the Monthly Interest Payment due on such Payment Date, Lender shall automatically, without the necessity of notifying, or obtaining the approval of, Borrower or any other Person, and without Borrower’s request, apply a portion of the Interest Reserve Fund then on deposit to the payment of the Monthly Interest Payment or the portion thereof for which funds in the Cash Management Account are insufficient as aforesaid, as applicable, and the Interest Reserve Fund shall be reduced by an equal amount. Borrower expressly acknowledges and agrees that no disbursements from the Interest Reserve Fund shall be made at any time during which an Event of Default has occurred and is continuing. Notwithstanding the foregoing, Borrower expressly acknowledges and agrees that in the event that on any day on which a Monthly Interest Payment is due and payable (a) an Event of Default has occurred and is continuing, Borrower shall remain liable for the payment of all Monthly Interest Payments as and when due, or (b) the amount of such Monthly Interest Payment exceeds the Interest Reserve Fund then on deposit, Borrower shall remain liable for the difference between such Monthly Interest Payment and the Interest Reserve Fund then on deposit, such difference to be due and payable at the time the Monthly Interest Payment is due and payable. Lender acknowledges that if Lender is obligated to apply Interest Reserve Funds to the payment of any Monthly Interest Payment pursuant to this Section 7.2.2, then the failure of Borrower to pay such Monthly Interest Payment to the extent of such Interest Reserve Fund shall not be deemed an Event of Default.
          Section 7.3 Reserve Funds, Generally.
                    (a) Borrower hereby grants to Lender a first-priority perfected security interest in each of the Reserve Funds held by Lender and any and all monies now or hereafter deposited in each Reserve Fund as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds shall constitute additional security for the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender may, in addition to any and all other rights and remedies available to Lender, apply any sums then present in any or all of the Reserve Funds to the reduction of the Debt in such order, proportion and priority as Lender may determine in its sole discretion, until the Debt is paid in full, with any amounts remaining being disbursed to Borrower. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.
                    (b) Borrower shall not, without obtaining the prior consent of Lender, further pledge, assign or grant any security interest in any Reserve Fund or the monies deposited therein or permit any lien or encumbrance to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto.
                    (c) The Reserve Funds shall be held in an Eligible Account in Permitted Investments pursuant to the Cash Management Agreement. All interest or other earnings on a Reserve Fund (with the exception of the Tax and Insurance Escrow Fund) shall be added to and become a part of such Reserve Fund and shall be disbursed in the same manner as other monies deposited in such Reserve Fund, except that all interest or other earnings on the Tax and Insurance Escrow Fund shall be retained by Lender. Borrower shall have the right to direct Lender to invest sums on deposit in the Eligible Account in Permitted Investments provided (i) such investments are then regularly offered by Lender for accounts of this size, category and type, (ii) such investments are permitted by applicable Legal Requirements, (iii) the maturity date of the Permitted Investment is not later than the date on which the applicable Reserve Fund is required for payment of an obligation for which such Reserve Fund was created, and (iv) no Event of Default shall have occurred and be continuing. Borrower shall be responsible for payment of any federal, state or local income or other tax applicable to the interest or income earned on the Reserve Funds (with the exception of the Tax and Insurance

Escrow Fund). No other investments of the sums on deposit in the Reserve Funds shall be permitted except as set forth in this Section 7.3. Borrower shall bear all reasonable costs associated with the investment of the sums in the account in Permitted Investments. Such costs shall be deducted from the income or earnings on such investment, if any, and to the extent such income or earnings shall not be sufficient to pay such costs, such costs shall be paid by Borrower promptly on demand by Lender. Lender shall have no liability for the rate of return earned or losses incurred on the investment of the sums in Permitted Investments.
                   (d) Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, third party claims, demands, liabilities, actual losses, actual damages (excluding lost profits, diminution in value and other consequential damages), obligations and reasonable costs and expenses (including litigation costs and reasonable attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds held by Lender or the performance of the obligations for which the Reserve Funds were established, excluding matters arising from Lender’s or its agents’ fraud, willful misconduct, illegal acts or gross negligence. Borrower shall assign to Lender all rights and claims Borrower may have against all Persons supplying labor, materials or other services which are to be paid from or secured by the Reserve Funds; provided, however, that Lender may not pursue any such right or claim unless an Event of Default has occurred and remains uncured.
ARTICLE VIII.
DEFAULTS
          Section 8.1 Event of Default. (a) Each of the following events shall constitute an event of default hereunder (an “Event of Default”):
     (i) if (A) the Debt is not paid in full on the Maturity Date, (B) any Monthly Interest Payment or any required monthly deposit to any Reserve Fund is not paid in full on or before the related Payment Date, or (C) any other portion of the Debt is not paid within three (3) Business Days following notice to Borrower that the same is due and payable;
     (ii) if any of the Taxes or Other Charges are not paid prior to the date upon which any interest or late charges shall begin to accrue thereon, subject to Section 7.1 hereof;
     (iii) if the Policies are not kept in full force and effect or if Borrower terminates, amends, modifies or fails to strictly enforce the material provisions of the Insurance Agreement without the prior written consent of Lender;
     (iv) if Borrower Transfers or otherwise encumbers any portion of the Property or any interest therein, or any direct or indirect interest in any Transfer Restricted Party is Transferred, in each instance, in violation of the provisions of this Agreement and not otherwise consented to by Lender;
     (v) if any representation or warranty made by Borrower herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished to Lender by or on behalf of

Borrower or any Restricted Party shall have been false or misleading in any material respect as of the date the representation or warranty was made, provided, however, if such representation or warranty is susceptible of being cured, and Lender has not theretofore materially adversely relied thereon, Borrower shall have the right to cure such representation or warranty within ten (10) Business Days of notice thereof;
     (vi) if Borrower or any Guarantor shall make an assignment for the benefit of any creditor (other than Lender);
     (vii) if a receiver, liquidator or trustee shall be appointed for Borrower or any Guarantor, or if Borrower or any Guarantor shall be adjudicated a bankrupt or insolvent, or if any petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal or state law, shall be filed by or against, consented to, or acquiesced in by, Borrower or any Guarantor, or if any proceeding for the dissolution or liquidation of Borrower or any Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by Borrower or any Guarantor, upon the same not being discharged, stayed or dismissed within ninety (90) days, and provided that such appointment was not initiated by Lender;
     (viii) if Borrower attempts to assign its rights under this Agreement or any of the other Loan Documents or any interest herein or therein in contravention of the Loan Documents;
     (ix) if Borrower breaches any of its negative covenants contained in Section 5.2 hereof or any covenant contained in Section 4.1.30 or Section 5.1.11 hereof, provided, however, that, unless otherwise addressed in any other clause of this Section 8.1(a), a breach of any covenant contained in Section 4.1.30, Section 5.1.11 or Section 5.2 hereof shall not constitute an Event of Default if (A) such breach is immaterial, inadvertent and non-recurring, (B) such breach is curable, (C) Borrower shall promptly cure such breach within thirty (30) days after notice thereof from Lender, and (D) with respect to a material breach of any material covenant contained in Section 4.1.30 hereof, within fifteen (15) Business Days of the request of Lender, Borrower delivers to Lender an Additional Insolvency Opinion, or a modification of the Insolvency Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Insolvency Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;
     (x) with respect to any term, covenant or provision set forth herein which specifically contains a notice requirement or grace period, if Borrower shall be in default under such term, covenant or condition after the giving of such notice or the expiration of such grace period;

     (xi) if any of the assumptions contained in the Insolvency Opinion delivered to Lender in connection with the Loan, or in any Additional Insolvency Opinion delivered subsequent to the closing of the Loan, is or shall become untrue in any material respect;
     (xii) if Borrower fails to comply in any material respect with the covenants as to Prescribed Laws set forth in Section 5.1.1 hereof and such failure to comply continues after ten (10) Business Days notice thereof;
     (xiii) if Borrower shall continue to be in Default under any of the other terms, covenants or conditions of this Agreement or any other Loan Document, in each instance, not specified in subsections (i) to (xii) above, for ten (10) Business Days after notice to Borrower from Lender, in the case of any Default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other Default; provided, however, that if any such non-monetary Default is susceptible of cure but cannot reasonably be cured within such thirty (30) day period, and provided further that Borrower shall have commenced to cure such Default within such thirty (30) day period and thereafter diligently and expeditiously proceed to cure the same, such thirty (30) day period shall be extended for such time as is reasonably necessary for Borrower in the exercise of due diligence to cure such Default, such additional period not to exceed ninety (90) days, subject to Excusable Delay
     (xiv) the occurrence of any event that is expressly specified to be an Event of Default in this Agreement or any other Loan Document; or
     (xv) if any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate the maturity of any portion of the Debt or to permit Lender to accelerate the maturity of all or any portion of the Debt.
                    (b) Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in clauses (vi) or (vii) above) and at any time thereafter, in addition to any other rights or remedies available to it pursuant to this Agreement and the other Loan Documents or at law or in equity, to the extent permitted by applicable law, Lender may take such action, without notice or demand, that Lender deems advisable to protect and enforce its rights against Borrower and in and to the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in the Loan Documents against Borrower and/or the Property, including, without limitation, all rights or remedies available at law or in equity; and upon any Event of Default described in clauses (vi) or (vii) above, the Debt and all Other Obligations of Borrower hereunder and under the other Loan Documents shall, to the extent permitted by applicable law, immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in any other Loan Document to the contrary notwithstanding.

          Section 8.2 Remedies.
                    (a) Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement or any of the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents, in each case to the extent permitted by applicable law. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth herein or in the other Loan Documents. Without limiting the generality of the foregoing, Borrower agrees, to the extent permitted by applicable law, that if an Event of Default is continuing (i) Lender shall not be subject to any “one action” or “election of remedies” law or rule, and (ii) all liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Property and any other collateral and the Mortgage has been foreclosed, sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. Additionally, during the continuance of an Event of Default, Lender shall have the right to exercise its rights under the Option Agreement.
                    (b) During the continuance of an Event of Default, with respect to Borrower and the Property, to the extent permitted by applicable law, Lender shall have the right from time to time to partially foreclose the Mortgage in any manner and for any amounts secured by the Mortgage then due and payable as determined by Lender in its sole discretion, including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of interest, Lender may foreclose the Mortgage to recover such delinquent payments, and/or (ii) in the event Lender elects to accelerate less than the entire Outstanding Principal Balance, Lender may foreclose the Mortgage to recover so much of the Outstanding Principal Balance as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect in its sole discretion. Notwithstanding one or more partial foreclosures, the Property and any other collateral shall remain subject to the Mortgage to secure payment of sums secured by the Mortgage and not previously recovered.
                    (c) Lender shall have the right, at Lender’s sole cost and expense except during the continuance of an Event of Default, in which event the same shall be at Borrower’s sole cost and expense, from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder, provided that Borrower’s liability or obligation shall not be increased by such severance. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall reasonably request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until five (5) Business Days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Except as may be required in connection with a Securitization and expressly provided pursuant to Section 9.1 hereof, (i) Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents, and (ii) the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents (modified to reflect the current status of such representations and warranties) and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.
                    (d) The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon.
                    (e) To the extent permitted by applicable law, any amounts recovered from the Property or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or to any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.
ARTICLE IX.
SPECIAL PROVISIONS
          Section 9.1 Sale of Note and Securitization.
                    (a) Borrower acknowledges and agrees that Lender may sell all or any portion of the Loan and the Loan Documents, or require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or issue one or more participations therein and/or syndicate the Loan, which restructuring may include the restructuring of a portion of the Loan into one or more mezzanine loans to the direct and/or indirect owners of the equity interests in Borrower as reasonably, mutually determined by Lender and Borrower, secured by a pledge of such interests, or consummate one or more private or public securitizations of rated single- or multi-class securities (the “Securities”) secured by or evidencing ownership interests in all or any portion of the Loan and the Loan Documents or a pool of assets that include the Loan and the Loan Documents (such sales, participations and/or securitizations, collectively, a “Securitization”). At the request of Lender, and to the extent not already required to be provided by Borrower under this Agreement, Borrower shall use commercially reasonable good faith efforts to provide information not in the possession of Lender or which may be reasonably required by Lender in order to satisfy the market standards to which Lender customarily adheres or which may be reasonably required by prospective investors and/or the Rating Agencies in connection with any such Securitization, including, without limitation, to:
     (i) provide additional and/or updated Provided Information or other information with respect to the Property reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies, together with, if customary or if otherwise requested by any Rating Agency, appropriate verification and/or consents related to the Provided Information through letters of auditors or opinions of counsel of independent attorneys reasonably acceptable to Lender and the Rating Agencies;
     (ii) review descriptive materials for presentations to any or all of the Rating Agencies, and work with third-party service providers engaged to obtain, collect, and deliver information reasonably requested or reasonably required by Lender, prospective investors or the Rating Agencies;
     (iii) if required by any Rating Agency, (i) deliver updated opinions of counsel as to non-consolidation, due execution and enforceability with respect to the Property, Borrower, any Guarantor, any of their respective Affiliates and the Loan Documents, and (ii) amend the Special Purpose Entity provisions of the organizational documents for Borrower, which counsel opinions and amendments to the organizational documents shall be reasonably satisfactory to Lender and the Rating Agencies;
     (iv) if required by any Rating Agency, use commercially reasonable efforts to deliver such additional tenant estoppel letters, subordination agreements and/or other agreements from parties to agreements that affect the Property, which estoppel letters, subordination agreements and other agreements shall be reasonably satisfactory to Lender and the Rating Agencies;
     (v) provide, as of the closing date of the Securitization, updated representations and warranties made in the Loan Documents as may be reasonably requested by Lender or the Rating Agencies and consistent with the facts covered by such representations and warranties made in the Loan Documents to the extent they are true as of the closing of the Securitization;
     (vi) execute such amendments to the Loan Documents as may be reasonably requested by Lender or the Rating Agencies to effect the Securitization and/or deliver one or more new component notes to replace any original note or modify any original note to reflect multiple components of the Loan (and such new notes or modified note shall have the same initial weighted average coupon of the original note, but such new notes or modified note may change the interest rate of the Loan), and modify the Cash Management Agreement with respect to the newly created components such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan, provided, however, that (i) such new notes or modified note will not change the interest rate, the stated maturity or the amortization of principal set forth in the Note unless the varying interest rates shall have the same initial weighted average coupon of the original Note, (ii) such amendments to the Loan Documents or the new notes or modified note will not modify or amend any other economic or material term of the Loan in a manner materially adverse to Borrower or Guarantors or any of their respective Constituent Members, and (iii) such amendments to the Loan Documents will not materially increase Borrower’s or Guarantors’ obligations and liabilities under the Loan Documents or materially decrease the rights of Borrower under the Loan Documents;
     (vii) if requested by Lender, review any information regarding the Property, Borrower, any Manager (if applicable) and/or the Loan which is contained in any preliminary or final private placement memorandum, prospectus, prospectus supplement (including any amendment or supplement to either thereof), or other disclosure document to be used by Lender or any affiliate thereof; and
     (viii) supply to Lender such documentation, financial statements and reports concerning Borrower, any Guarantor, the Loan and/or the Property in form and substance required in order to comply with any applicable securities laws.
                    (b) Lender shall pay all reasonable third party costs and expenses (including the fees and expenses of Lender’s legal counsel, but excluding the fees and expenses of Borrower’s legal counsel) in excess of Twenty Thousand Dollars ($20,000) incurred by Borrower in connection with Borrower complying with requests made under this Section 9.1 and/or under Section 9.2 hereof, provided, however, the fees and expenses of Borrower’s legal counsel and Borrower’s administrative costs shall not be included in such amount and Borrower shall remain at all times responsible for the fees and expenses of its legal counsel and its own administrative costs. In addition to the foregoing, Lender expressly acknowledges and agrees that Borrower shall not be required to pay any Rating Agency surveillance charges.
                    (c) Notwithstanding anything to the contrary contained in this Agreement, in the event of a Securitization that involves a participation or restructuring into one or more New Mezzanine Loans, Borrower shall not be required to deliver Rating Agency confirmations in accordance with the terms and conditions of this Agreement at any time that rated Securities are not outstanding.
          Section 9.2 Re-Dating. In connection with a Securitization or other sale of all or a portion of the Loan, Lender shall have the right to modify all operative dates (including, but not limited to, payment dates, interest period start dates and end dates, etc.) under the Loan

Documents, by up to ten (10) days (such action and all related action is a “Re-Dating”) so long as such modification shall not have a materially adverse effect on Borrower. Borrower shall cooperate with Lender to implement any Re-Dating. If Borrower fails to cooperate with Lender within ten (10) Business Days of written request by Lender, Lender is hereby appointed as Borrower’s attorney-in-fact to execute any and all documents necessary to accomplish the Re-Dating, the foregoing power of attorney being coupled with an interest.
          Section 9.3 Securitization Indemnification. (a) Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in Disclosure Documents in connection with the Securitization and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization. In the event that the Disclosure Document is required to be revised prior to the sale of all Securities, Borrower will cooperate with the holder(s) of the Note in updating the Disclosure Document by providing all current information necessary to keep the Disclosure Document accurate and complete in all material respects.
                    (b) Upon Lender’s reasonable request, Borrower shall provide in connection with each of (i) a preliminary and a final private placement memorandum or (ii) a preliminary and final prospectus or prospectus supplement, as applicable, an agreement (A) certifying that Borrower has examined such Disclosure Documents specified by Lender and that to Borrower’s actual knowledge, each such Disclosure Document, as it relates to Borrower, Borrower’s Affiliates, Guarantors, the Property, any Manager (if applicable) and/or the Loan, does not contain any untrue statement of a material fact or omit to state a material fact in Borrower’s actual knowledge necessary in order to make the statements made, in the light of the circumstances under which they were made, not materially misleading, (B) indemnifying Lender, Credit Suisse (whether or not it is Lender), any Affiliate of Lender or Credit Suisse that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of Lender or Credit Suisse that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, any other co-underwriters, co-placement agents or co-initial purchasers of Securities issued in the Securitization, and each of their respective officers, directors, partners, employees, representatives, agents and Affiliates and each Person or entity who controls any such Person within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Indemnified Persons”), for any out-of-pocket losses, third party claims, actual damages (but not lost revenues, diminution in value and other consequential damages) or liabilities (collectively, the “Liabilities”) to which any such Indemnified Person may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in any such Disclosure Document specified by Lender for Borrower’s review, as it relates to Borrower, Borrower’s Affiliates, Guarantors, the Property, any Manager (if applicable) and/or the Loan, known by Borrower to be untrue or arise out of or are based upon the omission or alleged omission to state therein a material fact in Borrower’s actual knowledge, required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and (C) agreeing to reimburse each Indemnified Person for any reasonable legal or other reasonable expenses reasonably incurred by such Indemnified Person in connection with investigating or defending the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (B) or (C) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrower in connection with the preparation of any Disclosure Document(s) or in connection with the underwriting or closing of the Loan or in the ordinary course of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property. This indemnity agreement will be in addition to any liability which Borrower may otherwise have. Moreover, the indemnification provided for in clauses (B) and (C) above shall be effective whether or not a separate indemnification agreement is provided.
                    (c) In connection with Exchange Act Filings, Borrower shall (i) indemnify the Indemnified Persons for Liabilities to which any such Indemnified Persons may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in any Disclosure Documents specified by Lender for Borrower’s review, as it relates to Borrower, Borrower’s Affiliates, Guarantors, the Property, any Manager (if applicable) and/or the Loan, or the omission or alleged omission to state in any such Disclosure Document a material fact in Borrower’s actual knowledge, required to be stated in such Disclosure Document in order to make the statements in such Disclosure Document, in light of the circumstances under which they were made, not misleading, and (ii) reimburse each Indemnified Person for any reasonable legal or other expenses reasonably incurred by such Indemnified Person in connection with defending or investigating the Liabilities; provided, however, that Borrower will be liable in any such case under clauses (i) or (ii) above only to the extent that any such Liabilities arise out of or are based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by Borrower in connection with the preparation of any Disclosure Document(s) or in connection with the underwriting or closing of the Loan or in the ordinary course of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property.
                    (d) Promptly after receipt by an Indemnified Person under this Section 9.3 of notice of the commencement of any action, such Indemnified Person will, if a claim in respect thereof is to be made against Borrower under this Section 9.3, notify Borrower in writing of the commencement thereof, but the omission to so notify Borrower will not relieve Borrower from any liability which Borrower may have to any Indemnified Person hereunder except to the extent that such failure to notify causes material prejudice to Borrower. In the event that any action is brought against any Indemnified Person, and it notifies Borrower of the commencement thereof, Borrower will be entitled to participate therein and, to the extent that Borrower may elect by written notice delivered to such Indemnified Person promptly after receiving the aforesaid notice from such Indemnified Person, to assume the defense thereof with counsel reasonably satisfactory to such Indemnified Person. After notice from Borrower to such Indemnified Person under this Section 9.3, such Indemnified Person shall pay for any legal or other expenses subsequently incurred by such Indemnified Person in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the Indemnified Person and Borrower and the Indemnified Person shall have reasonably concluded that there are any legal defenses available to it and/or other

Indemnified Persons that are different from or additional to those available to Borrower, the Indemnified Person(s) shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Person(s) at the cost of Borrower. Borrower shall not be liable for the expenses of more than one separate counsel unless any Indemnified Person shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another Indemnified Person.
                    (e) Without the prior consent of Credit Suisse or Lender, as applicable (which consent shall not be unreasonably withheld), Borrower shall not settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any Indemnified Person is an actual or potential party to such claim, action, suit or proceeding) unless Borrower shall have given Credit Suisse or Lender, as applicable, reasonable prior notice thereof and shall have obtained an unconditional release of each Indemnified Person hereunder from all liability arising out of such claim, action, suit or proceeding. As long as Borrower has complied with its obligation to defend and indemnify hereunder, Borrower shall not be liable for any settlement made by any Indemnified Person without the consent of Borrower (which consent shall not be unreasonably withheld).
                    (f) Borrower agrees that if any indemnification or reimbursement sought pursuant to this Section 9.3 is finally judicially determined to be unavailable for any reason or is insufficient to hold any Indemnified Person harmless (with respect only to the Liabilities that are the subject of this Section 9.3), then Borrower, on the one hand, and such Indemnified Person, on the other hand, shall contribute to the Liabilities for which such indemnification or reimbursement is held unavailable or is insufficient: (i) in such proportion as is appropriate to reflect the relative benefits to Borrower, on the one hand, and such Indemnified Person, on the other hand, from the transactions to which such indemnification or reimbursement relates; or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative faults of Borrower, on the one hand, and all Indemnified Persons, on the other hand, as well as any other equitable considerations. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (A) Lender’s and Borrower’s relative knowledge and access to information concerning the matter with respect to which the claim was asserted; and (B) the opportunity to correct and prevent any statement or omission. Notwithstanding the provisions of this Section 9.3, no Person found liable for a fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any other Person who is not also found liable for such fraudulent misrepresentation.
                    (g) Borrower agrees that the indemnification, contribution and reimbursement obligations set forth in this Section 9.3 shall apply whether or not any Indemnified Person is a formal party to any lawsuits, claims or other proceedings. Borrower further agrees that the Indemnified Persons are intended third party beneficiaries under this Section 9.3.

                    (h) Subject to the provisions of Section 9.4 hereof, the liabilities and obligations of Borrower and Lender under this Section 9.3 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
          Section 9.4 Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Mortgage or the other Loan Documents by any action or proceeding wherein a money judgment shall be sought against Borrower, except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Mortgage and the other Loan Documents, or in the Property, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Property, the Rents and in any other collateral given by it to Lender, and Lender, by accepting the Note, this Agreement, the Mortgage and the other Loan Documents, agrees that it shall not sue for, seek or demand any deficiency judgment against Borrower in any such action or proceeding under, or by reason of, or in connection with, the Note, this Agreement, the Mortgage or the other Loan Documents. The provisions of this Section shall not, however, (a) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (b) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under the Mortgage; (c) affect the validity or enforceability of or any guaranty made in connection with the Loan, including, without limitation, the Non-Recourse Guaranty, or any of the rights and remedies of Lender thereunder; (d) impair the right of Lender to obtain the appointment of a receiver; (e) impair the enforcement of the Assignment of Leases; (f) constitute a prohibition against Lender seeking a deficiency judgment against Borrower in order to fully realize the security granted by the Mortgage or commencing any other appropriate action or proceeding in order for Lender to exercise its remedies against the Property; or (g) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any actual loss, damage (excluding any lost revenue, diminution of value (except in the case of clause (xiii) below) and other consequential damages), reasonable cost, reasonable expense, liability, claim or other obligation incurred by Lender (including attorneys’ fees and costs reasonably incurred, and in connection with the underpayment of any tax, penalties and interest) arising out of or in connection with the following:
     (i) fraud or intentional misrepresentation by Borrower, any Guarantor or any of their respective principals, officers, agents or employees in connection with the Loan;
     (ii) physical waste to the Property arising from the intentional misconduct or gross negligence of Borrower, any Guarantor or any of their respective principals, officers, agents or employees and/or any removal of any asset forming a part of the Property in violation of this Agreement or the other Loan Documents;
     (iii) Intentionally Omitted;

     (iv) the misappropriation or conversion by Borrower, by any Person Controlled by Borrower, including, without limitation, any Affiliated Manager (if applicable), by any agent of Borrower, or by any other Person with whom Borrower shall collude or cooperate, of (A) any Insurance Proceeds, to the extent so misappropriated or converted; (B) any Awards received in connection with a Condemnation, to the extent so misappropriated or converted; (C) any Rents or other Gross Income from Operations not delivered to Lender following and during the continuance of an Event of Default and not otherwise used to pay actual, customary Operating Expenses reflected on the Approved Annual Budget then in effect, in each of the foregoing instances, to the extent so misappropriated or converted; (D) any Rents paid more than one (1) month in advance in violation of this Agreement or the other Loan Documents, to the extent so misappropriated or converted; and/or (E) any security deposits, to the extent so misappropriated or converted;
     (v) the failure to pay (or to deposit into the Reserve Funds amounts sufficient to pay) all Taxes and all other costs giving rise to any Lien on any portion of the Property with priority over or equal to the Lien of the Loan Documents in violation of this Agreement or the other Loan Documents;
     (vi) if Borrower fails to maintain its status as a Special Purpose Entity as required pursuant to the terms hereof;
     (vii) if Borrower fails to obtain Lender’s consent to any subordinate financing, deed of trust, mortgage or other voluntary Lien encumbering the Property other than Permitted Encumbrances;
     (viii) the failure to maintain insurance coverage under blanket insurance policies to the extent permitted under this Agreement;
     (ix) if any of the restrictions to Transfer set forth in Section 5.2.10 hereof or in any of the other Loan Documents are violated;
     (x) as a result of the imposition of any tax provided in NRS §§375.020 and 375.023 with respect to (A) Borrower’s acquisition of the Property, and (B) HRHH Adjacent Buyer, LLC’s acquisition of the membership interests in Borrower from HRHH Development, the prior owner of the Property, immediately following HRHH Development’s deeding of the Property to Borrower, provided, however, that any liability under this clause (x) shall terminate upon the payment in full of the Debt;
     (xi) as a result of Borrower Transferring or attempting to Transfer the Six Acre Parcel in accordance with the procedures set forth in Section 5.2.11(d) hereof, rather than pursuant to a customary direct deed transfer, including, without limitation, (A) the imposition of any tax (including interest and penalties) provided in NRS §§375.020 and 375.023, (B) in connection with any Bankruptcy Action filed by or against any Subsidiary Transferee prior to or following the consummation of such sale, and/or (C) in connection with any delay in accomplishing any of the steps identified in said Section 5.2.11(d) hereof;
     (xii) if, following the foreclosure of the Property or the consummation of a deed or other transfer in lieu of foreclosure of the Property, including, without limitation, the transfer of the ownership interests in Borrower or in a Subsidiary Transferee in lieu of foreclosure of the Property, Borrower or Guarantors shall fail to cause to be dismantled and removed from the Property all Permitted Temporary Improvements and any related debris within sixty (60) days following Lender’s written request, which may be given at any time following the Termination Date;
     (xiii) if (A) the Property does not constitute one or more separate tax lots or constitutes a portion of any tax lot with any other real property that is not part of the Property, or (B) the Option Parcel does not constitute one or more separate tax lots or constitutes a portion of any tax lot with any other real property that is not part of the Option Parcel, provided, however, that any liability under this clause (xiii) automatically shall terminate upon the issuance of one or more separate tax lot numbers covering the entire Property and one or more separate tax lot numbers covering the entire Option Parcel (and Borrower’s provision to Lender of reasonable evidence of same) and issuance of a “separate tax lot” endorsement to the Title Insurance Policy, in form and substance reasonably acceptable to Lender;
     (xiv) the failure to obtain and maintain at all times during the term of the Loan, including Extension Terms, the insurance policy required by Section 6.1(a)(vi) hereof in accordance with the provisions of Section 6.1 hereof; and/or
     (xv) the failure to timely deposit any additional amounts into the Interest Reserve Account required by the Loan Documents, provided, however, that this clause (xv) shall not apply to any additional deposit required in connection with Section 2.7.1 hereof, Section 2.7.2 hereof or Section 5.2.11 hereof.
          Notwithstanding anything to the contrary in this Agreement, the Note or any of the other Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt secured by the Mortgage or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event of: (i) Borrower or both Guarantors filing a voluntary petition under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; or (ii) the filing of an involuntary petition against Borrower or both Guarantors under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law by or on behalf of any Person other than Lender, and such petition is not dismissed within ninety (90) days after filing, or Borrower, or any Affiliate thereof who Controls Borrower, or both Guarantors, solicit or cause to be solicited petitioning creditors for any involuntary petition against Borrower or both Guarantors from any Person (other than if requested to do so by or on behalf of Lender); (iii) Borrower or both Guarantors filing an answer consenting to, or Borrower or both Guarantors, or any Affiliate of any of them who Controls Borrower, otherwise consenting to or acquiescing or joining in, any involuntary petition filed against Borrower or both Guarantors, by any other Person (other than if filed by or on behalf of Lender) under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law; (iv) Borrower or both Guarantors, or any Affiliate of any of them who Controls Borrower, consenting to or acquiescing or joining in an application for the appointment of a custodian, receiver, trustee or examiner for Borrower or any portion of the Property (other than any such appointment at the request or petition of Lender); or (v) Borrower or both Guarantors voluntarily making an assignment for the benefit of creditors (other than Lender), or admitting, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due; unless, in the case of any of the foregoing clauses (i), (ii), (iii), (iv) or (v) as it relates to or affects both Guarantors, one or more guarantors acceptable to Lender in its sole discretion remains or becomes a guarantor of the Loan.
          Notwithstanding anything to the contrary in this Agreement or any other Loan Document, and except for (1) Guarantors’ obligations under the Non-Recourse Guaranty, and (2) with respect to the DLJ Guarantor, DLJ Merchant Banking Partners IV, L.P., MBP IV Plan Investors, L.P., DLJMB HRH Co-Investments, L.P., DLJ Offshore Partners IV, L.P., and DLJ Merchant Banking Partners IV (Pacific), L.P. (such limited partnerships, collectively, the “DLJMB Parties”), as provided in that certain commitment letter of the DLJMB Parties of even date herewith addressed to the DLJ Guarantor, no present or future Constituent Member in Borrower, nor any present or future shareholder, officer, director, employee, trustee, beneficiary, advisor, member, partner, principal, participant or agent of or in Borrower or of or in any Person that is or becomes a Constituent Member in Borrower, shall have any personal liability, directly or indirectly, under or in connection with this Agreement or any of the other Loan Documents, or any amendment or amendments to any of the foregoing made at any time or times, heretofore or hereafter, and Lender on behalf of itself and its successors and assigns, hereby waives any and all such personal liability. In addition, Lender, for itself and its successors and assigns, acknowledges and agrees that neither Borrower, nor any Constituent Member, nor any other party, is assuming any personal liability, directly or indirectly, under or in connection with any agreement, lease, instrument, claim or right constituting a part of the Property or to which the Property is now or hereafter subject, except as may be expressly set forth therein.
          For purposes of this Agreement and each of the other Loan Documents, neither the negative capital account of any Constituent Member in Borrower nor any obligation of any Constituent Member in Borrower to restore a negative capital account or to contribute or loan capital to Borrower or to any other Constituent Member in Borrower shall at any time be deemed to be the property or an asset of Borrower (or any such other Constituent Member) and neither Lender nor any of its successors or assigns shall have any right to collect, enforce or proceed against any Constituent Member with respect to any such negative capital account or obligation to restore, contribute or loan.
          Section 9.5 Matters Concerning Manager. In the event that Borrower shall enter into any Management Agreement, if (a) an Event of Default occurs and is continuing, (b) the Manager thereunder shall become bankrupt or insolvent, or (c) the Manager thereunder commits fraud, gross negligence, willful misconduct or misappropriation of funds with respect to

Borrower and/or the Property or any material default otherwise occurs under such Management Agreement beyond any applicable grace and cure periods, Borrower shall, at the request of Lender, terminate such Management Agreement.
          Section 9.6 Servicer. (a) At the option of Lender, the Loan may be serviced by a servicer/trustee (the “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to the Servicer pursuant to a servicing agreement (the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for any set up fees or any other initial costs relating to or arising under the Servicing Agreement nor shall Borrower be responsible for payment of the monthly servicing fee due to the Servicer under the Servicing Agreement.
               (b) Lender shall endeavor in good faith (without liability for failure to do so) to provide Borrower with notification of any change in the Person servicing the Loan; provided that it is expressly acknowledged and agreed by Lender that it shall not constitute a Default or Event of Default hereunder if due to such failure to provide notification Borrower sends any payments required to be made hereunder to Lender or any predecessor Person servicing the Loan.
          Section 9.7 Restructuring of Loan. Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right at any time, at Lender’s sole cost and expense, to require Borrower to restructure the Loan into multiple notes (which may include component notes and/or senior and junior notes) and/or to create participation interests in the Loan, which restructuring may include the restructuring of a portion of the Loan to one or more mezzanine loans (each, a “New Mezzanine Loan”) to the direct and/or indirect owners of the equity interests in Borrower as reasonably, mutually determined by Lender and Borrower, secured by a pledge of such interests, the establishment of different interest rates for the Loan and any New Mezzanine Loan(s) and the payment of the Loan and any New Mezzanine Loan(s) in such order of priority as may be designated by Lender; provided, that (i) the total amounts of the Loan and any New Mezzanine Loan(s) immediately following such restructuring shall equal the amount of the Loan and any previously existing New Mezzanine Loan(s), if any, immediately prior to the restructuring, (ii) the weighted average spread above LIBOR of the Loan and any New Mezzanine Loan(s), if any, immediately following such restructuring, shall, in the aggregate, equal the weighted average spread for all of the Loan and any previously existing New Mezzanine Loan(s), if any, immediately prior to the restructuring, and (iii) the debt service payments on the Loan and any New Mezzanine Loan(s), if any, as calculated immediately following such restructuring, shall equal the aggregate debt service payments which would have been payable under the Loan and any previously existing New Mezzanine Loan(s), if any, had the restructuring not occurred. Borrower shall cooperate with all reasonable requests of Lender in order to restructure the Loan and/or to create and/or restructure one or more New Mezzanine Loan(s), if applicable, and shall, upon fifteen (15) Business Days written notice from Lender, which notice shall include the forms of documents for which Lender is requesting execution and delivery, (A) execute and deliver such documents, including, without limitation, in the case of any New Mezzanine Loan, a mezzanine note, a mezzanine loan agreement, a pledge and security agreement and a mezzanine cash management agreement, (B) cause Borrower’s counsel to deliver such legal opinions, and (C) create such a bankruptcy remote borrower under each New Mezzanine Loan as, in each of the case of clauses (A), (B) and

(C) above, shall be reasonably required by Lender and required by any Rating Agency in connection therewith, all in form and substance reasonably satisfactory to Lender, including, without limitation, the severance of this Agreement, the Mortgage and the other Loan Documents if requested by Lender. Except as may be required in connection with a Securitization pursuant to Section 9.1 hereof, Borrower shall not be obligated to pay any costs or expenses incurred in connection with any such restructuring as set forth in this Section 9.7. In the event Borrower fails to execute and deliver such documents to Lender within five (5) Business Days following such written notice by Lender, and Lender sends a second notice to Borrower with respect to the delivery of such documents containing a legend clearly marked in not less than fourteen (14) point bold face type, underlined, in all capital letters “POWER OF ATTORNEY IN FAVOR OF LENDER DEEMED EFFECTIVE FOR EXECUTION AND DELIVERY OF DOCUMENTS IF NO RESPONSE WITHIN 5 BUSINESS DAYS”, Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such transactions, Borrower ratifying all that such attorney shall do by virtue thereof, if Borrower fails to execute and deliver such documents within five (5) Business Days of receipt of such second notice. It shall be an Event of Default if Borrower fails to comply with any of the terms, covenants or conditions of this Section 9.7 after the expiration of five (5) Business Days after the second notice thereof.
ARTICLE X.
MISCELLANEOUS
          Section 10.1 Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth herein or in the other Loan Documents. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.
          Section 10.2 Lender’s Discretion. Whenever pursuant to this Agreement, Lender exercises any right given to it to approve or disapprove, or any arrangement or term is to be satisfactory to Lender, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory shall (except as is otherwise specifically herein provided) be in the sole discretion of Lender and shall be final and conclusive. Whenever this Agreement expressly provides that Lender may not unreasonably withhold its consent or its approval of an arrangement or term, such provisions shall also be deemed to prohibit Lender from unreasonably delaying or conditioning such consent or approval. Prior to a Securitization, whenever pursuant to this Agreement the Rating Agencies are given any right to approve or disapprove, or any arrangement or term is to be satisfactory to the Rating Agencies, the decision of Lender to approve or disapprove or to decide whether arrangements or terms are satisfactory or not satisfactory, based upon Lender’s determination of Rating Agency criteria, shall be substituted therefor.

          Section 10.3 Governing Law.
               (a) THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE LOAN DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS IN ANY REAL PROPERTY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE REAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
               (b) ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL, AT LENDER’S OPTION, BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER WAIVES ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CT CORPORATION SYSTEM
111 EIGHTH AVENUE
NEW YORK, NEW YORK 10011
AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.
          Section 10.4 Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Note or any other Loan Document, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.
          Section 10.5 Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under the Note or under any other Loan Document, or under any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note or any other Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note or the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.
          Section 10.6 Notices. Except as otherwise required by applicable law, all notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (each, a “Notice”) shall be given in writing and shall be effective for all purposes if (a) hand delivered, (b) sent by reputable overnight courier, (c) sent by (i) certified or registered United States mail, postage prepaid, return receipt requested or (ii) expedited prepaid delivery service, either commercial or United States Postal Service, with proof of attempted delivery, or (d) sent by telecopier (with answer back acknowledged and followed by a hard copy via one of the other methods described above), addressed as follows (or to such other address and Person as shall be designated from time to time by any party hereto, as the case may be, in a Notice to the other parties hereto in the manner provided for in this Section 10.6):
If to Lender:	Column Financial, Inc. 11 Madison Avenue New York, New York 10010 Attention: Elizabeth Verri Facsimile No.: (212) 325-8717

with a copy to:	Column Financial, Inc. One Madison Avenue New York, New York 10019 Legal and Compliance Department Attention: Casey McCutcheon, Esq. Facsimile No.: (917) 326-8433

with a copy to:	Thelen Reid Brown Raysman & Steiner LLP 875 Third Avenue New York, New York 10022 Attention: Jeffrey B. Steiner, Esq. Facsimile No.: (212) 603-2001 Hard Rock/Rand Peppas

with a copy to	NRFC UL Holdings, LLC c/o Northstar Realty Finance Corp. 399 Park Avenue, 18th Floor New York, NY 10022 Attention: Aaron Davis Facsimile: (212) 547-2718

with a copy to:	DLA Piper US LLP 550 S. Hope Street, Suit e2300 Los Angeles, CA 90071 Attention: Mark Nelson, Esq. Facsimile: (213) 330-7621

If to Borrower:	Morgans Hotel Group Co. 475 Tenth Avenue New York, New York 10018 Re: Hard Rock Attention: Marc Gordon, Chief Investment Officer Facsimile No.: (212) 277-4201

With a copy to:	Morgans Hotel Group Co. 475 Tenth Avenue New York, New York 10018 Re: Hard Rock Attention: David Smail Facsimile No.: (212) 277-4172

With a copy to:	DLJ Merchant Banking Partners 11 Madison Avenue New York, New York 10010 Attention: Ryan Sprott Facsimile No.: (212) 743-1667

With a copy to:	Latham & Watkins LLP 885 Third Avenue Suite 1000 New York, New York 10022 Attention: Michelle Kelban, Esq. Facsimile No.: (212) 751-4864

With a copy to:	Latham & Watkins LLP 355 South Grand Avenue Los Angeles, California 90071 Attention: Tom Sadler, Esq. Facsimile No.: (213) 891-8763
A Notice shall be deemed to have been given: in the case of hand delivery or delivery by a reputable overnight courier, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of expedited prepaid delivery and telecopy, upon the first attempted delivery on a Business Day; or in the case of telecopy, upon sender’s receipt of a machine-generated confirmation of successful transmission on a Business Day after advice by telephone to recipient that a telecopy Notice is forthcoming; provided, that within three (3) Business Days thereafter, a hard copy of such Notice shall have been delivered pursuant to the provisions of clause (a), (b) or (c) of this Section 10.6. Any failure to deliver a Notice by reason of a change of address not given in accordance with this Section 10.6, or any refusal to accept a Notice, shall be deemed to have been given when delivery was attempted. Any Notice required or permitted to be given by any party hereunder or under any other Loan Document may be given by its respective counsel. Additionally, any Notice required or permitted to be given by Lender hereunder or under any other Loan Document may also be given by the Servicer. Notwithstanding anything to the contrary set forth herein, no Notice to Lender shall be effective unless copies of such Notice are delivered contemporaneously to all parties designated to receive copies of Notices to Lender in this Section 10.6 in accordance with the provisions of this Section 10.6.
          Section 10.7 Trial by Jury. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER EACH HEREBY AGREES NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND

WAIVES ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
          Section 10.8 Headings The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.
          Section 10.9 Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
          Section 10.10 Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the Obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.
          Section 10.11 Waiver of Notice. Borrower hereby expressly waives, and shall not be entitled to, any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provide for the giving of notice by Lender to Borrower and except with respect to matters for which Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice.
          Section 10.12 Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by law or under this Agreement or the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment.

          Section 10.13 Expenses; Indemnity. (a) Borrower covenants and agrees to pay or, if Borrower fails to pay, to reimburse, Lender, within ten (10) days of receipt of notice from Lender, for all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Lender in connection with (i) Borrower’s ongoing performance of and compliance with Borrower’s agreements and covenants contained in this Agreement and the other Loan Documents on its part to be performed or complied with after the Closing Date, including, without limitation, confirming compliance with environmental and insurance requirements; (ii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications to this Agreement and the other Loan Documents and any other documents or matters requested by or benefiting Borrower; (iii) securing Borrower’s compliance with its obligations pursuant to the provisions of this Agreement and the other Loan Documents; (iv) the filing and recording fees and expenses, title insurance and reasonable fees and expenses of counsel for providing to Lender all required legal opinions, and other similar expenses incurred in creating and perfecting the Liens in favor of Lender pursuant to this Agreement and the other Loan Documents; (v) all fees payable hereunder; (vi) subject to the terms hereof, enforcing or preserving any rights, either in response to third party claims or in prosecuting or defending any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the other Loan Documents, the Property or any other security given for the Loan; and (vii) enforcing any obligations of or collecting any payments due from Borrower under this Agreement or the other Loan Documents or with respect to the Property or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or of any insolvency or bankruptcy proceedings; provided, however, that Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender. Notwithstanding the provisions set forth in this Section 10.13(a) or in any other provision of this Agreement or the other Loan Documents, in the event that (A) Lender employs counsel to collect the Debt, protect or foreclose the Mortgage or as otherwise permitted in this Agreement and the other Loan Documents and (B) Lender has sold or transferred any interest in the Note, then Borrower shall only be responsible for the attorneys’ fees and expenses of the counsel of NRFC UL, LLC and Column Financial, Inc. or any permitted successor thereto or assignee thereof with respect to their respective entire interests in the Loan, as the initial participants under the Loan.
               (b) Borrower shall indemnify, defend and hold harmless Lender from and against any and all other liabilities, obligations, out-of-pocket losses, actual damages (but not lost revenues, diminution in value and other consequential damages), penalties, actions, judgments, third party suits, third party claims, reasonable costs, reasonable expenses and disbursements of any kind or nature whatsoever (including, without limitation, the reasonable fees and disbursements of counsel for Lender in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto), that may be imposed on, incurred by, or asserted against Lender in any manner relating to or arising out of (i) any breach by Borrower of its obligations under, or any material misrepresentation by Borrower contained in, this Agreement or the other Loan Documents, or (ii) the use or intended use of the proceeds of the Loan (collectively, the “Indemnified Liabilities”); provided, however, that Borrower shall not have any obligation to Lender hereunder to the extent that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of Lender. To the extent that the undertaking to indemnify, defend and hold harmless set forth in the preceding sentence may be unenforceable because it violates any law or public policy, Borrower shall pay the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Lender.
               (c) Borrower covenants and agrees to pay for or, if Borrower fails to pay, to reimburse Lender for, any fees and expenses incurred by any Rating Agency in connection with any consent, approval, waiver or confirmation obtained from such Rating Agency and required pursuant to the terms and conditions of this Agreement or any other Loan Document in connection with any request or approval sought by Borrower, and Lender shall be entitled to require payment of such fees and expenses as a condition precedent to the obtaining of any such consent, approval, waiver or confirmation; provided, however, that Lender expressly acknowledges and agrees that Borrower shall not be required to pay any Rating Agency surveillance charges.
          Section 10.14 Schedules and Exhibits Incorporated. The Schedules and Exhibits annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.
          Section 10.15 Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower to the extent permitted by applicable law.
          Section 10.16 No Joint Venture or Partnership; No Third Party Beneficiaries.
               (a) Borrower and Lender intend that the relationships created hereunder and under the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender nor to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.
               (b) This Agreement and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder and/or to disbursements from the Reserve Funds are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan and/or will refuse to make any disbursement from any Reserve Fund in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.
               (c) Without limiting the generality of Section 10.16(a) hereof, Borrower expressly acknowledges and agrees that: (i) DLJ Merchant Banking, Inc. is an affiliate of Lender and various of its indirect subsidiaries and/or affiliates own indirect ownership interests in Borrower (the “DLJ Entities”), and (ii) neither the Lender named herein nor any successor or assign thereof shall have any liability to Borrower as a result of such relationship between Lender and the DLJ Entities, including, without limitation, under any theory of lender liability.
          Section 10.17 Publicity and Confidentiality(a) . All news releases, publicity or advertising by Borrower or its Affiliates through any media intended to reach the general public which refers to the Loan Documents or the financing evidenced by the Loan Documents or to Lender, Credit Suisse or any of their Affiliates shall be subject to the prior approval of Lender not to be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, disclosure required by applicable state or federal securities laws, rules or regulations or other applicable Legal Requirements, shall not be subject to Lender’s prior written approval.
               (b) Lender (and any participant under the Loan and their respective Affiliates) agrees to treat the Loan, the Loan Documents and all financial statements and other information obtained by Lender (and any participant under the Loan and their respective Affiliates) with respect to any Guarantor and/or Borrower (collectively, the “Confidential Information”) as confidential, provided, that: (i) the Confidential Information may be disclosed to the employees, legal counsel, accountants, consultants, prospective partners and lenders of Lender (and any participant under the Loan and their respective Affiliates) who are advised of the confidential nature of such Confidential Information; and (ii) Lender (and any participant under the Loan and their respective Affiliates) may be requested or required, as a result of its status as a publicly traded company, by law, regulation, supervisory authority or other applicable judicial or governmental order to disclose any Confidential Information. In the event of an occurrence described in clause (ii) above, Lender (and any participant under the Loan and their respective Affiliates) shall provide Borrower and Guarantors with prompt notice of such request or requirement so that Borrower and/or any Guarantor may seek an appropriate protective order. If, failing the entry of a protective order within the time frame given to Lender (or any participant under the Loan or their respective Affiliates, as applicable) to respond to such request or requirement, Lender (or any participant under the Loan or their respective Affiliates, as applicable) is, in the opinion of its counsel, compelled to disclose Confidential Information, Lender (and any participant under the Loan and their respective Affiliates, as applicable) may disclose that portion of the Confidential Information that its counsel advises that it is compelled to disclose and will reasonably cooperate with Borrower and Guarantors in their efforts to obtain a protective order or other reliable assurance that only the designated portion of the Confidential Information will be disclosed. Notwithstanding anything to the contrary set forth above or in any other Loan Document, Lender (and any participant under the Loan and their respective Affiliates) shall be entitled to disclose any and all terms of any Loan Document if Lender (or any participant under the Loan or their respective Affiliates), in its sole discretion, deems it necessary or appropriate under the rules and regulations of the United States Securities and Exchange Commission and/or the New York Stock Exchange.

          Section 10.18 Waiver of Marshalling of Assets. To the fullest extent permitted by law, Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of Borrower, Borrower’s partners and others with interests in Borrower, and of the Property, or to a sale in inverse order of alienation in the event of foreclosure of the Mortgage, and agrees not to assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property for the collection of the Debt without any prior or different resort for collection or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
          Section 10.19 Waiver of Counterclaim. To the fullest extent permitted by law, Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents or otherwise to offset any Obligations under the Loan Documents. No failure by Lender to perform any of its obligations hereunder shall be a valid defense to, or result in any offset against, any payments which Borrower is obligated to make under any of the Loan Documents.
          Section 10.20 Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of the Loan Documents and that such Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the businesses of Borrower or its Affiliates.
          Section 10.21 Brokers and Financial Advisors.
               (a) Borrower hereby represents that neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Borrower hereby agrees to indemnify, defend and hold Lender harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Lender’s reasonable attorneys’ fees and expenses (but only for one (1) set of attorneys)) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Borrower or an Affiliate of Borrower in connection with the transactions contemplated herein. The provisions of this Section 10.21(a) shall survive the expiration and termination of this Agreement and the payment of the Debt.
               (b) Lender hereby represents that neither it nor any of its Affiliates has dealt with any financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the transactions contemplated by this Agreement. Lender hereby agrees to indemnify, defend and hold Borrower harmless from and against any and all third-party claims, liabilities, out-of-pocket costs and reasonable expenses of any kind (including Borrower’s reasonable attorneys’ fees and expenses (but only for one (1) set of attorneys)) in any way relating to or arising from a claim by any Person that such Person acted on behalf of Lender or an Affiliate of Lender in connection with the transactions contemplated herein. The provisions of this Section 10.21(b) shall survive the expiration and termination of this Agreement and the payment of the Debt.
          Section 10.22 Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
          Section 10.23 Certain Additional Rights of Lender (VCOC). Notwithstanding anything to the contrary contained in this Agreement, Lender shall have:
               (a) the right to routinely consult with and advise Borrower’s management regarding the significant business activities and business and financial developments of Borrower; provided, however, that such consultations shall not include discussions of environmental compliance programs or disposal of hazardous substances. Consultation meetings should occur on a regular basis (no less frequently than quarterly) with Lender having the right to call special meetings at any reasonable times and upon reasonable advance notice;
               (b) the right, in accordance with the terms of this Agreement, to examine the books and records of Borrower at any reasonable times upon reasonable notice;
               (c) the right, in accordance with the terms of this Agreement, including, without limitation, Section 5.1.11 hereof, to receive monthly, quarterly and year-end financial reports, including balance sheets, statements of income, shareholder’s equity and cash flow, a management report and schedules of outstanding indebtedness; and
               (d) the right, without restricting any other rights of Lender under this Agreement (including any similar right), to approve any acquisition by Borrower of any other significant property (other than (i) personal property required for the day to day operation of the Property and (ii) to the extent any such acquisition is contemplated in the Approved Annual Budget then in effect).
          The rights described above in this Section 10.23 may be exercised by any entity which owns and Controls, directly or indirectly, substantially all of the interests in Lender.

          Section 10.24 Note Register. Lender (as agent for Borrower) shall maintain a register (the “Register”) for the recordation of the names and addresses of Lender and any successors and assigns and the principal amount of the Loan owing to Lender from time to time. Provided Lender (as agent for Borrower) maintains such Register and enters assignments by Lender of any obligations hereunder in the manner herein required, the entries in the Register shall be conclusive, in the absence of manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register as the owner of the Loan or other obligation hereunder for all purposes of this Agreement, notwithstanding any notice to the contrary. Any assignment of any obligation hereunder shall be effective only upon appropriate entries with respect thereto being made in the Register. The Register shall be available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice.
ARTICLE XI.
INTENTIONALLY OMITTED
ARTICLE XII.
RIGHT OF FIRST OFFER
          Section 12.1 Right of First Offer. Prior to seeking any Refinancing Loan and/or any commitment for a Refinancing Loan, Borrower shall first notify Credit Suisse in writing (the “Right of First Offer Notice”) of its intention to obtain any such Refinancing Loan, which Right of First Offer Notice shall (a) contain the Material Economic Terms which Borrower would, in good faith, expect to receive in the market for loans similar in type to the Refinancing Loan being sought, and (b) offer (in each case, a “Right of First Offer”) to Credit Suisse the opportunity to consider whether or not Credit Suisse (or an Affiliate thereof) will provide the Refinancing Loan on Material Economic Terms substantially similar to the Material Economic Terms contained in the Right of First Offer Notice. For the purposes of this Article XII, “Material Economic Terms” shall mean, collectively, the term of the facility, the approximate amount of the facility, the type of facility (i.e., fixed rate v. floating rate; interest only v. amortization), interest rate, points and other fees, guarantors and types of guaranty agreements, use of deposits/reserves, required equity, and net worth and liquidity requirements. For purposes only of this Article XII, the term “Credit Suisse” shall also include any Affiliate of Credit Suisse.
          Section 12.2 Right of First Offer Procedure. The Right of First Offer shall be subject to the procedure set forth below.
               (a) As and when Borrower determines that it will seek to obtain a Refinancing Loan, Borrower shall promptly send to Credit Suisse the Right of First Offer Notice.
               (b) Upon receipt of the Right of First Offer Notice, Credit Suisse shall have the right to request all information and materials relating to Borrower, its direct and indirect principals and the Property that Credit Suisse shall reasonably require in order to evaluate whether or not it will seek to obtain the requisite internal approvals (the “Internal Approvals”) to extend a Refinancing Loan (collectively, the “Right of First Offer Information and

Materials”) and Borrower hereby agrees to cooperate with Credit Suisse in all reasonable respects in connection with providing the Right of First Offer Information and Materials. Such request for the Right of First Offer Information and Materials shall be made within five (5) Business Days of Credit Suisse’s receipt of the Right of First Offer Notice.
               (c) If Credit Suisse is not willing to consider the Refinancing Loan, Credit Suisse shall, prior to the expiration of the period ending thirty (30) days after Credit Suisse’s receipt of the Right of First Offer Information and Materials, deliver to Borrower a written notice to such effect (“Lender’s Rejection Notice”). Upon receipt of Lender’s Rejection Notice, Borrower shall then have the right to solicit Third Party Lenders to provide a Refinancing Loan.
               (d) If Credit Suisse is willing to consider the Refinancing Loan, Credit Suisse shall, prior to the expiration of the period ending thirty (30) days after Credit Suisse’s receipt of the Right of First Offer Information and Materials, deliver to Borrower a term sheet containing Material Economic Terms substantially similar to the Material Economic Terms contained in the Right of First Offer Notice upon which Credit Suisse is prepared to seek the Internal Approvals to extend the Refinancing Loan (the “ROFO Term Sheet”), it being understood that such ROFO Term Sheet shall not be binding upon Credit Suisse and shall in no event be deemed a commitment by Credit Suisse to lend. If Credit Suisse does not deliver a ROFO Term Sheet within such thirty (30) day period, Credit Suisse shall be deemed to be unwilling to provide the Refinancing Loan on the Material Economic Terms contained in the Right of First Offer Notice and the terms and conditions of clause (c) above shall be applicable.
               (e) Credit Suisse shall not be liable in any manner whatsoever for (i) failure to deliver any notice or documents specified herein or (ii) its failure to continue to consider whether or not it will commit to extend the Refinancing Loan.
          Section 12.3 Application to Credit Suisse. Borrower expressly acknowledges and agrees that Borrower shall afford the rights under this Article XII to Credit Suisse whether or not Credit Suisse or any Affiliate thereof is then “Lender” under this Agreement and the other Loan Documents and Credit Suisse is an express third party beneficiary of this Article XII.
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          IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

HRHH DEVELOPMENT TRANSFEREE, LLC, a Delaware limited liability company
By:	/s/ RICHARD SZYMANSKI
	Name:	Richard Szymanski
	Title:	Vice President

COLUMN FINANCIAL, INC., a Delaware corporation
By:	/s/ JACLYN JESBERGER
	Name:	Jaclyn Jesberger
	Title:	Vice President

Schedules
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